                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-83307
PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED OCTOBER 7, 1999)


                                     GLOBAL TELESYSTEMS GROUP, INC.
[GLOBAL TELESYSTEMS
GROUP, INC. LOGO]                             COMMON STOCK
                                            ($.10 PAR VALUE)

                             ---------------------

     This supplement amends and supplements certain information contained in the accompanying prospectus, dated October 7, 1999, relating to the potential sale from time to time of up to 18,161,160 shares of our common stock. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplements to the prospectus. The matters addressed in this supplement supersede any contrary statements contained in the prospectus.

     The table in the accompanying prospectus under the caption "Selling Stockholders" shall be deleted in its entirety and replaced with the following:

     The table below has been prepared on the basis of information furnished to us by or on behalf of the selling stockholders.

                                        NUMBER OF SHARES
       NAME OF BENEFICIAL OWNER          BEING OFFERED
       ------------------------         ----------------
Steven F. Andrews.....................       774,573
Christophe Beaune.....................        26,835
Gerard Caccappolo.....................     1,440,475
Laurent Desportes.....................       271,806
Stephane Goerlinger...................        16,038
Pierre Goubet.........................         9,736
John A. Green.........................       408,389
Gilles Jannez.........................        19,327
In Touch Telecom Europe B.V...........       313,868
Jean-Pierre Le Rudulier...............        17,314
Jan Locber............................     4,122,700
Peter J. Magnus.......................       448,468
Antonin Martenne-Duplan...............        54,148
Florent Martenne-Duplan...............       218,352
Magali Martenne-Duplan................        54,148
Sebastien Martenne-Duplan.............        54,148
Alain Nicolazzi.......................       345,704
Camille Nicolazzi.....................        11,382
Marie Nicolazzi.......................        11,382
Remi Nicolazzi........................        11,382
Eric Node-Langlois....................        32,091
Bruce C. Rudy.........................       388,206
Societe Civile Financiere des
  Marais..............................       266,952
Societe Civile Hesperia...............       261,676
Societe Civile Nicom
  Investissements.....................     1,862,550
Societe Civile Spi & Ailes............        11,646
John A. Shearing......................       462,750
H. Brian Thompson.....................       736,056
Nationale Maatschappij der Belgische
  Spoorwegen/Societe Nationale des
  Chemins de Fer Belge................     2,150,380
Jan G. deWispelaere...................       380,177
Phillippe Ait Yahia...................       211,324

                                        NUMBER OF SHARES
       NAME OF BENEFICIAL OWNER          BEING OFFERED
       ------------------------         ----------------
Samuel Ait Yahia......................        11,644
Laurent Barthelemy....................           642
Stephane Beucher......................         1,738
Martine Bourgade......................           686
Bruno Chabert.........................         1,187
Francois Chevallier...................         1,408
Franck Chon...........................         2,515
Stephane Cohen........................         1,325
Frederic Coudray......................         2,908
Marc Duhamel..........................         1,392
Rudy Dujardin.........................            54
Anne-Francoise Fauve..................           694
Nelly Ferreira........................           244
Laurent Gaulard.......................           295
Laurent Grill.........................           448
Elisa Isidoro.........................         2,516
Gilles Kelaidites.....................         6,930
Pascal Larue..........................         1,019
Ludovic Leve..........................         1,908
Pierre Mastalski......................         1,807
Caroline Mezan de Malartic............         2,439
Valerie Michel........................         2,516
Alain Ohanian.........................           790
Francis Oliva.........................         8,130
Charlotte Polivka.....................         1,315
Emmanuel Poulain......................         2,516
Bruno Scrive..........................         1,187
Thierry Senne.........................           186
Eric Seurat...........................         1,187
Caroline Valent.......................         1,908
Eric Vernier..........................           201
Frederic Walkowiak....................           393

                             ---------------------

     A total of 1,175,609 shares of our common stock was sold to Donaldson, Lufkin & Jenrette Securities Corporation, as principal, by Messrs. Andrews, Caccappolo, deWispelaere, Green, Loeber, Magnus, Rudy and Shearing. No commission or other compensation was paid to Donaldson, Lufkin & Jenrette Securities Corporation in connection with such sales. Donaldson, Lufkin & Jenrette Securities Corporation may offer and sell from time to time such 1,175,609 shares of our common stock at various prices.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

The date of this prospectus supplement is November 16, 1999.

PROSPECTUS

DATED OCTOBER 7, 1999


                                           18,161,160 SHARES
[GLOBAL TELESYSTEMS
GROUP, INC. LOGO]                    GLOBAL TELESYSTEMS GROUP, INC.
                                              COMMON STOCK

                             ---------------------

     The selling stockholders listed under "Selling Stockholders" in this prospectus intend to offer and sell from time to time, up to 18,161,160 shares of Global TeleSystems Group, Inc.'s common stock. Our shares currently trade on the Nasdaq National Market under the symbol "GTSG."

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

The date of this prospectus is October 7, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    3
Risk Factors................................................    8
Forward-Looking Statements..................................   22
Use of Proceeds.............................................   22
Dividend Policy.............................................   22
Industry Overview...........................................   23
Business....................................................   25
Selling Stockholders........................................   62
Description of Certain Indebtedness.........................   64
Description of Capital Stock................................   68
Summary of United States Federal Tax Consequences to
  Non-United States Stockholders............................   75
Plan of Distribution........................................   78
Legal Matters...............................................   78
Where You Can Find More Information.........................   79
Incorporation of Information We File With the SEC...........   79
Experts.....................................................   80

                                    SUMMARY

     We are a leading independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers in Europe. We also provide telecommunications services in Russia and the Commonwealth of Independent States (CIS). In October 1998 we realigned our operations into five lines of business: GTS Carrier Services, GTS Business Services, GTS Access Services, GTS Business Services - CIS and GTS Mobile Services - CIS. In March 1999, we added a sixth line of business, GTS Wholesale Services. Information with respect to our shares of common stock contained in this prospectus has been adjusted to account for our two-for-one stock split effected in the form of a stock dividend on July 21, 1999. See "-- Recent Developments -- Two-for-One Stock Split."

GTS CARRIER SERVICES

     GTS Carrier Services has three components: Hermes Europe Railtel B.V., Transoceanic Services and IP Services. Through Hermes Railtel, we operate a centrally managed fiber optic network that is designed to carry high volumes of telecommunications traffic across national borders in Europe and to the United States. We sell this capacity to other telecommunications carriers and, through our subsidiary, Ebone A/S, we connect Internet service providers in Europe to the Internet. Through Transoceanic Services, we intend to expand our ability to provide these services between the United States and Europe by utilizing the resources of FLAG Atlantic Limited, a joint venture in formation in which we have a 50% equity interest. This joint venture will build and operate a new transatlantic dual cable system, called FLAG Atlantic-1, designed to carry voice, data and video traffic at much faster speeds than currently available on existing transatlantic links. Through IP Services, we plan to offer Internet services to businesses, other high usage customers and telecommunications carriers. These services will range from providing access to and transporting data on the Internet to other services, such as helping other companies to set up and maintain their web sites. We intend to utilize the three components of our Carrier Services line of business to become a leading provider of seamless transatlantic city-to-city managed services to businesses and telecommunications providers. For a comprehensive discussion on our Carrier Services line of business, see "Business -- GTS Carrier Services."

GTS BUSINESS SERVICES

     Through our Business Services line of business, we focus on providing high quality, competitively priced telecommunications services to businesses and other high usage customers. We currently conduct our Business Services line of business through our three recently acquired subsidiaries, Esprit Telecom Group plc, NetSource Europe ASA and Omnicom. We provide a range of telecommunications services organized in the following two segments:

     - long distance voice and fax services for corporate customers to worldwide destinations; and

     - network management services and services providing access to and termination of traffic on our network for telecommunications service providers who do not own their own telecommunications facilities, such as calling card companies.

     At December 31, 1998, we had over 35,000 business customers and approximately 44,000 small office and home office and residential customers in 11 countries throughout Europe. We intend to increase our Business Services product offering to include services such as toll free services and calling cards. For a discussion of our Business Services line of business, see "Business -- GTS Business Services."

GTS WHOLESALE SERVICES

     In March 1999, we introduced Wholesale Services as our sixth line of business. Wholesale Services provides international traffic termination services to other telecommunications service providers, including public telecommunications operators, global alliances and regional telephone companies. Termination services involve the termination of traffic through our own network or through other providers. Through our Wholesale Services line of business, we expect to integrate the wholesale services activities of Esprit

Telecom with the international services and switching operations of our GTS-Monaco Access operations. At a later date, Wholesale Services will also incorporate NetSource's wholesale activities. For a discussion of our Wholesale Services line of business, see "Business -- GTS Wholesale Services."

GTS ACCESS SERVICES

     Through our Access Services line of business, we plan to offer local access to telecommunications networks for voice and data traffic to businesses, other high usage customers and telecommunications carriers in 14 major Western and Central European cities by 2001. Our existing operations in Hungary and the Czech Republic currently provide alternative local access and other services to businesses and governmental customers in those markets. We plan to develop our infrastructure through one or more of the following:

     -  constructing, purchasing or leasing fiber optic cable networks;

     - obtaining licenses for telecommunications networks utilizing microwave transmissions; or

     -  forming partnerships with or acquiring existing network operators.

     We intend to reduce local access costs that we now incur for our Carrier Services and Business Services customers by providing such local access ourselves instead of purchasing it from incumbent public telecommunications operators or other local access providers.

GOLDEN TELECOM

     Through our majority-owned subsidiary, Golden Telecom, Inc., we offer telecommunications services to business customers and telecommunication operators in Russia and other countries in the Commonwealth of Independent States. These services include:

     - international long distance, local telephone services and access to domestic long distance carriers in Moscow, Kiev and St. Petersburg;

     - domestic long distance services in Russia and other countries of the CIS; and

     - data services, including high-speed data transmission, electronic mail and Internet access services.

     Through Golden Telecom, we also offer cellular telephone services to business customers in 14 regions in Russia and in Kiev, Ukraine. In September 1999, we determined to cease to provide further financial support to certain of the ventures in less-developed urban areas. We and Golden Telecom will therefore abandon these ventures, which are not material to our financial condition or results of operations, and take a charge to earnings of $16-20 million in the third quarter of 1999. Golden Telecom will also assume approximately $10-13 million in debt obligations of these ventures. Golden Telecom intends to continue to support the ventures in the more developed urban areas. See
"-- Recent Developments -- Public Offering of Golden Telecom, Inc."

                               BUSINESS STRATEGY

     In order to achieve our objective of becoming Europe's premier independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers, we intend to implement the following key strategies:

     - Continue construction of the Hermes Railtel network to expand its geographic reach;

     - Develop local access infrastructure in 12 major metropolitan markets throughout Europe by 2001;

     - Expand our Internet capabilities and product offerings;

     - Reinforce and extend market penetration of Hermes Railtel's network by enhancing the scope, capacity, reliability and efficiency of our infrastructure, and by providing our own local access;

     - Increase high usage retail customer base and route traffic over our own networks; and

     - Integrate the marketing and service offerings of each of our six lines of business.

                              RECENT DEVELOPMENTS

PUBLIC OFFERING OF GOLDEN TELECOM, INC.

     In June 1999, we formed a wholly owned subsidiary, Golden Telecom, Inc., to which we subsequently contributed all of our interests in all of our business units through which we conducted our operations in Russia and other countries of the CIS. In consideration of such contribution, we received 10,600,000 shares of Golden Telecom's common stock. On October 5, 1999, Golden Telecom sold 4,650,000 shares of its common stock to the public at a price of $12.00 per share in an initial public underwritten offering. The underwriters may also purchase an additional 697,500 shares from Golden Telecom during the thirty-day period following September 30, 1999 pursuant to over-allotment options. In connection with that offering, Golden Telecom also placed a total of an additional 12,200,125 shares of its common stock with certain strategic investors and us. Golden Telecom realized aggregate net proceeds (before offering expenses) of approximately $128.4 million from the public offering and the placement with the strategic investors and us. Following the offering, we own approximately 66.0% of Golden Telecom's outstanding common stock, or 64.1% if the underwriters exercise their over-allotment options in full.

ACQUISITION OF MINORITY INTEREST IN HERMES RAILTEL

     During the second quarter of 1999, we acquired from Nationale Mantschappij der Belgische Spoorwegen/Societe Nationale des Chemins de Fer Belge, the Belgian national railway, its approximate 7% ownership interest in Hermes Railtel for 2,150,380 shares of our common stock. These shares of our common stock are included in the shares that may be sold from time to time under this registration statement, of which this prospectus is a part. As a result of this transaction we increased our ownership interest in Hermes Railtel to approximately 95%.

TWO-FOR-ONE STOCK SPLIT

     During the second quarter of 1999, our board of directors approved a two-for-one stock split, in the form of a stock dividend. The new shares will be issued on July 21, 1999 to shareholders of record as of the close of business on July 1, 1999. The stock split follows the approval by our stockholders of an increase in authorized common shares from 135 million to 270 million.

CONCURRENT SECONDARY STOCK AND DEPOSITARY SHARE OFFERINGS

     On April 19, 1999, the SEC declared effective two shelf registration statements with respect to the resale of an aggregate of approximately 48.2 million shares of our common stock owned by some of our affiliates and other stockholders. Shortly thereafter, Apax Funds Nominees Limited and Warburg, Pincus

Ventures L.P., which together owned approximately 7.7% of our common stock as of December 31, 1998, sold their shares in an underwritten public offering pursuant to the shelf registration statements.

     Concurrently with such secondary offering, we offered, pursuant to exemptions from registration under the Securities Act, ten million depositary shares (including 1.3 million depositary shares sold pursuant to exercise by the underwriters of their over-allotment option), each representing 1/100 of a share of 7 1/4% cumulative convertible preferred stock. Each depositary share has a liquidation preference of $50 per share. Holders of the depositary shares are entitled to quarterly cash payments of $.90625 per share commencing on June 15, 1999. We have registered with the SEC the depositary shares, the shares of preferred stock, the shares of common stock issuable upon conversion of the preferred stock and the shares of common stock to be paid as dividends on the stock. The SEC declared that registration statement effective in June 1999. We realized net proceeds from the offering of depositary shares, after underwriting discounts and commissions, of $485 million and intend to use such proceeds for general corporate purposes, including business development.

OMNICOM ACQUISITION

     On April 26, 1999, we purchased 52% of the shares of Omnicom, a French corporation, for euro 194.6 million (approximately $210 million) of which we paid 50% in cash (approximately $103 million) and 50% in shares of our common stock (consisting of 3,700,994 shares). These shares are included in the shares that may be sold from time to time under the registration statement of which this prospectus is a part. Certain of the Omnicom majority shareholders have agreed:

     - to place a total of approximately 20% of the GTS shares acquired in escrow until the later of June 30, 2000 and thirty days after the filing of our Form 10-K report for year end December 31, 1999; and

     - not to transfer a total of approximately 30% of the GTS shares acquired until six months after the date of acquisition.

     As required by French law, we filed with the Conseil des Marches Financiers and subsequently offered to purchase the remaining outstanding shares and the convertible bonds of Omnicom. As of the date of this prospectus, we currently own approximately 99% of the shares of Omnicom.

     Omnicom is one of France's first telecommunications providers to successfully challenge France Telecom's network. Omnicom is the second operator to connect with France Telecom and also holds a national network operator's license for France. Excluding France Telecom, Omnicom is the leading provider of telecommunications services for small and medium-sized businesses in France. Omnicom markets its services through both a direct sales force and sales agents throughout France. Omnicom's other service offerings include the sale and distribution of pre-paid cards to outlets in France and the offering of telecommunications services to residential customers.

     We believe that Omnicom's business is complementary with ours and that both companies will enjoy benefits from this combination.

OUR NEW CHIEF EXECUTIVE OFFICER; MANAGEMENT

     In March 1999, our board of directors elected H. Brian Thompson as chairman and chief executive officer. Mr. Thompson served as chairman and chief executive officer of LCI International, Inc. from 1991 until June 1998, when Qwest Communications International, Inc. acquired LCI. During Mr. Thompson's tenure at LCI, that company grew in annual revenues from $220 million to $1.6 billion in 1997. LCI provided long-distance voice and data services in the United States and to more than 230 international locations. In addition, our board elected Robert J. Amman, a board member, president of our company.

     In September 1999, Robert A. Schriesheim replaced William Seippel as our Chief Financial Officer, and Jeffrey Von Deylen was appointed as our Senior Vice President, Finance.

ESPRIT TELECOM ACQUISITION

     On February 2, 1999, we commenced an offer to purchase all of the issued share capital of Esprit Telecom. On March 4, 1999, after all of the conditions to our offer were satisfied, we accepted ordinary shares and American depositary shares representing approximately 97.9% of the issued share capital of Esprit Telecom. In exchange, we issued approximately 31.4 million shares of our common stock.

     We are in the process of developing our business plan and strategy for Esprit Telecom, including the manner in which Esprit Telecom will be integrated into our existing lines of business and corporate structure. We have accounted for this transaction as a pooling of interests. On April 16, 1999, we announced 30-day postmerger combined financial results. The combined company generated revenues of $59 million, net loss of $26 million and earnings per share of $(0.32) for the 30-day postmerger period beginning March 5, 1999. In addition, we incurred charges in the first quarter of 1999 in connection with the Esprit Telecom combination. We recognized a charge of approximately $46 million in transaction costs, including investment banking, advising, debt restructuring, legal, accounting, printing and employee-related expenses. We also incurred additional charges of $18 million to eliminate or reduce redundancies of the GTS and Esprit Telecom networks, including, fiber lease cancellation, write-off of excess equipment and redeployment of switches. For a discussion of risks associated with the integration of this acquisition, see "Risk
Factors -- Failure to successfully integrate our recent acquisitions could disrupt the operations of our businesses and prevent us from realizing intended benefits."

HERMES DEBT OFFERING

     On January 4, 1999, Hermes Railtel completed a private placement of $200 million principal amount of 10 3/8% senior notes due 2009 and E85 million principal amount of 10 3/8% senior notes due 2006. Hermes Railtel filed an S-4 registration statement with the SEC to exchange registered senior notes with the same terms and conditions as its 10 3/8% senior notes, for the 10 3/8% senior notes. This exchange was completed on March 29, 1999. Hermes Railtel will use the proceeds of this offering to finance the cost of building the remainder of the network and increasing transatlantic capacity and enhancing the speed and capacity of the network.

                            OUR COMPANY INFORMATION

     We maintain our principal offices at 4121 Wilson Boulevard, 8th floor, Arlington, McLean, VA 22203 (telephone (703) 236-3100).

                                  RISK FACTORS

     Investing in our common stock will provide you with an equity ownership interest in GTS. As a shareholder, you may be subject to risks inherent in our business. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors relating to us as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

WE MAY BE UNABLE TO RAISE THE ADDITIONAL CAPITAL NECESSARY TO IMPLEMENT OUR BUSINESS STRATEGY

     We will require additional capital to fund future acquisitions, capital expenditures and ongoing operations. If we fail to generate sufficient funds in the future from a combination of operating cash flow and additional debt or equity financings, we may have to delay or abandon executing significant elements of our business plan including:

     - our plans to offer local access services in twelve major Western European cities by 2001;

     -  our plans to further extend our network in Europe and in the CIS;

     - our participation in the FLAG Atlantic Limited joint venture, which plans to operate and build a new transatlantic cable; and

     - capital expenditures and other costs necessary to develop and offer Internet services.

Failure to implement elements of our business plan could have a material adverse effect on our operations and on the market price of our common stock.

OUR SUBSTANTIAL DEBT OBLIGATIONS MAY HINDER OUR GROWTH AND PUT US AT A COMPETITIVE DISADVANTAGE

     We have incurred substantial debt (including the assumed debt of Esprit Telecom) and may incur substantial additional debt to implement our business plans.

     As a result of our current high level of debt, we:

     - will need significant cash to service our debt, which will reduce funds available for operations, future business opportunities and investments in new or developing technologies and make us more vulnerable to adverse economic conditions;

     - may not be able to refinance our existing debt or raise additional financing to fund future working capital, capital expenditures, debt service requirements, acquisitions or other general corporate requirements;

     - may be less flexible in planning for, or reacting to, changes in our business and in the telecommunications industry that affect how we implement our financing, construction or operating plans; and

     - will have more debt than some of our competitors, which may place us at a competitive disadvantage with respect to such competitors.

     If we fail to make the required payments or to comply with our debt covenants we will default on our debt. A default would permit our debtholders to accelerate the maturity of the debt, which in turn would cause defaults under our other indebtedness.

COVENANTS IN OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO BORROW AND INVEST, WHICH COULD IMPAIR OUR ABILITY TO EXPAND OR FINANCE OUR FUTURE OPERATIONS

     The covenants in our currently outstanding debt may materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. Among other things, these covenants limit our ability to:

     -  incur additional indebtedness;

     - pay dividends, make distributions on our common stock or make certain other restricted payments;

     -  limit our ability to use our assets as collateral for loans;

     -  dispose of our assets; or

     -  enter into transactions with affiliates.

FAILURE TO SUCCESSFULLY INTEGRATE OUR RECENT ACQUISITIONS COULD DISRUPT THE OPERATIONS OF OUR BUSINESSES AND PREVENT US FROM REALIZING INTENDED BENEFITS

     If we are unable to integrate our newly acquired companies, we may fail to realize the expected cost savings, increases in revenue and other projected benefits from such integration, and may suffer material adverse short and long-term effects on our operating results and financial condition. The process of integrating NetSource, Esprit Telecom and Omnicom may disrupt our respective businesses and may cause an interruption of, or a loss of momentum in, our respective businesses as a result of a number of obstacles such as:

     -  loss of key employees or customers;

     - possible inconsistencies in standards, controls, procedures and policies among the companies being combined and the need to implement common company-wide financial, accounting, information, billing and other systems;

     - failure to maintain the quality of customer service that such companies have historically provided;

     -  the need to coordinate geographically diverse organizations;

     -  incompatible equipment;

     - changes in management may impair relationship with employees and customers;

     -  limitations under existing Esprit Telecom debt covenants;

     - the resulting diversion of management's attention from our day-to-day business and the need to hire management personnel to address such obstacles; and

     -  additional expenditures required to facilitate this integration.

     For a discussion of the integration of recent acquisitions, see "Summary -- GTS Wholesale Services" and "Summary -- Recent
Developments -- Esprit Telecom Acquisition."

OUR INABILITY TO IDENTIFY FUTURE ACQUISITION OPPORTUNITIES OR ACQUIRE THE FINANCIAL AND MANAGEMENT RESOURCES TO PURSUE SUCH OPPORTUNITIES MAY HINDER THE GROWTH OF OUR NETWORK

     Our inability to successfully implement our acquisition strategy may hinder the expansion of our network and make our services less attractive to customers seeking a geographically broader network. We believe that additional attractive acquisition opportunities currently exist in Western and Central Europe and the United States. We continuously evaluate attractive acquisition opportunities and, at any given time, may be engaged in discussions with respect to possible material acquisitions or other business combinations. Some of these transactions may involve our selling in one or more private or public transactions certain of our Russian businesses or our interests in these businesses, or our contributing some of our Russian businesses in exchange for an interest in the surviving entity. Although we have discussions with other companies to assess opportunities on an ongoing basis, we do not currently have a definitive agreement with respect to any material acquisition or joint venture. We may be unable to identify, finance and complete, on acceptable terms, suitable acquisitions, transactions or business combinations. Furthermore, we may not be able to raise the additional capital necessary to fund such acquisitions and may have to divert management's attention and our financial and other resources from other areas. For a comprehensive discussion of our acquisition strategy, see "Business -- GTS Carrier Services -- Business and Marketing Strategy," "Business -- GTS Business Services -- Business and Marketing Strategy," "Business -- GTS Wholesale Services -- Business and Marketing Strategy," and "Business -- GTS Access Services -- Business and Marketing Strategy."

OUR HISTORY OF SUBSTANTIAL NET LOSSES MAY CONTINUE INDEFINITELY AND MAKE IT DIFFICULT TO FUND OUR OPERATIONS

     We have historically sustained substantial operating and net losses. If we do not become profitable in the future, the value of our common stock may fall and we could have difficulty obtaining funds to continue our operations. For the following periods, we reported net losses of:

PERIOD                                                             NET LOSS
------                                                          --------------
Year ended December 31, 1996................................    $ 76.2 million
Year ended December 31, 1997................................    $134.8 million
Year ended December 31, 1998................................    $255.8 million
Quarter ended March 31, 1999................................    $162.2 million
Quarter ended June 30, 1999.................................    $109.8 million
Inception through June 30, 1999.............................    $808.2 million

These net losses reflect the restatement of our historical financial statements for 1998 and prior periods to account for the acquisition of Esprit Telecom as a pooling of interests. Since December 31, 1998, we have incurred higher net losses as compared to the corresponding period for the previous year. We expect to continue incurring significant operating losses during the next several years while we develop our operations, infrastructure and customer base in new European markets.

ESTABLISHED COMPETITORS WITH GREATER RESOURCES MAY MAKE IT MORE DIFFICULT FOR US TO EFFECTIVELY MARKET OUR SERVICES, OFFER OUR SERVICES AT A PROFIT AND ATTRACT AND RETAIN CUSTOMERS

     Competitors may force us to lower our prices or modify our service offerings to remain competitive. We may not be able to effectively market our expanded service offerings, keep prices at a profitable level or attract and retain customers. Specifically, prices for international long distance calls have decreased substantially over the last few years in most of our current and potential markets. We expect our prices for services to continue to decrease for the foreseeable future.

     Our competitors include large established national carriers, alliances among telecommunications companies, competitors that own equipment and networks, companies that purchase and resell the services of other carriers, Internet service providers and other providers of bundled services. We may also face competition from cable television companies, wireless telephone companies, microwave carriers and satellite companies. Many of these competitors have established customer bases and extensive brand name recognition and have greater financial, management and other resources. Our medium- to large-sized business and governmental agency customers and organizations may also be reluctant to entrust their telecommunications needs to what they perceive to be a relatively new and unproven operator.

     In addition, various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN N.V., Qwest Communications International, Inc., Deutsche Telekom AG and France Telecom S.A., Global Crossing Ltd. and British Telecommunications plc, have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries which do or will compete with Hermes Railtel.

     For more information on our competitors in Business Services and Access Services lines of business, see "Business -- Competition Faced by Our Lines of Business."

OUR COMPETITIVE POSITION MAY BE COMPROMISED BY OUR DEPENDENCE ON OTHER TELECOMMUNICATIONS SERVICE PROVIDERS

     We need to enter into interconnection agreements with large established national carriers and other local service providers operating in our target markets. We may also need to enter into agreements which permit us to place our equipment at the facilities of such third parties and/or lease telecommunications transport capacity from such third parties. Failure to enter into interconnection and other agreements which provide satisfactory pricing and other terms could affect our ability to compete in a targeted market. For a comprehensive discussion on our dependence on other telecommunications service providers, see "Business -- Competition Faced by Our Lines of Business."

OUR ACCESS SERVICES AND BUSINESS SERVICES ACTIVITIES MAY CAUSE OUR CARRIER SERVICES LINE OF BUSINESS TO LOSE CUSTOMERS

     Our Carrier Services line of business, through Hermes Railtel, offers services to customers that may compete with our Access Services and Business Services lines of business. Our Business Services and Access Services lines of business may contract with Hermes Railtel for capacity on an arms-length basis. However, Hermes Railtel's customers and potential customers may not perceive Hermes Railtel as an independent operator in such transactions. Such a perception could negatively impact Hermes Railtel's ability to attract and retain customers, which could, in turn, adversely affect our revenues.

WE MAY INCUR ADDITIONAL CHARGES UNDER OUR RESALE AGREEMENTS WITH LONG-DISTANCE AND INTERNATIONAL CARRIERS

     We enter into many telecommunications traffic resale agreements with long distance and international carriers. These agreements often contain minimum volume commitments. We may be obligated to pay underutilization charges if we overestimate our need for transmission capacity. If we underestimate our need for transmission capacity, we may need to pay more for the extra capacity needed. Under these arrangements, we are subject to the risk of unanticipated price fluctuations and service restrictions or cancellations. For a comprehensive discussion on our dependence on other telecommunications service providers, see "Business -- Competition Faced by Our Lines of Business."

OUR INABILITY TO MANAGE OUR RAPID GROWTH COULD ADVERSELY AFFECT OUR FINANCIAL REPORTING, CUSTOMER SERVICE AND REVENUES

     Our rapid expansion has placed and will continue to place significant demands on our operating and financial control systems and infrastructure. In order to manage our growth effectively, we expect to purchase additional telecommunications facilities and expand, train and manage the employee base. Inaccuracies in our forecasts of market demand could result in insufficient or excessive telecommunications facilities and excessively increase our fixed expenses. Additionally our business development and expansion will create additional demands on our customer support, sales and marketing and administrative resources and network infrastructure.

OUR FAILURE TO INTEGRATE, MANAGE AND OPERATE NEW TECHNOLOGY COULD RESULT IN SYSTEM FAILURES

     Our operations depend on our ability to successfully integrate new and emerging technologies and equipment. These include the technology and equipment required for dense wavelength division multiplexing, which allows multiple signals to be carried simultaneously and Internet-data transmission using dense wavelength division multiplexing technology. Integrating these new technologies could increase the risk of system failure and result in further strains on our resources. Additionally, any damage to our Carrier Services network management center or our major Business Services switching centers could harm our ability to monitor and manage the network operations and generate accurate call detail reports from which billing information is derived. See "Business -- GTS Carrier Services" and "Business -- GTS Business Services."

SYSTEM FAILURES OR INTERRUPTIONS IN OUR NETWORK MAY CAUSE LOSS OF CUSTOMERS

     Our success depends on the seamless uninterrupted operation of our network and on the management of traffic volumes and route preferences over our network. Furthermore, as we continue to expand our network to increase both its capacity and reach, and as traffic volume continues to increase, we will face increasing demands and challenges in managing our circuit capacity and traffic management systems. Any prolonged failure of our communications network or other systems or hardware that causes significant interruptions to our operations could seriously damage our reputation and result in customer attrition and financial losses.

THE TECHNOLOGY OF OUR HERMES RAILTEL NETWORK COULD BECOME OBSOLETE AND HARM OUR COMPETITIVENESS

     If our network is not able to meet its design specifications or if it is unable to keep pace with technological changes in the telecommunications industry, our network could become obsolete. Our network has been designed to utilize dense wavelength division multiplexing and synchronous digital hierarchy technology, another digital transmission standard that facilitates the compatibility of dissimilar equipment from different vendors. In addition, the network will be extended to support IP Services in 1999. While the currently operational portion of our network has performed at or above design specifications since November 1996, our network may not achieve the technical specifications which we designed it for. Additionally, we may be unable to allocate the funds necessary to upgrade our network as technological improvements in telecommunications equipment are introduced. This could harm our competitive position relative to other more technologically advanced networks. For a more comprehensive discussion of the Hermes Railtel network technology, see "Business -- GTS Carrier Services -- Hermes Railtel Network."

WE MAY ENCOUNTER DELAYS IN IMPLEMENTING KEY ELEMENTS OF OUR BUSINESS STRATEGY WHICH COULD ADVERSELY AFFECT OUR PROJECTED REVENUE GROWTH

     We may be unable to successfully, timely and cost-effectively realize numerous elements of our business plan, including:

     - our plan to provide local access services in twelve major Western European cities by 2001;

     - our plan to build and operate the FLAG Atlantic-1 transatlantic cable by the end of 2000;

     -  our plan to develop and offer Internet services;

     - the execution of agreements with various parties regarding, among other things, rights-of-way and development and maintenance of infrastructure and equipment; and

     - the timely performance by third parties of their contractual obligations to engineer, design and construct the infrastructure underlying our local access strategy, transatlantic services and Internet services.

     We believe that our cost estimates and the network expansion schedule are reasonable with respect to these projects. However, the actual construction costs or time required to complete the plans could substantially exceed current estimates. Any significant delay or increase in the costs to develop such plans could have a material adverse effect on our operations.

DELAYS IN REGULATORY LIBERALIZATION IN EU MEMBER STATES COULD ADVERSELY AFFECT OUR SERVICE OFFERINGS IN THOSE COUNTRIES

     A substantial portion of our strategy depends on the timely implementation of regulatory liberalization of the EU telecommunications market. Although EU member states had a legal obligation to liberalize their markets in accordance with these directives by January 1, 1998, Greece and Portugal have been granted extensions. In many countries where we implement our business plan and make capital expenditures there is a risk that regulatory liberalization may not occur. As a result, we may be unable to provide many of our services and to proceed with the planned growth and expansion of our networks, infrastructure and other systems.

     Even if an EU member state promptly adopts liberalization measures in a timely fashion, we may encounter difficulty in executing our business plan if
(1) established national or regional telecommunications operators, regulators, trade unions and other sources resist implementation of such measures or (2) any EU member state imposes greater restrictions on international services between the EU member state and non-EU countries. For a comprehensive discussion of our business strategy, see "Business -- Business Strategy," "Business -- GTS Carrier Services -- Business and Marketing Strategy," "Business -- GTS Business
Services -- Business and Marketing Strategy," "Business -- GTS Wholesale Services -- Business and Marketing Strategy," and "Business -- GTS Access Services -- Business and Marketing Strategy."

WE MAY ENCOUNTER DELAYS, OPERATIONAL PROBLEMS AND INCREASED COSTS IF WE ARE UNABLE TO ACQUIRE KEY EQUIPMENT FROM OUR MAJOR SUPPLIERS

     We are significantly dependent on the technology and equipment which we acquire from telecommunications equipment manufacturers that may provide vendor financing for, and maintenance of, this equipment. Without this equipment, we would face delays, operational disruption and higher expenses. Our main suppliers are Alcatel, Nortel, Ericsson and Siemens. While we could obtain equipment of comparable quality from several alternative suppliers, we may be unable to acquire compatible equipment from such alternative sources on a timely and cost-efficient basis.

FAILURE TO OBTAIN NEW LEASES OF TRANSMISSION CAPACITY OR RENEW EXISTING LEASES ON OUR LEASED LINES COULD CAUSE US TO INCUR LOSSES ON THE LEASED PORTIONS OF OUR NETWORK

     We currently lease a substantial portion of our network transmission capacity under agreements which generally have twelve-month or longer fixed terms. These lease arrangements result in high fixed costs. If our lease arrangements deteriorate or terminate and we are unable to enter into new arrangements, our cost structure, service quality, network coverage, results of operations and financial condition could be adversely affected. For a more comprehensive discussion of our network agreements, see "Business -- GTS Carrier Services -- Hermes Railtel Network -- Network Agreements."

FAILURE TO CARRY SUFFICIENT TRAFFIC ON OUR LEASED LINES COULD CAUSE US TO INCUR LOSSES ON THE LEASED PORTION OF OUR NETWORK

     The revenues generated by transporting traffic in these leased fiber routes may vary with traffic volumes and prices. Accordingly, if we do not carry enough traffic volume over the particular route or are unable to charge an appropriate price for such traffic, we could fail to generate revenue sufficient to cover our lease costs, and would therefore incur operating losses on the particular route or routes. For a more comprehensive discussion of our network agreements, see "Business -- GTS Carrier Services -- Hermes Railtel Network -- Network Agreements."

OUR REVENUES FROM OUR WHOLESALE AND RESELLER CUSTOMERS ARE SUBJECT TO FLUCTUATIONS AND MAY RESULT IN LOSSES OR INCONSISTENT PROFITABILITY

     Customers of our Business Services line of business that purchase services on a wholesale basis or for resale to retail customers typically change their routing or providers to take advantage of the lowest cost alternative. This often results in greater fluctuations in revenue generated by these customers than by other categories of customers. Due to capacity and quality constraints on our least-cost routes, we have occasionally been forced to carry traffic over a higher-cost route, thereby decreasing our revenues. We may continue to experience short term fluctuations in usage and revenue as customers change routing and providers. For a discussion of our wholesale and resale customers, see
"Business -- GTS Wholesale Services -- Targeted Customers."

WE MAY BE AT A COMPETITIVE DISADVANTAGE DUE TO RESTRICTIONS IMPOSED BY THE FOREIGN CORRUPT PRACTICES ACT ON CERTAIN OF OUR BUSINESS PRACTICES

     Many of our current and potential competitors are not subject to, or constrained by the prohibitions of, the Foreign Corrupt Practices Act, including the prohibition against making payments to government officials in order to obtain commercial benefits. We are subject to, and seek to comply with, the limitations and prohibitions of such law, and accordingly may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment through the making of such payments. Accordingly, we cannot assure you that we will be able to compete effectively against companies free from such limitations in the emerging markets where such commercial practices are commonplace.

WE WILL LOSE TAX BENEFITS IF WE ARE UNABLE TO USE OUR NET OPERATING LOSS CARRYFORWARDS

     As of December 31, 1998, we had net operating loss carryforwards for U.S. federal tax purposes of approximately $251.0 million expiring in 2003 through 2018. We cannot assure you that U.S. tax authorities will allow us to apply these loss carryforwards, in part or full, to reduce taxes on our future income. Because of the change in ownership provisions of the Tax Reform Act of 1986, our ability to use the tax benefits from our net operating loss carryforwards is subject to an annual limit as a result of the initial public offering and the follow on stock offering, convertible senior subordinated debenture due 2010 offering carried out in July 1998 and our recent acquisitions of Esprit, NetSource and Omnicom.

FLUCTUATIONS IN FOREIGN CURRENCIES MAY MAKE IT MORE COSTLY FOR US TO PAY OUR U.S. DOLLAR-DENOMINATED DEBT

     Changes in foreign currency exchange rates can reduce the value of our assets and revenues and increase our liabilities and costs, as our revenue and some of our costs, assets and liabilities are denominated in multiple local currencies. We have substantial debt denominated in U.S. dollars. However, most of our revenues are denominated in European currencies. Therefore, our ability to pay interest and principal on such debt is dependent on the then current exchange rates between U.S. dollars and the currencies in which our revenues are denominated. We historically have not used hedging transactions to limit our exposure to risks from doing business in foreign currencies. In April 1998, Hermes Europe Railtel B.V. entered into a currency swap contract to limit its exposure to some if its currency risks. For further discussion of our exposure to currency fluctuations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR RISK OF FRAUD AND BAD DEBT MAY GROW AS OUR SMALL TO MEDIUM SIZED CUSTOMERS INCREASE

     We have experienced problems relating to the fraudulent use of our access codes and the failure of some customers to make full payment for services rendered. However, we do not believe that such problems are substantially different from what is generally experienced in the telecommunications industry. We expect that the credit risk characteristic of our customer base may increase as the share of our revenue deriving from small to medium sized enterprises and service provider/reseller customers increases.

WE MAY NOT IMPLEMENT BILLING AND MANAGEMENT INFORMATION SYSTEMS EFFECTIVELY AND ON SCHEDULE

     We may encounter difficulties in implementing and enhancing our new billing and management information systems and in integrating new technology into such systems. While our existing billing system is sufficient for its current operations, we have selected a new billing system which we believe will provide the capability and flexibility to support our anticipated growth. If our billing and management information systems are not effectively implemented, our call details may not be accurately recorded and customer bills may not be generated promptly and accurately. This would adversely impact on our business since we would not be able to promptly collect on customer balances due to us. For a comprehensive discussion of our Billing and Management Information Systems, see "Business -- GTS Business Services -- Billing and Management Information Systems" and "Business -- GTS Access Services -- Billing and Management Information Systems."

FAILURE OF OUR COMPUTER SYSTEMS TO RECOGNIZE THE YEAR 2000 COULD DISRUPT OUR BUSINESS AND OPERATIONS

     We rely greatly on computer systems and other technological devices. However, these devices may not be capable of recognizing dates beginning on January 1, 2000. This problem could cause any of our network, Internet or programming operations to malfunction or fail. We are communicating with third parties significant to our business to find out more about their Year 2000 compliance programs. We cannot assure you that our Year 2000 program or the programs of third parties who do business with us will be effective or that our estimates about the timing and cost of completing our program will be accurate.

     We have spent approximately $4.9 million for our Year 2000 compliance through December 31, 1998, and expect to spend approximately an additional $5.0 million to $6.0 million through the end of calendar year 1999. We currently expect to incur $2.0 million to replace identified telecommunications equipment and software. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

LOSS OF KEY PERSONNEL COULD AFFECT OUR GROWTH AND FUTURE SUCCESS

     We believe that our growth and future success will depend in large part upon a small number of key executive officers, as well as on our ability to attract and retain highly skilled personnel to work in the emerging markets in which we operate. Key personnel include our senior management and the heads of our lines of business as well as senior management personnel formerly employed by NetSource, Esprit Telecom and Omnicom, which we recently acquired. We cannot assure you that we will be able to hire and retain qualified personnel. The competition for qualified personnel in the telecommunications industry is intense, particularly in the emerging markets where we operate.

SIGNIFICANT STOCKHOLDERS MAY INFLUENCE MAJOR DECISIONS IN OUR BUSINESS

     At June 30, 1999, the Open Society Institute, Soros Foundation Hungary, Soros Charitable Foundation, Soros Humanitarian Foundation, Winston Partners II LLC, Winston Partners II LDC and Chatterjee Fund Management, L.P., which we collectively refer to as the Soros associates, beneficially owned approximately 11.91% of our common stock and Alan B. Slifka and affiliates beneficially owned 4.60% of our common stock. In addition, two persons who are affiliated with the Soros associates and one person who is affiliated with the Slifka affiliates serve on our board. As a result, either of these two stockholder groups may significantly influence decisions which stockholders must approve, such as the election of directors and other decisions relating to the management of business.

TURMOIL IN RUSSIA AND THE CIS CREATES SIGNIFICANT UNCERTAINTY FOR OUR OPERATIONS

     To date, we have earned a significant portion of our revenue from operations in Russia and the other countries of the CIS. All foreign companies operating in the former Soviet Union, including our company, face significant political, economic, regulatory, legal and tax risks, as described below.

CONTINUING POLITICAL INSTABILITY IN THE COUNTRIES WHERE WE OPERATE COULD DEPRESS FOREIGN AND LOCAL INVESTMENT AND SPENDING, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Since the dissolution of the Soviet Union in December 1991, Russia and Ukraine have been undergoing significant political and economic transformation, the result of which is a generally unstable political climate characterized by frequent changes in governments, political gridlock in the legislative process, widespread corruption among government officials and a significant rise in organized crime and other criminal activity.

     This political and economic instability in Russia, Ukraine and the other countries where we operate could disrupt the direction and the pace of political and economic reforms. Such a disruption could discourage foreign and local investment and spending, in which case demand for our services could decrease and our results of operations could deteriorate. If this were to occur, then the market price of our stock could decrease.

     In addition, a dramatic change in government policies permitting foreign investment or the privatization of the telecommunications industry could also have a material adverse effect on our operations.

ECONOMIC INSTABILITY IN RUSSIA AND UKRAINE COULD ADVERSELY AFFECT THE DEMAND FOR OUR SERVICES AND OUR ABILITY TO COLLECT ON OUR INVOICES

     Since August 1998, the Russian and Ukrainian economies have remained in a depression that has been exacerbated by political instability. If the political situations in these countries do not stabilize and their economies do not strengthen, we expect that demand for our services will remain depressed. The failure of the Russian and Ukrainian economies has also weakened the financial condition and the results of operations of many of our customers. As a result, some of these customers have been unable to pay our invoices, and our revenues have suffered accordingly.

THE RUSSIAN BANKING CRISIS COULD ADVERSELY AFFECT OUR ABILITY TO CONVERT RUBLES TO HARD CURRENCY AND MANAGE CASH FLOWS

     The instability of the ruble and the institution of further restrictions on certain foreign exchange payments could negatively affect our ability to convert rubles into foreign currency and transfer foreign exchange payments out of Russia. Through our Business Services - CIS and Mobile Services - CIS lines of business, we have earned and continue to earn significant revenue in Russia. The value of the ruble against the U.S. Dollar, however, has steadily declined. As a result of the August 17, 1998 decision by the Russian Government and the Central Bank of Russia to devalue the ruble and its aftermath, the value of the ruble against the U.S. Dollar has fallen even more significantly, negatively affecting our financial performance. During the quarter ended September 30, 1998, we recorded a $13.1 million pre-tax charge, the largest portion of which consisted of foreign currency exchange losses on our net monetary assets that are denominated in rubles. Since the August 17th decision, the Russian authorities have been unable to maintain a stable exchange rate. Thus, an additional significant and sudden decline in the value of the ruble might occur which could negatively affect our financial performance and require us to record another significant pre-tax charge.

     Our ability to hedge against further declines in the values of the ruble by converting to other currencies is significantly limited. The ruble is generally non-convertible outside Russia. Within Russia, the market for converting rubles into other currencies is limited and is subject to rules that restrict the purposes for which conversion and payment are allowed. This market may become even more restricted or may cease to exist as a result of policies the Russian government may implement.

     The 90-day moratorium that the August 17th decision imposed on certain foreign exchange payments delayed transfers of funds. Although the 90-day moratorium has expired, it could be renewed or established in another form if the Russian government and Central Bank anticipate further liquidity crises. Any delay in converting rubles into foreign currency to make a payment or delay in the transfer of such foreign currency could have a material adverse effect on our operations.

     We manage intercompany liquidity through a cash collateralized debt facility offered through a Western bank operating under a Russian banking licence. If we lose access to this or a similar hard currency facility, our ability to manage our liquidity position and foreign exchange risk may suffer.

     For a more comprehensive discussion of the economic crisis in Russia and the other independent countries of the CIS, see "Business -- Golden
Telecom -- Background on the Political, Economic and Tax Environment in Russia."

THE REORGANIZATION OF THE RUSSIAN AND UKRAINIAN TELECOMMUNICATIONS INDUSTRIES MAY CREATE STRONGER COMPETITION FOR US

  RUSSIA

     The Russian government has reorganized the telecommunications industry so that one entity, Svyazinvest, controls Rostelecom, our partner in Sovintel, and most of our other principal joint venture partners. According to recent reports in the Russian business press, Rostelecom is proposed to be merged with Svyazinvest. This reorganization could make it more difficult for us to attract and retain customers because:

     - Rostelecom may exercise its influence in Svyazinvest to cause regional telephone companies to route domestic and international traffic originating in the regions through Rostelecom rather than through us;

     - Our business relationships with our joint venture partners, which make up a major component of our business strategy in Russia, may suffer; and

     - The effective consolidation of Rostelecom with our joint venture partners would create greater competition for Sovintel and our regional TeleRoss ventures.

  UKRAINE

     In preparation for a large-scale privatization, the Ukrainian government has reorganized the state telecommunications sector so that Ukrtelekom, the state telecommunications operator, holds all the government's interests in the telecommunications industry. Furthermore, the Ukrainian government has been negotiating with the foreign partners of Utel, its joint venture which provides international and domestic long distance services, to buy out their interests in the company. It is anticipated that after the foreign partners are bought out, Utel would then merge with Ukrtelekom.

     The emergence of a single powerful Ukrainian telecommunications provider could make it more difficult for us to attract and retain customers because:

     - A single Ukrainian operator with political connections would be more likely to be able to influence the Ukrainian government to create favorable market conditions for itself and cause unfavorable conditions for us;

     - The new company is likely to become a stronger competitor;

     - Our ability to negotiate reasonable interconnection rates may suffer; and

     - Any subsequent privatization of Ukrtelekom may bring in strong management and resources from a major Western telecommunications operator, increasing its competitive strengths.

  MORE RESTRICTIVE RUSSIAN AND UKRAINIAN TELECOMMUNICATIONS POLICIES COULD CONSTRAIN OUR OPERATIONS

     Russian and Ukrainian telecommunications regulations govern the procurement and continuing validity of our licenses and the terms and conditions under which we provide services. Changes to these regulations may make it prohibitively expensive for us to provide services and could have a material adverse effect on our results of operations.

     Russia's parliament recently adopted legislation which, if implemented, could restrict foreign ownership of telecommunications operators if necessary to protect the social order and national security. Any change to current government regulations or policies that negatively affects our licenses or our ability to obtain licenses in the future would restrict our operations in Russia.

     Ukrainian regulatory authorities have established mandatory tariff guidelines for wireline services. Our pricing structure in our wireline business in Ukraine is in excess of the limits established in the mandatory guidelines. Any enforcement action undertaken in regard to the pricing guidelines by Ukrainian authority could result in fines or in the suspension or revocation of our Ukrainian licenses.

     Ukrainian legislation prohibits the establishment and operation of telecommunications ventures that are more than 49%-owned by foreign investors. We do not believe that this prohibition extends to indirect investment by a foreign entity through a wholly owned Ukrainian subsidiary. Our investments in Golden

Telecom (Ukraine) are made both directly through a foreign company and indirectly through a wholly owned Ukrainian subsidiary. In connection with the initial public offering of common stock of our subsidiary Golden Telecom, Inc., our partner in Golden Telecom (Ukraine), an affiliate of ING Barings, contributed to Golden Telecom, Inc. its interest in Golden Telecom (Ukraine) in exchange for approximately 420,000 newly issued shares of Golden Telecom, Inc. As a result, our direct and indirect investment in Golden Telecom (Ukraine) has increased to 69%. If Ukrainian authorities determine that the prohibition against foreign participation extends to indirect holdings, then we would be in violation of this legislation. The consequences of this violation are unpredictable and may include license suspension or revocation, or an order to divest a portion of our holdings. For a more comprehensive discussion of regulatory issues in Russia and the other independent countries of the CIS, see "Business -- Licenses and Regulatory Issues -- Golden Telecom."

  WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO CONFUSION IN RUSSIA'S LAWS AND LEGAL STRUCTURES

     The current confusion with the Russian and CIS legal structure makes it difficult to know if we would be able to enforce our rights in disputes with our joint venture partners or other parties, or if we are in compliance with all applicable laws, rules and regulations. Furthermore, the dispersion of regulatory power among a number of government agencies in Russia and the other independent countries of the CIS has resulted in inconsistent or contradictory regulations and unpredictable enforcement. The Russian and other CIS governments have rapidly introduced laws and regulations and have changed their legal structures in an effort to make their economies more market-oriented, resulting in considerable legal confusion, especially in areas of the law that directly affect our operations. We cannot assure you that local laws and regulations will become stable in the future. Our ability to provide services in Russia and the other independent countries of the CIS could be adversely affected by difficulties in protecting and enforcing our rights and by future changes to local laws and regulations.

  CORRUPTION AND ORGANIZED CRIME IN RUSSIA AND UKRAINE MAY ADVERSELY AFFECT OUR OPERATIONS

     Russia and Ukraine are both plagued with widespread corruption and criminal activity. High levels of corruption exist among government officials and among commercial enterprises in which the state has an ownership interest. So long as organized crime in Russia and Ukraine remains pervasive, we believe our employees may be subjected to threats of violence, or property may be damaged, or both.

  OUR RUSSIAN AND UKRAINIAN TAX BURDENS MAY BE SIGNIFICANTLY GREATER THAN CURRENTLY ANTICIPATED

  RUSSIA

     It is possible that our Russian taxes may be greater than the estimated amount that we have expensed to date and accrued on our balance sheets. The Russian tax system has many uncertainties and Russian tax authorities have become increasingly aggressive in their interpretation of the tax law, and in their enforcement and collection activities. Any additional tax liability, as well as any unforeseen changes in the tax law, could have a material adverse effect on the future results of operations or cash flows of our Russian operations in a particular period. Russian tax authorities are conducting an examination of potential of tax liability in connection with some of our cellular operations. We cannot assure you that this examination will not result in a fire or a revocation or suspension of cancellation licenses.

  UKRAINE

     Ukrainian tax law is similarly unpredictable. Sudden shifts in tax law and policy and retroactive legislation are common. Recent decisions by the tax authorities may subject us to significantly higher tax liability from Ukranian currency exchange gains.

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

  OUR MANAGEMENT, LEGAL AND FINANCIAL CONTROLS MAY BE INADEQUATE TO ENSURE THAT WE COMPLY WITH APPLICABLE LAWS

     As a result of deficient reporting and control standards, we have been unable to ascertain whether certain practices by our ventures were in compliance with applicable U.S. and foreign laws. If we or any of our ventures were found to be involved in unlawful practices we or our ventures could be exposed, among other things, to significant fines, the risk of prosecution and the loss of our licenses. Russia and the other independent countries of the CIS in which we operate lack corporate management and financial reporting legal requirements, and have underdeveloped banking, computer and other internal control systems. Additionally, we have had difficulty hiring and retaining qualified employees in these markets. As a result, we have had difficulty:

     -  establishing internal management, legal and financial controls;

     -  collecting financial data;

     -  preparing financial statements, books of account and corporate records;
       and

     -  instituting business practices that meet Western standards.

     In light of these circumstances, in the second half of 1996 we increased our efforts to improve our management and financial controls and business practices. In early 1997, we retained special outside counsel to conduct a thorough review of our business practices in the emerging markets in which we operate. In addition, in June 1999, our special counsel completed an update of the 1997 review in Russia and Ukraine. Neither the review nor the update identified any violations of law that we believe would have a material adverse effect on our financial condition. However, we cannot ensure that all potential deficiencies have been properly identified or that governmental authorities will not disagree with our assessment. If our control procedures and compliance programs are not effective or if governmental authorities determine that we have violated any law, depending on the penalties assessed and the timing of any unfavorable resolution, our future results of operations and cash flows could be materially adversely affected.

  OUR RELATIONSHIPS WITH OUR JOINT VENTURE PARTNERS LIMIT OUR INDEPENDENCE AND FLEXIBILITY

     We depend to a significant degree on local partners in our joint ventures to provide us with interconnection with local networks, regulatory and marketing expertise, and familiarity with the local business environment. They also help to facilitate the acquisition of necessary licenses and permits. As a result, any significant disruption in our relationship with these parties could make it more difficult for us to expand our operations and to maintain our existing services.

     Under the terms of some of our joint venture agreements, we have the right to nominate key employees, direct operations and determine strategies for these joint ventures. However, our partners in some ventures, particularly in our wireless operations, have the ability to frustrate our exercise of these rights. Significant corporate decisions by most ventures, such as approving budgets and business plans, declaring and paying dividends, and entering into substantial transactions, effectively require the consent of our local partners. Moreover, we would prefer not to take significant actions without the consent and support of our partners. Accordingly, we do not have unilateral control over the operations of our joint ventures.

     In addition, Ukrainian legislation restricts the level of foreign ownership in the telecommunications industry. These regulations may restrict our ability to increase our holdings in ventures and increase our reliance on local partners who may lack significant financial resources and may be unable to meet capital calls at the level of their ownership interests. For a discussion of these joint ventures, see "Business -- Golden Telecom -- Operations."

  OUR PARTNERS ARE OFTEN ALSO OUR COMPETITORS

     Notwithstanding our agreements with our joint venture partners, they sometimes compete directly with our joint ventures. Competition with our joint venture partners in the same markets may create
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

conflicts of interest and may result in a loss of customers. For example, our partner in Sovintel, Rostelecom, is the dominant international and domestic long distance carrier in Russia. Similarly, most of our regional partners across Russia offer local and long distance services in competition with our local joint ventures and TeleRoss, and some of these partners also offer mobile services in direct competition with some of our mobile operations. Our partners in our mobile ventures also sometimes offer independent mobile services in direct competition with our joint ventures.

     We may consider acquiring some of our partners' interests in certain joint ventures if we are able to do so within regulatory guidelines and on commercially attractive terms. If we were to make such acquisitions, we expect that we would continue to employ local personnel in order to retain the benefit of their local expertise. After an acquisition, however, we would be directly competing with a powerful, formerly state-owned enterprise that had been our partner before we acquired its interest. We would have to rely on this partner-turned-competitor to gain access from our networks to customer sites along the so-called "last mile". It is possible that this competitor would attempt to create adverse operating conditions for our business.

     OUR TARGETED CUSTOMERS MAY NOT TRUST A PRIVATELY OWNED, FOREIGN CONTROLLED ENTITY FOR THEIR COMMUNICATIONS NEEDS

     Prior to 1991, the telecommunications industry in the countries where we operate was wholly owned and controlled by the state. After 1991, private companies, including foreign controlled companies, entered these markets as telecommunications service providers. Many potential customers may be unwilling to entrust their communications system to non-state controlled companies, and, in particular, to private companies controlled by foreign investors. Furthermore, state entities that require the types of services that we offer, such as the Central Bank, may refuse to select a service provider that is controlled by foreign investors. Because we are controlled by foreign investors, we may in some instances be unable to reach our targeted customers.

WE HAVE ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL, EVEN IF IT WOULD BENEFIT SHAREHOLDERS

     We have adopted anti-takeover provisions that could delay or prevent a third party from gaining control of us in a transaction that our board of directors had not negotiated and approved, even if such change in control would be beneficial to you. These anti-takeover provisions could depress the market price of your common stock. These anti-takeover provisions include:

     - Section 203 of the Delaware General Corporation Law, which prohibits a business combination between a corporation and an interested stockholder within three years of the stockholder becoming an "interested stockholder" except in limited circumstances.

     -  provisions of our charter and by-laws, including:

       -  a classified board of directors serving staggered three-year terms;

       -  restrictions on who may call a special meeting of stockholders;

       -  a prohibition on stockholder action by written consent;

       -  restrictions on the removal of directors;

       - supermajority voting requirements with respect to certain amendments to our charter;

       - the authority to issue shares of preferred stock and to determine the rights without stockholder approval; and

       -  a shareholders' rights plan.

     For a more comprehensive discussion of the provisions of our charter and by-laws affecting our capital stock, see "Description of Capital
Stock -- Certain Charter and By-law Provisions."
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

ANY U.S. JUDGMENTS YOU MAY OBTAIN AGAINST US MAY NOT BE ENFORCEABLE IN OTHER COUNTRIES

     Substantially all of our assets are located outside the U.S. As a result, it will be necessary for you to comply with non-U.S. laws in order to enforce judgments obtained in a U.S. court (including those with respect to federal securities law claims) against the non-U.S. assets of our operating ventures. We cannot assure you that any U.S. judgments would be enforced under any such non-U.S. laws.

OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK MAY BE LIMITED

     We do not expect to pay any cash dividends in the foreseeable future. Also, our ability to pay dividends is limited under the terms of indentures governing our outstanding debt securities. If we raise any capital in the future, we may be restricted from paying dividends under the terms of such financings. In addition, the decision on August 17, 1998 by the Russian government and the Central Bank of Russia to devalue the ruble and other actions that the Russian government may take in the future may restrict the ability of the ventures in Russia to declare and pay dividends. For more information on these debt securities, see "Description of Certain Indebtedness."

SUBSTANTIAL RESALES OF OUR COMMON STOCK PURSUANT TO RULE 144 MAY DEPRESS OUR STOCK PRICE AND DILUTE YOUR OWNERSHIP INTEREST

     We cannot predict what effect future sales of our common stock or the availability of our common stock for sale would have on the market price for our common stock. Sales of large numbers of shares of our common stock in the public market pursuant to Rule 144 or pursuant to an effective registration statement under the Securities Act, or the perception that sales could occur, may have an adverse effect on the market price for our common stock. Presently, we filed and the SEC declared effective three registration statements. One registration statement covers the resale of the 8.75% convertible bonds due 2000 and the shares of common stock into which they are convertible. Three registration statements on Form S-8 cover the resale of shares of common stock issued to employees, officers and directors under our employee benefit plans. See "Description of Capital Stock -- Prior Purchase Agreements -- Registration Rights."

OUR STOCK PRICE HAS BEEN AND CONTINUES TO BE VOLATILE

     The market price for your common stock could fluctuate due to various factors. These factors include:

     - failure to integrate or realize projected benefits from our recent acquisitions;

     -  acquisition-related announcements;

     - announcements by us or our competitors of new contracts, technological innovations or new products;

     -  changes in government regulations;

     -  fluctuations in our quarterly and annual operating results;

     - political and economic development in emerging markets (including Russia and the other independent countries of the CIS); and

     -  general market conditions.

     In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of your common stock.

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

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements as to how we may perform in the future. We have based these forward-looking statements on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     -  Risk of delay in implementing our business plan;

     -  Risks of completing acquisitions and integrating acquired businesses;

     -  Political, economic and legal changes in the markets where we operate;

     -  Heightened competition; and

     -  Our need for additional, substantial financing.

These forward-looking statements are principally contained in the following sections of the prospectus:

     -  Risk Factors;

     - Management's Discussion and Analysis of Financial Condition and Results of Operations; and

     -  Business.

     In addition, in those and other portions of this prospectus, the words and phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "intends", "plans", "projection" and "outlook" are intended to identify forward-looking statements. These statements should be viewed with caution.

     These forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties. In making these forward-looking statements in this prospectus, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1998. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of their shares of our common stock and we will not receive any proceeds from the sale of those shares.

                                DIVIDEND POLICY

     We have not paid any dividend on our common stock and do not intend to pay dividends in the foreseeable future. In addition, the indenture governing our 9 7/8% notes currently prohibits the payment of dividends. This indenture contains restrictions against making restricted payments (in the form of the declaration or payment of certain dividends or distributions, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of pari passu or subordinated indebtedness and the making of certain investments, loans and advances) unless no default or event of default exists, our leverage ratio does not exceed 6.0 to 1.0 and such restricted payments do not exceed certain amounts.

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

                               INDUSTRY OVERVIEW

EUROPEAN TELECOMMUNICATIONS MARKET

     Liberalization in the European telecommunications markets has proceeded rapidly since the late 1980's. Historically, the European public telecommunications operators monopolized the provision of telecommunications services in their home markets and designed their networks according to national rather than continental and international considerations. Between 1990 and 1997, however, the European Union implemented a series of directives designed to open up the telecommunications markets to competition. These directives required member states to implement legislation liberalizing their respective telecommunications markets to permit alternative telecommunications companies both to provide telecommunications services and to access the existing telecommunications infrastructure controlled by these national and regional providers. In response to these European regulatory changes, a number of new interests, including our company, have emerged to compete with the European public telecommunications operators.

INTERNET INDUSTRY

     The Internet is a global collection of interconnected computer networks that allows commercial organizations, educational institutions, government agencies and individuals to communicate, access and share information and conduct business electronically. The Internet originated with the ARPAnet, a restricted network that was created in 1969 by the United States Department of Defense Advanced Research Projects Agency to provide efficient and reliable long distance data communications among the disparate computer systems used by government-funded researchers and academic organizations. The networks that comprise the Internet, or its backbone, are connected in a variety of ways, including by public switched telephone networks and by high speed, dedicated leased lines. Communications on the Internet are enabled by Internet Protocol or IP, which is a market-based standard computer language broadly adopted on the Internet and elsewhere that allows computers with different architectures and operating systems software to communicate with each other on the Internet.

     Over time, as businesses have begun to utilize e-mail, file transfer and, more recently, intranet and extranet services, commercial usage has become a major component of Internet traffic. In 1989, the U.S. government effectively ceased directly funding any part of the Internet backbone. In the mid-1990s, contemporaneous with the increase in commercial usage of the Internet, a new type of provider called an Internet service provider became more prevalent. Internet service providers offer access, e-mail, customized content and other specialized services and products aimed at allowing both commercial and residential customers to obtain information from, transmit information to, and utilize resources available on the Internet.

     Internet service providers generally operate networks composed of dedicated lines leased from public telecommunications operators, local access providers and internet service providers using IP-based switching and routing equipment and server-based applications and databases. Customers are connected to the Internet service provider switching equipment by facilities obtained by the customer or the Internet service provider from either public telecommunications operators or local access providers through a dedicated access line or the placement of a circuit-switched local telephone to the Internet service provider.

IP COMMUNICATIONS TECHNOLOGY

     There are two widely used switching technologies in currently deployed communications networks: circuit-switching systems and packet-switching systems. Circuit-switch based communications systems establish a dedicated channel for each communication (such as a telephone call for voice or fax), maintain the channel for the duration of the call and disconnect the channel at the conclusion of the call. Packet-switch based communications systems format the information to be transmitted, such as e-mail, voice, fax and data, into a series of shorter digital messages called "packets." Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address.

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

     Packet-switch based systems offer several advantages over circuit-switch based systems, particularly the ability to commingle packets from several communications sources together simultaneously onto a single channel. For most communications, particularly those with bursts of information followed by periods of "silence," the ability to commingle packets provides for superior network utilization and efficiency, resulting in more information being transmitted through a given communication channel. There are, however, some disadvantages to packet-switch based systems as currently implemented. Rapidly increasing demands for data, in part driven by the Internet traffic volumes, are straining capacity and contributing to latency (delays) and interruptions in communication transmissions. In addition, there are concerns about the adequacy of the security and reliability of packet-switch based systems as currently implemented.

     Initiatives are under way to develop technology to address these disadvantages of packet-switch based systems. We believe that the evolving IP standard will remain a primary focus of these development efforts. We expect the benefits of these efforts to be improved communications, reduced latency and declining networking hardware costs.

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

                                    BUSINESS

OUR HISTORICAL OVERVIEW

     We were founded in 1983 as a not-for-profit company under the name San Francisco/Moscow Teleport, Inc. We incorporated as a for-profit corporation in 1986, and reincorporated into Delaware in 1993 and changed our name to Global TeleSystems Group, Inc. in February 1995. Our principal business office is located at 4121 Wilson Boulevard, 8th floor, Arlington, Virginia 22203, United States, and our telephone number is (703) 236-3100.

     From our inception until 1998, we focused on (1) providing telecommunications services in emerging markets, particularly in Russia and (2) establishing and developing Hermes Europe Railtel B.V., a venture designed to provide a high speed transmission network across national borders in Western Europe. We intended to capitalize on the rapidly growing demand for telecommunications services in countries emerging from totalitarian rule and state-controlled economies. In addition, in Western Europe growing liberalization of regulations governing the provision of telecommunications services has resulted in a proliferation of new competitors to incumbent public telecommunications operators. At the same time, with the trend toward the increasing globalization of business, there has been a substantial growth in demand for high quality voice and data telecommunications. We perceived a need for a fast, efficient and lower cost cross-border network that would carry the traffic of established public telecommunications operators and other carriers. Since we began operating our Hermes Railtel network in late 1996, the demand for its services has validated our decision to build and develop such a network.

     In 1998, we changed our strategy in response to the economic crisis in emerging markets and the advent on January 1, 1998 of the deregulation of the provision of telecommunications services in Western Europe. We also sought to build on the success of our Hermes Railtel network by developing a plan to provide telecommunications services, including local access services, directly to businesses and other customers. Accordingly, during 1998, we acquired two companies that provide such services to businesses and other high usage customers in Western Europe and developed a plan to provide local access services in 12 major Western European cities. In addition, we realigned our operations into five lines of business to facilitate the coordination and management of our activities.

BUSINESS STRATEGY

     In order to achieve our objective of becoming Europe's premier independent provider of telecommunications services to businesses, other high usage customers and telecommunications carriers, we intend to implement the following key strategies:

  CONTINUE BUILDOUT OF HERMES RAILTEL NETWORK

     We intend to make Hermes Railtel's service offerings more attractive to our carrier customers by expanding the geographic reach and reliability of our core network. We are continuing to build our Hermes Railtel network by extending its coverage to include approximately 50 cities throughout Europe by the end of 2000 and by putting in place a high speed, cost-efficient transatlantic link through our FLAG Atlantic Limited joint venture. We are also deploying dense wavelength division multiplexing technology that will permit significant expansion of the core network's transmission capacity and allow us to upgrade the reliability and efficiency of the network.

  DEVELOP LOCAL ACCESS INFRASTRUCTURE

     In order to facilitate our customers' access to our network and to exploit what we believe to be an expanding market, we intend to build, lease or acquire local access infrastructure in 12 major metropolitan markets throughout Europe by 2001. We believe that the increasing liberalization of telecommunications regulation in Europe and the existing level of competition in Europe for local access services offer an attractive opportunity to build out local access infrastructure. We believe that implementing this strategy will also benefit our Carrier Services and Business Services lines of business.

  CAPITALIZE ON GROWTH IN DATA/IP TRAFFIC

     In anticipation of continued rapid growth in data and Internet traffic, we plan to expand our IP-based capabilities and product offerings. We intend to apply IP technology to Hermes Railtel's fiber optic network in order to enhance its efficiency and capacity. In addition to offering IP transport services, we intend to offer Internet access and IP-based services, such as web site management.

  REINFORCE AND EXTEND MARKET PENETRATION OF HERMES RAILTEL'S NETWORK

     We intend to reinforce and extend the market penetration of Hermes Railtel's network by enhancing the scope, capacity, reliability and efficiency of our infrastructure, and by providing our own local access. As a result of these enhancements, we believe that we are well-positioned to generate additional revenues from existing carrier customers and attract new customers as demand for seamless transatlantic city-to-city services increases. Targeted new customers include the U.S. regional Bell operating companies, as well as U.S. and European Internet service providers.

  INCREASE HIGH USAGE RETAIL CUSTOMER BASE AND ROUTE TRAFFIC OVER OUR OWN
NETWORK

     As a result of the Esprit Telecom, NetSource and Omnicom acquisitions, we have an established retail customer base of leading international businesses, organizations and governmental agencies. We intend to continue to focus our retail marketing efforts on small, medium and large-sized businesses, governmental agencies and other organizations that have extensive telecommunications needs and which generate substantial volumes of telecommunications traffic. By routing this traffic over our Hermes Railtel, Business Services and Access Services networks, we seek to realize the benefits of owning our own infrastructure. In order to build our customer base, we anticipate significantly increasing the size of our direct sales force. We also seek to offer a level of service superior to that provided by incumbent telecommunications providers. We believe that providing a high level of customer service is a key element in establishing customer loyalty and attracting new customers. For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenues."

GTS CARRIER SERVICES

  OVERVIEW

     Our Carrier Services line of business is made up of three components:

     - Hermes Railtel;

     - Transoceanic Services; and

     - IP Services.

     Cross-border transmission capacity has historically been used predominantly for the transmission of voice traffic. We believe that cross-border transmission capacity will increasingly be used to transport data traffic and in several years the volume of capacity used for transporting data traffic will significantly exceed that used for transporting voice traffic. This trend is being driven by the rapid growth of the Internet and other data-intensive applications such as videoconferencing, multimedia, and medical and business imaging, among others.

     We intend to participate in this developing market by providing comprehensive telecommunications transport services to established and emerging telecommunications carriers, Internet service providers and other significant consumers of transmission services. We believe that our customers will increasingly demand network connection to the world's major commercial and financial centers. In addition, we believe that our customers will demand Internet or IP-based services such as Internet access, web hosting and management services in order to participate in the expected growth of the Internet.

  HERMES RAILTEL NETWORK

     We are one of the leading providers of telecommunications services to other telecommunications carriers. We operate a centrally managed fiber optic network that is designed to carry high volumes of telecommunications traffic across national borders in Europe and to the United States. At March 3, 1999, the network operated over approximately 12,200 kilometers connecting 19 cities in 10 countries. We expect the network to extend approximately 25,000 kilometers with points of presence, or equipment for switching or relaying traffic, in approximately 50 cities in 20 European countries by the end of 2000.

     Capacity on the Hermes Railtel network is sold to public telecommunications operators, other carriers, Internet service providers, resellers of unused telecommunications capacity and other telecommunication service providers. We believe that we are able to provide our customers a service that is superior to other services currently available through public telecommunications operators or through other independent providers.

     At March 3, 1999, we operated the Hermes Railtel network in Belgium, The Netherlands, the United Kingdom, France, Germany, Switzerland, Italy, Denmark, Sweden and Spain, linking the following 19 cities: Brussels, Antwerp, Rotterdam, Amsterdam, London, Paris, Frankfurt, Strasbourg, Zurich, Geneva, Stuttgart, Dusseldorf, Munich, Milan, Berlin, Copenhagen, Stockholm, Hamburg and Madrid. If completed as expected by the end of 2000, our network will extend approximately 25,000 kilometers. During 1999, we plan to extend our network through France to Barcelona and commence operating in Austria, the Czech Republic, Luxembourg and Portugal.

     We currently lease capacity on transatlantic cables linking the network with North America and are exploring various interconnectivity options to Russia. At March 3, 1999, 54 customers were under contract for service on the Hermes Railtel network, and at December 31, 1998 our customers were contractually obligated to pay us an aggregate of $418 million for future services, provided Hermes Railtel performs in accordance with contractual specifications.

     We intend to continue to build Hermes Railtel's network using cost-efficient access to an infrastructure of railways, motorways, pipeline companies, waterways and power companies. We have a flexible approach to the network plan and intend to fine-tune the scope, route and design of the network based on our evaluation of customer demand. We have entered into agreements for the construction and/or lease of fiber optic routes for the network in the countries where we currently operate. We continue to negotiate rights-of-way and other infrastructure arrangements in order to extend the network. We expect to incur approximately $750 million in additional capital expenditures, including capital lease obligations, through 2000 in connection with the build-out of the network.

     In June 1998, we acquired a 75% interest in Ebone, a Danish company which connects European Internet service providers to the Internet over its own network. In May 1999, we acquired the remaining 25% interest in Ebone. As of December 31, 1998, Ebone served 83 customers in 25 countries. As part of the transaction, Ebone purchased approximately $100 million of long-term capacity rights on Hermes Railtel's network. It will provide Ebone with capacity of up to 622 megabits per second between the majority of European cities that Ebone serves. Many of Ebone's existing customers own a portion of Ebone's shares through an association.

     MANAGED BANDWIDTH SERVICES

     Hermes Railtel provides primarily large capacity cross-border European circuits and transatlantic services to carriers and service providers over an integrated, managed network. The Hermes Railtel network, based on dense wavelength division multiplexing and synchronous digital hierarchy technology (a form of packet switched transmission technology), provides digital transmission capability upon which a broad range of advanced functionality may be built. The Hermes Railtel network offers network availability, flexibility, bandwidth speeds and error performance not otherwise available to carriers for transport of telecommunications traffic across national borders in Western and Central Europe. Our network is designed to provide customers with a wide variety of bandwidth speeds, ranging from a data transmission rate of 2.048 Mbps (or millions of bits per second) to a data transmission rate of 2.5 gigabits per second (or billions of bits per second). For more information on technology in the telecommunications industry, see "Industry Overview -- IP Communications Technology."

     Point-to-Point Transmission Capacity. The current market for cross-border transport is also served by international private leased circuits provided by public telecommunications operators. Traditionally, such private leased circuits are formed by combining half-circuits from two public telecommunications operators between customer locations, often with additional public telecommunications operators providing transit segments. Under such private leased circuits, overall service quality guarantees generally are not provided and only a limited range of bandwidth is available, usually only at a data transmission rate of 2.048 Mbps, and in certain instances, at a data transmission rate of 34 Mbps. We provide a Point-to-Point Transmission Capacity service to our customers. We believe this service is a significant improvement to private leased circuits because it provides a greater range of bandwidths from 2,048 Mbps to multiples of 140 Mbps or 155 Mbps and allows customers to choose a service level agreement which provides service guarantees appropriate for their applications, including guarantees for on-time service delivery and service availability.

     Our point-to-point transmission capacity consists of "integrated" and "node-to-node" services. Our network integrated service provides an end-to-end service between customer-specified locations where we arrange for the connection between the network node location and the customer's location. The node-to-node service can be selected when the customer prefers to provide its own connection to the local network node location. In node-to-node service, we guarantee service only on our network and not from our network node to the customer's location. Our network prices for both services are competitive relative to current service offerings. Our customers can choose flexible contract terms from one to ten years in duration, with discount schemes designed to ensure that we remain a cost-effective solution.

     Virtual Network Transmission Services. As the European marketplace liberalizes and carriers and other telecommunications service providers plan to expand their operations across Europe, a need arises for a flexible and cost-effective means of telecommunications transport. Such service providers have traditionally obtained international transport service by leasing international private leased circuits. Leasing private leased circuits requires a carrier to lease channels on a segment-by-segment basis from multiple public telecommunications operators, linking the target cities under arrangements having a fixed capacity and pricing structure for each segment of the carrier's network. Private leased circuits have several disadvantages, including (1) difficulty in obtaining discount/volume pricing schemes since there is no single provider of pan-European coverage, (2) delays in implementation due to numerous contractual negotiations and the need to interconnect numerous leased circuits,
(3) limited opportunities to lease high-bandwidth pan-European capacity and (4) variability of quality due to the absence of a centrally managed single uniform network. Telecommunications carriers could also construct their own network, which is expensive, time-consuming and complex and which may not be justified by traffic volume.

     Our network transmission service provides a new solution and an attractive alternative to leasing circuits or building infrastructure. This service enables our customers to obtain a uniform pan-European or cross-border network under one service agreement by allowing the customer to select any number of cities along our network with a pricing structure based on the overall amount of leased capacity for the customer's entire network.

     Ring Service. Most medium to large carriers and operators purchase network capacity in excess of actual requirements and prefer to have control over the physical configuration of their networks. This service connects multiple customer locations with multiple paths in a ring configuration. We provide the customer with reliable and direct control over the paths dedicated to its traffic within the ring and exclusive control over the routing. We can add additional ring capacity with no service interruption and additional customer locations with minimal service interruption. We can provide this ring service at a very competitive rate compared to other point-to-point services. For a discussion of the risks associated with the

Hermes Railtel network technology, see "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."

     INTERNET ACCESS AND IP TRANSPORT

     Ebone Internet Access Services. Internet service providers, which are companies that provide Internet access to end-users, have purchased Internet access from Ebone since 1991. Ebone has one of the largest installed bases of Internet service provider customers in Europe. Building on the expertise developed since the advent of the Internet in Europe, Ebone now offers Internet service providers a high quality Internet access service with the following significant features:

     - Reliable access to Internet service throughout Ebone's network, which is made possible by always dedicating excess bandwidth capacity on its network;

     - Access to other Internet networks through links with major Internet backbone providers in Europe and in the United States; and

     - Access speeds ranging up to 620 Mbps.

     IP Transport Services. We are developing IP transport services for service providers that focus on building their own Internet backbone, Intranet or voice over IP services. This IP traffic has been traditionally supported by a combination of managed bandwidth services (like the ring or the point-to-point services of Hermes Railtel's network) and Internet network services (like Ebone's Internet services).

     Today, large service providers building their Internet networks demand the speed offered by fiber infrastructure, the reliability of managed bandwidth services and the flexibility of Internet network services.

     We intend to carry the international Internet traffic of service providers between their private points of presence and/or Internet exchange points. We expect these services to combine high quality transmission services with the ability to upgrade transmission capacity and speed and to control configurations which are the strengths of large Internet network providers. For a discussion of the risks associated with the Hermes Railtel network technology, see "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."

     BUSINESS AND MARKETING STRATEGY

     The overall strategy of Hermes Railtel is to offer public telecommunications operators and other carriers pan-European cross-border telecommunications transport services. Our Hermes Railtel network provides a vehicle through which a carrier can compete in markets where it does not own infrastructure. Our primary service offering is the sale of large capacity cross-border circuits to our customers. Our network's focus on carriers is designed to complement and not compete with such carriers' own business objectives in providing services to their end-users.

     As a result of our acquisition of Ebone, we are now accelerating our plans to become a leading player in the provision of seamless transatlantic city-to-city services in order to take advantage of the increased market demand for low cost transatlantic city-to-city services. In 1998, we contracted for long-term leased capacity on transatlantic cables linking the Hermes Railtel network to North America. In addition, we intend to further increase our transatlantic capacity through the purchase of capacity from the FLAG Atlantic Limited joint venture. We also intend to invest further in extending and increasing the capacity of the Hermes Railtel network.

     To establish ourselves as the leading provider of telecommunications services to carriers within Europe, we offer our customers significantly higher quality transmission and advanced network capabilities at a competitive price by focusing on the following:

     - High Capacity Cross-Border Network Facilities. Our network is designed to offer our customers high capacity network facilities outside their domestic markets, providing cross-border capabilities without requiring customers to invest in network infrastructure or being constrained by a narrow
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

       range of capacity offerings. By utilizing dense wavelength division multiplexing technology over our network, we anticipate that, once fully deployed, this technology will enable our network to provide a minimum speed of 800 gigabits per second on all major routes. Options are in place to expand fiber capacity further on a number of routes.

     - Uniform Network Architecture. Our network is designed to offer managed transport services from country to country and across multiple countries utilizing a single uniform network, in contrast to services currently available that use multiple providers over several networks with varying technologies under the control of separate, not necessarily compatible, network control systems. The Hermes Railtel network's uniform technology enhances service by providing quality and reliability as well as uniformity of features throughout the network.

     - Diverse Routing. We have designed our network over multiple routes to provide high levels of reliability so that if a failure occurs on one route, traffic can be diverted to an alternate route. The network is designed to provide availability of over 99.9% for most routes and to provide customers with a wide range of telecommunications transmission capacity. We believe that to achieve this level of reliability without the use of a network similar to Hermes Railtel's network, carrier customers would need to purchase additional dedicated circuits.

     - Rapid Provisioning. Our customers can quickly obtain additional capacity on our network. This ability to rapidly provide service is largely due to our development of capacity substantially in excess of our forecasted requirements.

     - Flexibility. Our services provide customers flexibility across Hermes Railtel's network so that the customer may minimize risk by enabling network rerouting, eventually even under customer direct control.

     - Advanced Technology. We are deploying dense wavelength division multiplexing and synchronous digital hierarchy technology that can be upgraded and will permit significant expansion of transmission capacity without increasing the number of fiber pairs on a network. This technology also provides the basis for structuring advanced operating features, such as virtual private network services and IP-based services.

     - Innovative Pricing. We believe that the price of high-bandwidth circuits on transborder European routes is artificially high and not necessarily related to the cost of such circuits. We offer competitive pricing with tailored contract terms and volume discounts. This allows our customers to plan more efficiently the fixed costs of their service portfolio. Our customers can select varying capacity, access, guaranteed availability and contract terms at competitive prices. Customers purchasing capacity from public telecommunications operators generally choose from a narrow set of capabilities under inflexible pricing plans.

     For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."

     PRICING AND DISTRIBUTION

     We primarily conduct sales of Hermes Railtel's services through Hermes Europe Railtel (Ireland) Limited, a subsidiary.

     Currently, the price of cross-border pan-European calls is often significantly higher than the underlying cost of transport and termination of such calls and higher than the price of intra-country calls or transborder calls to and from liberalized markets. The low cost of operating our network enables us to attractively and competitively price services even as overall tariffs for telecommunication services decline. Our low cost basis is a result of, among other things, the application of new technologies to our network, which allows us to operate our network with fewer employees than legacy networks.

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

     The term of a typical customer agreement currently ranges from one to three years in length. The customer agrees to purchase, and we agree to provide, cross-border transmission capacity. In general, the customer agrees to pay certain non-recurring charges upfront and recurring charges on an annual basis, payable in twelve monthly installments. If the customer terminates the service order prior to the end of the contract term, the customer is generally required to pay us a cancellation charge equal to three months' service for every twelve months remaining in the contract term. We guarantee transmission services to a certain service level. If such levels are not met or we fail to deliver service by the committed delivery date, the customer is eligible for a credit against charges otherwise payable for the failed link.

     CUSTOMERS

     At March 3, 1999, 54 customers were under contract for service on Hermes Railtel's network, including public telecommunications operators and other carriers, global consortia, Internet service providers and resellers. As of December 31, 1998, our customers were contractually obligated to pay us an aggregate of $418 million for future services, provided our network performs in accordance with contractual specifications. We believe that the type and quality of our customers validate our business plan and network concept and illustrate the type of customers we expect to be attracted to the full network. The success of our network to date also demonstrates the demand for cross-border transport services. We are targeting seven major market segments or customer groups, which can be characterized as follows:

     - Existing Public Telecommunications Operators. This customer segment consists of the traditional European public telecommunications operators that generally participate in the standard bilateral agreements for cross-border connectivity. We provide a vehicle for public telecommunications operators to compete in non-domestic markets. As of January 1, 1998, all public telecommunications traffic can be transported by carriers other than the domestic public telecommunications operator, thus vastly expanding the potential demand from public telecommunications operators for our services.

     - Global Consortia of Telecommunications Operators. Many of the largest public telecommunications operators and international carriers have pooled resources and formed consortia in order to compete more effectively in important telecommunications markets such as those in Western Europe, particularly outside their home markets. Prior to liberalization of the provision of switched voice services in Western European markets, one of the primary objectives of these consortia was to provide pan-European services to multinational business customers, including X.25/frame relay (high speed data network) service and voice services for a closed user group. We believe that we provide an attractive alternative at better pricing in those environments where such a consortium does not already own its infrastructure. Furthermore, we believe that we are well-positioned to provide cross-border connectivity between different domestic infrastructures of these alliances.

     - International Carriers. This customer segment consists of non-European carriers with traffic between European and other international gateways. Existing customers in this segment include Teleglobe and targeted future customers include the United States regional Bell operating companies. We can provide these customers a pan-European distribution network to gather and deliver traffic to and from their own and other hubs.

     - Other Carriers. This segment consists of other European carriers competing with existing public telecommunications operators, cable TV and mobile carriers and competitive access providers. These other carriers have chosen to compete with the incumbent public telecommunications operators in their respective countries. We believe that these other carriers will prefer to use the services of independent carriers such as ourselves to meet their cross-border telecommunication transport needs.

     - Internet Backbone Networks. Internet backbone networks are providers of large capacity international connectivity services between Internet nodes (points of interconnection between local Internet service providers). These networks are a fast-emerging segment and are expected to

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

       generate significant demand for the services we offer. The Internet segment is experiencing significant growth in demand for transmission capacity.

     - Resellers. Resellers are telecommunications service providers that do not own transmission facilities, but obtain communications services from other carriers for resale to the public. Resellers are a growing segment of the market and are expected to increase in conjunction with the liberalization of the European telecommunications market. In the United States, for example, resellers were a significant factor in the expansion of competition.

     - Other Service Providers. We also target data communications systems in which special service features enhance the basic data transmission facilities offered to customers. Many of these networks are targeted to the data transfer requirements of specific international customer segments such as airlines and financial institutions. Their basic network transmission requirement is to connect data switches or processors, and they currently purchase their own international circuits and build additional resiliency into their network infrastructure. We expect to allow them to meet these needs cost-effectively and to extend their services to new markets or customers without substantial capital investment.

     We expect that additional demand for alternative service providers will come from increased usage of dedicated circuits for Internet access, private lines for the deployment of wide-area networks by large corporations, single-source local and long distance services for small and medium-sized businesses and emerging broadband applications such as cable TV programming distribution (other than broadcast) to the end-user.

     NETWORK DESIGN

     Network Architecture. Our network design is based on a layered architecture that separates physical, optical and telecom layers of our network with standard interfaces in order to optimize design and operation and provide flexibility for introducing new technologies, such as IP.

     Physical Layer. The physical layer of our network is based on a mesh of routes comprised of dark fiber, or fiber optic cable that is not yet equipped or activated for commercial use. When the network is completed, the physical layer will interconnect cities on the network via at least two or three different paths to minimize service interruptions when fiber or equipment failures occur. In each major city, we intend to locate two additional customer access sites for maximum reliability.

     Optical Layer. The optical layer of our network is based on dense wavelength division multiplexing. This is a cost-effective technology that substantially increases the capacity of an existing fiber optic network by multiplying the number of signals that it can carry simultaneously. Specifically, this layer:

     - supports the provision of optical services directly to customers at 2.5 gigabits per second, representing the speed for digital signal transmission expressed in billions of bits per second; and

     - provides for the operation of multiple synchronous digital hierarchy transmission networks and/or IP systems to run concurrently on a single fiber pair in a highly cost-efficient manner. Ciena 40 wavelength systems are currently installed on our network in five countries with a potential capacity of 100 gigabits per second on a fiber pair.

     Telecom Layer. The synchronous digital hierarchy layer of our network, running via dense wavelength division multiplexing channels in the core of the network, and directly on fiber elsewhere, supports the provision of point-to-point services to customers at speeds of 2 Mbps up to 155 Mbps. The synchronous digital hierarchy layer is itself a multi-layered architecture consisting of multiple synchronous digital hierarchy rings, or cables, which are optimized for different telecommunications traffic characteristics. Each synchronous digital hierarchy ring supports fully automatic re-routing of traffic in the case of a break in the ring.

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

     We expect to add an IP layer to our network starting in the second quarter of 1999. This layer will support high capacity IP routers, or computer devices for routing packet-switched data traffic, which can deliver IP services to customers at speeds up to 2.5 gigabits per second. These routers will be supported on the dense wavelength division multiplexing layer of the network directly and/or through asynchronous transfer mode technology in the core of our network and on top of the synchronous digital hierarchy layer elsewhere. These changes will also enhance the services that Ebone can offer to its Internet service provider customers. We plan to extend our enhanced IP transport capabilities to all cities on our network by 2000. This layer will be able to handle failures independently of the lower layers by re-routing at the IP level.

     Our network is controlled by a single active network operations center in Brussels, Belgium. We maintain a backup center in Amsterdam, The Netherlands that has equivalent management systems continuously synchronized with the primary center.

     Our network operations center can pinpoint potential service problems and deal with service re-routing much more effectively than other networks that are controlled by multiple operators in different countries. Our advanced operational support systems also provide comprehensive support for:

     - managing the large number of network components and local repair organizations required for an extensive international network of our size; and

     - providing advanced customer support for customer operational activities.

     Overall, our combination of backup paths and management components enable recovery from individual failures at the optical, synchronous digital hierarchy and IP layers. Our resilient approach provides for a high level of network performance and reliability. As a result, we are able to enter into strong performance commitments with our customers, and services on most routes of our network have performed at or above 99.9% availability.

     We expect to operate our network and to own substantially all of our network equipment as well as some segments of the fiber optic cable. A substantial portion of the fiber is leased from third parties on a long-term basis. Long-term leases for fiber are advantageous to us because they reduce or eliminate the costly burden of building large quantities of capacity before they can be fully utilized. Where we lease dark fiber, the owner of such fiber will generally be responsible for maintaining such fiber optic cable. In general, we will enter into agreements with equipment vendors and infrastructure providers and other third parties to supply and/or maintain the necessary equipment for our network. For a discussion of the risks associated with the Hermes Railtel network technology, see "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."

     NETWORK CAPACITY

     We are building our network to include Ciena 40 dense wavelength division multiplexing systems on a majority of our routes. This allows for synchronous digital hierarchy and IP systems of 2.5 gigabits per second to be installed only when required, thus providing for efficient management of capital investment.

     Should capacity be required beyond the initial 100 gigabits per second on the first fiber pair, we can bring additional fiber pair(s) into operation that utilize either higher capacity dense wavelength division multiplexing systems at
2.5 gigabits per second or at 10 gigabits per second. Such systems have been available on some routes on our network since 1998. The remaining routes are planned to have this upgrade in 1999. We plan to have a minimum of two fiber pairs on all routes. This approach will extend capacity as we implement it on new paths and on selected existing paths over time.

     NETWORK AGREEMENTS

     We have entered into agreements and letters of intent with various infrastructure providers for construction and/or leasing of dark fiber for portions of our network. Our agreements for leases of portions of our network typically require the infrastructure provider to provide a certain number of pairs of dark

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

fiber and in some cases facilities along our network route commencing on dates we provide. The term of a lease agreement typically ranges from 10 to 18 years. An agreement typically contains optical specification standards for the fiber and methods of testing. We are allowed to use the cable for the transmission of messages and other purposes, including increasing capacity. The infrastructure provider is responsible for maintenance of the cable facilities. The infrastructure provider may also provide space for the location of our equipment and related maintenance. The agreements typically provide for termination by the parties only for material breach, but allow the breaching party 90 days to cure their breach. The agreements typically contain a transition period after termination of the agreement to allow us to continue to serve our customers until we can reach agreement with an alternative infrastructure provider. In certain areas of our network where it is not possible to lease dark fiber, we have signed agreements or letters of intent for the right to use managed bandwidth. The terms of these agreements typically range from 10 to 25 years. For a discussion of the risks associated with our network agreements, see "Risk Factors -- Failure to obtain new leases of transmission capacity or renew existing leases on our leased lines could cause us to incur losses on the leased portions of our network" and "Risk Factors -- Failure to carry sufficient traffic on our leased lines could cause us to incur losses on the leased portion of our network."

     We are also deploying our network along the rights-of-way of a variety of alternative sources, including railways, motorways, waterways, pipelines and utilities. We constantly evaluate multiple alternative infrastructure suppliers in order to maximize our flexibility. Many portions of our network utilize long-term right-of-way agreements with landowners. As a result of our network development activities to date, we have gained access to infrastructure for our network routes which we believe will be difficult for competitors to duplicate.

     LOCAL ACCESS

     We expect to provide customer access to our network primarily through our Access Services line of business using synchronous digital hierarchy access lines in those cities where Access Services will be present and the Hermes Railtel network has nodes. Arrangements with our Access Services line of business are expected to be on an arms length basis. In each city, as one of our points of presence is deployed, we may contract with one or more suppliers to provide local access service to customer locations. Currently, we have contracted with a number of unaffiliated local access providers to connect our network to intra-city networks. Pursuant to these agreements, we can offer our carrier customers service from their premises in one city to their premises in another city. Various local access network suppliers may also be interested in linking the business centers in which they are active to our network. Therefore, we believe that the relationships between ourselves and local access network suppliers can benefit both parties.

  TRANSOCEANIC SERVICES

     In January 1999, we signed an agreement with FLAG Telecom, to establish a 50/50 joint venture to build and operate the world's first transoceanic dual cable system designed to carry voice, high-speed data and video traffic at speeds up to 1.28 terabits or trillions of bits per second. The high-capacity fiber optic link between Europe and the United States, to be known as FLAG Atlantic-1, is expected to begin offering services in the last quarter of 2000. The joint venture plans to offer a direct link between New York City, London and Paris, with connections to numerous other cities in the United States, Europe and other countries in the Middle East and Asia Pacific. The project is subject to financing, the execution of related agreements and other conditions.

     Construction of the initial 160 Gbps portion of FLAG Atlantic-1 will cost approximately US$1 billion. Financing will be provided by a combination of equity contributions and capacity purchases by the joint venture participants, customer sales, and non-recourse bank debt. A contract to build the cable has been awarded to Alcatel Submarine Networks, the general contractor. The system's design allows for 160 Gbps incremental upgrades as demand warrants. Under the terms of the joint venture agreement, we will be responsible for the construction and maintenance of the land-based portion of FLAG Atlantic-1.

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     The two subsea sections of the cable are approximately 5,900 kilometers and
6,350 kilometers for each link, with an overall system length of approximately 12,500 kilometers. The joint venture will provide links from the European landing points to the cities of Paris and London where plans are for customers to be able to connect to Carrier Services' network as well as to other networks that customers may choose.

     BUSINESS AND MARKETING STRATEGY

     We believe that a large portion of Carrier Services' market growth will come in the form of IP-based voice and data services. Because a majority of the world's IP traffic originates in the United States, our Carrier Services line of business has chosen to invest in its own capacity infrastructure through Transoceanic Services' participation in FLAG Atlantic Limited. We believe that owning a large volume of capacity will provide us with a competitive low cost position to serve existing and future customers. We also intend to utilize FLAG Atlantic Limited as a lessor of transatlantic capacity to Hermes Railtel, thus extending the Hermes Railtel network at favorable prices. Transoceanic Services will also provide backhaul services which it will market through a newly developed sales force. For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."

     CUSTOMERS

     In addition to selling capacity to Hermes Railtel, Transoceanic Services intends to target customers, including emerging alternative carriers, incumbent telecommunications carriers and Internet service providers that require high quality dedicated transmission capacity to major commercial and financial centers. Sales will be made with our direct sales forces, as well as through indirect channels.

  IP SERVICES

     In order to capitalize on the projected growth in IP voice and data transmission services and to take full advantage of Hermes Railtel's network, as well as its Ebone subsidiary and transoceanic capacity, we intend to offer IP-based services to telecommunications carriers, businesses and other high usage customers. We have recently developed a strategic plan which envisions progressing from a service offering focused on IP transport to one which focuses on value-added IP-based service offerings.

     PRODUCTS AND SERVICES

     We intend to offer a broad array of competitively priced comprehensive IP services to meet our customers' requirements.

     - Connectivity. Connectivity services may include dial-up and dedicated access, IP transport, voice over IP, fax over IP, virtual private networks and IP clearinghouse services;

     - Network and Management Services. These services may include security and network integration as well as router and server management, billing and information services to managed IP networks; and

     - Value Added Services. These services may include web hosting, collocation, unified messaging and basic Internet service provider services such as newsgroups, mail, groupware and directory services. We are also considering metering and billing services as well as e-commerce and call center applications.

     BUSINESS AND MARKETING STRATEGY

     We estimate that a large portion of our market growth will come in IP-based voice and data services. These services will range from Internet access and IP transport to value-added services such as

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e-commerce and unified messaging. We expect to use a number of complementary strategies to enter these service markets, including:

     - acquisition or partnership with emerging providers of value-added services and IP-based application companies;

     - expansion of Internet access and IP transport capabilities and service offerings;

     - development of a full web hosting capability either through acquisition, partnership or our own development; and

     - expansion of virtual private network, intranet and extranet service offerings.

     For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."

GTS BUSINESS SERVICES

  OVERVIEW

     Through our Business Services line of business we provide high quality, competitively priced long distance voice and fax services for retail business customers to worldwide destinations and network management, access and termination services to telecommunications service providers such as calling card companies and resellers in the United Kingdom, Germany, The Netherlands, Spain, France, Italy, Norway, Sweden, Belgium, Denmark and Ireland. We provide these services using our switches, fiber optic cable and other infrastructure, as well as leased lines and capacity provided by other carriers and service providers. We established our Business Services customer base and sales network and acquired additional switches, routers and other infrastructure through the recent acquisitions of Esprit Telecom and NetSource.

     We are in the process of developing our plans for integrating Esprit Telecom, NetSource and Omnicom into our Business Services, Carrier Services and Wholesale Services lines of business. We may have one or more of our other entities purchase assets from Esprit Telecom as part of our strategy. Any such transaction must be effected in accordance with the applicable covenants in the indentures governing the Esprit Telecom 11.5% senior notes due 2007 and 10.875% senior notes due 2008. In addition, we may also decide in the future to execute a tender or exchange offer or consent solicitations with respect to these notes, if we determine that it is advisable to better integrate Esprit Telecom into our overall corporate structure.

     The following discussion of GTS Business Services does not reflect the effect of the Omnicom Acquisition that we consummated on April 26, 1999. See "Summary -- Recent Developments -- Omnicom Acquisition."

  PRODUCTS AND SERVICES

     We currently offer a range of telecommunications services to two targeted business customer segments: (i) retail business customers consisting of small, medium and large-sized businesses, governmental agencies and other organizations with significant international traffic and (ii) telecommunications service providers and resellers. We have recently introduced a new category of service -- enhanced services -- to complement our established telecommunications services and products. In some markets, we plan to target small and medium-sized enterprises, small and home offices and high-value residential customers.

     Retail Services. The largest share of the business and corporate retail market is currently international voice and fax transmission services. In most of our Business Services markets, we also provide our retail clients with national long distance services. As we integrate Esprit Telecom and NetSource and build out local access in targeted metropolitan markets throughout Europe, we intend to

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provide our retail clients with seamless national and international city-to-city service through our Carrier Services and Access Services infrastructure. We believe that customers have selected us as a provider on the basis of competitive pricing, network quality, responsive account management and customized services. See "-- Competition Faced by Our Lines of Business."

     We distinguish our retail business customers between direct access retail customers and indirect access retail customers. Our direct access customers use our owned or dedicated leased lines, while our indirect access customers access our services indirectly on a switched basis using the public telecommunications operator network by means of an access code. Our direct access retail customers are generally users of telecommunication services who generate relatively large amounts of long distance traffic, with such traffic usually being important to the execution of their core businesses. We offer retail direct access in all of our existing Business Services markets.

     Our indirect access retail clients access our services by dialing an access code, generally either using an auto dialer or via a code programmed directly into their own switches so that it is transparent to the user. These customers generally consist of small and medium-size businesses whose telecommunication requirements do not warrant the costs associated with the dedicated leased lines of direct access service. Contracts for both direct and indirect access are typically for a period of one year. See "-- Business and Marketing Strategy
-- Target High Users of Long Distance Traffic." For a discussion of regulatory issues relating to the provision of retail indirect access services, see
"-- Licenses and Regulatory Issues."

     Service Provider/Reseller Services. We provide network management, access and termination services to a number of telecommunications service providers, such as calling card companies and Internet service providers, and to resellers which distribute our telecommunication services to customers with average monthly revenue levels below those that we currently target. These companies are typically marketing-focused rather than network-focused, and we are able to provide a high degree of telecommunication support to such providers, including stationing their equipment at our switch sites, incoming call verification and bill generation. In some cases, these customers use competitor carriers to either seek lower costs overall or to have backup services. Contracts for our service provider and reseller services are typically for a period of one year.

     Enhanced Services. We focus on developing new products and services which address the specific needs of our customer base including calling cards, an international toll free service and itemized billing, which we target to organizations that require their customers or employees to be able to simply and cost-effectively call them from other countries. We plan to introduce additional services, including unified messaging, interactive voice services, prepaid calling cards and prepaid mobile phone services. Our target customers include calling card operators, hotels and information technology companies. In addition, we provide itemized billing and detailed costing for accounting and control purposes, national freephone services, as well as limited prepaid and account-based calling card services in some markets, and limited data services on a trial basis.

     Fixed-to-Mobile Traffic. This service allows our Business Services customers with a router to place calls to cellular phone subscribers at more favorable rates than if they were placed directly to the relevant cellular phone service through the public telecommunications operator. Due to the relatively high penetration of cellular phones throughout Europe, the cost of calls to such phones is an increasingly significant part of companies' total telephony costs. Consequently, we believe that this service will continue to prove attractive.

  BUSINESS AND MARKETING STRATEGY

     In order to achieve our objective of becoming one of the largest pan-European independent telecommunications service providers to business and other high-usage customers, we intend to implement the following strategies:

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     TARGET HIGH USERS OF LONG DISTANCE TRAFFIC

     We have an established retail customer base of leading international businesses, organizations and governmental agencies, including a number of international financial institutions and large global hotel chains. We intend to continue to focus a significant part of our retail marketing efforts on medium- to large-sized businesses, governmental agencies and other organizations that have extensive telecommunications needs and which typically generate long distance telecommunications expenditures in excess of $5,000 per month. We will increasingly focus our marketing efforts on small to medium-sized enterprises that utilize significant amounts of long distance services, and plan to target small offices and home offices and high value residential customers in certain countries. We believe that these market segments offer significant opportunities, because a substantial portion of them have traditionally been under-served by the public telecommunications operators.

     PROVIDE CUSTOMER VALUE AND SERVICE

     We seek to offer our business services to our customers not only at a discount to the prices charged by public telecommunications operators, but with a level of service superior to that provided by such other service providers. We believe that providing a high level of customer service is a key element in establishing customer loyalty and attracting new customers. We focus on providing individual attention to potential and current customers, beginning early in the sales cycle and continuing throughout a customer's relationship with us. We offer each client direct, personalized service to ensure full access and a smooth transition to the services we provide.

     DEVELOP OUR PRODUCT AND SERVICES PORTFOLIO

     We seek to develop new products and services which address the specific and changing needs of our current customer base and to attract and retain new customers. Our infrastructure gives us the flexibility to offer new products and services without undertaking major network modifications, and we believe that we are well positioned, both from a technical and marketing perspective, to add additional products and service offerings. The provision of national long distance services is one of our rapidly growing businesses and we expect that this will offer us major opportunities, as liberalization leads to more favorable public telephone operator connection rates in Europe.

  NETWORK AND OPERATIONS

     Through our acquisitions of Esprit Telecom and NetSource, we have acquired a core infrastructure network for providing services to business customers. This consists of three components: the switching equipment, the transmission infrastructure and network between those switches, and systems to support the management of the network.

     SWITCHING EQUIPMENT

     We utilize advanced digital switching equipment and network routing architecture from recognized industry manufacturers to form a reliable network platform for the delivery of quality telecommunications transmissions. We own and operate three switches at switching centers in London, Dusseldorf and Amsterdam for switching national and international long distance calls. We own and operate a switch in Mannheim, Germany and a switch in Dublin, Ireland for switching national and international long-distance calls. We have has also acquired additional switches, in Dusseldorf, Frankfurt and Hamburg. We have installed and are currently testing additional switches which have been installed in Paris and Barcelona. We will add more switches to the network as traffic flows, capacity and business conditions warrant and as we expand into new markets.

     We continuously evaluate developments in switching technology and products offered by other companies, and will add different platforms which are complementary and beneficial to our service network. We maintain our switches with up-to-date software and ensure their compatibility with the large number of signaling systems in use in the European and United States markets. Using least-cost routing
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technologies, each switch is programmed to select the most cost-efficient route or carrier for the required destination. We also employ dynamic compression equipment to improve utilization of our most costly transmission lines.

     TRANSMISSION INFRASTRUCTURE AND NETWORK

     We currently maintain network sites in 31 locations in 11 European countries, 11 of which locations are primary switching centers and 20 are local points of presence, as well as network connections to certain carriers located in the United States. In most cases, network sites are situated at the site of the sales offices. We intend to extend the reach of our services network by linking new sales offices and terminating sites with a view to providing seamless and cost-effective transmission. Overall management of our services is carried out centrally from our network management center in the United Kingdom, with additional support staff based locally to facilitate complete oversight of all network functions. Thus, we are able to evaluate current and projected traffic patterns in order to establish buildout priorities.

     One of our key services is least cost routing. The equipment required to provide this service consists of a small programmable call router which is connected to the PBX of a corporate customer or, in the case of a smaller office without a PBX, connected directly to an outbound telephone cable. In certain service areas such as The Netherlands, we also market telephone equipment with routing technology already incorporated into the equipment (called a dialer). We offer different types of routers depending on the market being served and local technological requirements.

     MONITORING AND MAINTENANCE

     From our network management center in the United Kingdom, we monitor our equipment and facilities and provide technical assistance and support 24 hours a day, year-round. Various quality measures are monitored on an ongoing basis, with the aim of identifying problems at an early stage before they affect the customer. Through the use of sophisticated network management equipment, we are able to effectively control bandwidth and provide diagnostic services. We use an internal staff of technicians both to install and repair electronics and to provide service to customers.

     NETWORK RESILIENCE

     Our network infrastructure is designed to provide resilience through back-up power systems, automatic traffic re-routing and computerized automatic network monitoring. If our network experiences a failure of one of its links, the routing intelligence of the switch is designed to enable the call to be transferred to the next choice route or, if all other routes are unavailable, to the public switched telephone network, thus ensuring call delivery without affecting the customer.

  SALES

     The local managing directors in each country are responsible for all local sales activities and local marketing, local regulatory compliance and licensing requirements, and the relationship with the local telecommunications companies. A central marketing organization is responsible for coordinating the country market initiatives, driving product development, market research and analysis, and promotion and advertising. From our network management center in the United Kingdom we provide transmission, technical support and billing services to each of our sales offices and terminating sites. In addition, our network management center is also responsible for the implementation, upgrading and functionality of information technology systems (including the billing and management information systems).

     Direct sales constitute our principal sales method in the United Kingdom, Germany, Spain, France, Belgium, Luxembourg, Italy, Sweden, Norway, Denmark, The Netherlands and Ireland. We support our direct sales effort by telemarketing and telesales, and complement it to a lesser extent by independent sales intermediaries and resellers. In Sweden, Denmark and Norway we market our products and services principally through sales agents. In addition, because we have begun to increase our focus on specific

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

industry groups, such as financial institutions, hotels, travel service organizations and transport companies, we have assigned specialists to particular industries.

     We currently operate in eleven countries that account for approximately 80% of the international long distance telecommunications minutes that originated in EU member states in the 1998 calendar year, and maintain sales offices in 42 cities. Each country's sales operation is run as a profit center by a country manager, and varies from smaller operations in the early stages of development, to fully operational businesses in the more developed markets consisting of support and sales staff, as well as customer service personnel. The sales operation in each country is responsible for originating and managing business in its respective local market, and is staffed with employees who understand our Business Services line of business, philosophy, products and systems and local telecommunication systems and products, business practices, languages and customs. As of December 31, 1998 we had approximately 245 direct sales people, 300 sales agents and 150 full-time equivalent telemarketing employees in our Business Services line of business.

     The United Kingdom. From sales offices in London, Reading, the Midlands, Manchester and Glasgow, we currently offer both direct and indirect retail access and service provider and reseller services to all international and national long distance destinations in our Business Services line of business.

     Germany. We offer both direct and indirect retail access and service provider and reseller services to all international and national long distance locations and through NetSource, we also provide services to small-office and home-office and residential customers. In addition, we offer retail services to businesses through six regional sales offices located in Frankfurt, Hamburg, Berlin, Munich, Oberhausen and Stuttgart and through relationships with third-party distributors. In June 1998, Esprit Telecom acquired the switch-based telecommunications services business of Plusnet, which at that date offered national and international long distance voice telephony to approximately 700 business customers.

     The Netherlands. We have sales offices in Amsterdam, Rotterdam, Leiden, Zwolle, Eindhoven and Venray. We currently offer both direct and indirect retail access, wholesale and service provider and reseller services to all international and national long distance destinations.

     Scandinavia. We operate in Sweden, Norway and Denmark as a reseller, providing our business customers with indirect retail access and service provider and reseller services to all international and national long distance destinations using least cost routing.

     Spain. We operate one of the few alternative telecommunications providers currently operating in the Spanish market. From sales offices in Madrid, Barcelona and Bilbao, we currently offer both direct and indirect retail access and service provider and reseller services to all international and national long distance destinations.

     France. We operate sales offices in Paris, Lille, Lyon, and Strasbourg. We currently offer both direct and indirect retail access, wholesale and service provider and reseller services to all international and national long distance destinations.

     Belgium. From sales offices in Brussels and Antwerp, we currently offer direct and indirect retail access wholesale and service provider and reseller services to all international and national long distance destinations.

     Italy. From a sales office in Milan, we currently offer direct and indirect retail access to all international and national long distance destinations.

     Ireland. From sales offices in Dublin and Cork, we offer both direct and indirect retail access services to all international and national long distance destinations.

  BILLING AND MANAGEMENT INFORMATION SYSTEMS

     Our detail records for customers we acquired through the acquisition of Esprit Telecom are collected and backed-up locally and transmitted to the internal billing center in the United Kingdom for processing.

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

Call records are transmitted electronically to Tel Labs Inc., a data processing company in the United States, for final processing of customer records, which are then returned for verification, printing and distribution to customers. In 1997, we began to consider an upgrade to our information and management systems, which we believed to be required in order to provide the capability and flexibility to support our anticipated growth. We have selected a new customer care and billing system from Seville Systems, a billing system vendor headquartered in Edmonton, Canada. The new system is undergoing final customization and testing. The introduction of the new system will be accompanied by additional systems designed to support the critical service activation, customer care and service assurance processes. We expect that investment will continue with major additional systems in the billing, customer care, network management, product management, prospect management and information systems areas being introduced over the next several years. We expect to integrate the acquired legacy billing systems at NetSource and Esprit Telecom into our new Business Services billing process by mid-1999. See "Risk Factors -- We may not implement billing and management information systems effectively and on schedule."

GTS WHOLESALE SERVICES

  OVERVIEW

     By utilizing the existing infrastructure of Esprit Telecom, we are creating a sixth line of business to be known as Wholesale Services. Wholesale Services will provide international traffic termination services to other telecommunication carriers, including public telecommunications companies, new operators, global alliances and regional telephone companies, to which it is able to provide highly responsive and flexible services. Wholesale traffic will enable us to benefit from greater purchasing power and higher network utilization. Through our Wholesale Services line of business, we will integrate the wholesale services activities of Esprit Telecom with the international switching and transit service activities of GTS -- Monaco Access. At a later date, our Wholesale Services line of business will also incorporate the wholesale activities of NetSource.

     Through our Wholesale Services line of business, we offer competitively priced international switching and transit services, primarily to the "wholesale" international gateway and carrier-to-carrier portion of the international calling market, as distinguished from "retail" services offered to end-users. These services include:

     - international switched traffic;

     - international private lines;

     - facilities management, including billing, customer management and fault reduction systems;

     - resale distribution for Internet service providers; and

     - prepaid calling card platform services.

     Wholesale customers are other international and national carriers that connect with Wholesale Services to carry their traffic to destinations where our rates are competitive, both on the Hermes Railtel network and on other off-network routes. Wholesale Services has contracts with these customers, but they generally do not include minimum usage levels. Our wholesale customers generally maintain relationships with a number of telecommunications providers. In several cases, Wholesale Services will also use its wholesale customers as suppliers for termination of its off-network calls. We believe that success in the wholesale business is predicated on high network quality at a low cost base. At present, the majority of our Wholesale Services' wholesale customers are located throughout Europe. We expect that demand for our Wholesale Services line of business will further increase in other European markets as these markets mature. As we continue to increase the capacity of Hermes Railtel's network, we anticipate that our resultant cost base will enable us to price our wholesale services more competitively and therefore increase the volume of such services.

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

     Our partner in GTS-Monaco Access, SNF, is an investment fund designated by the Principality of Monaco to represent its interests. We exercise operational control of the joint venture, and provide managerial and financial support, international telecommunications expertise and strategic planning. We have entered into an agreement with SNF and Monaco Telecom to purchase for approximately $5 million SNF's 50% interest in GTS-Monaco Access, terminate the GTS-Monaco Access joint venture and transfer its customers and revenues to the UK as we combine with Esprit Telecom's wholesale activities.

     By utilizing our Carrier Services and Access Services networks as well as over 25 third-party carriers in London and 40 third-party carriers across Europe and North America, we provide telecommunications termination to destinations world-wide and a wide range of alternative routing paths that facilitate cost-effective termination and ensure reliability and increased call/termination success rates. Calls are carried from the entry switch point to the switch point from which the call can be terminated most economically. If this exit switch site is within the country of the termination, we consider the call to be an "on-net" call, whereas we otherwise consider it to be an "off-net" call. Off-net calls are passed on to other carriers for transmission and termination. In general, we realize higher gross margins with respect to on-net calls because we utilize our own infrastructure. We expect that the expansion of the our Carrier Services and Access Services networks will allow us to increase the proportion of on-net calls as well as further reduce the cost of these calls.

  BUSINESS AND MARKETING STRATEGY

     Our strategy for developing our Wholesale Services line of business includes the following:

     - Develop Advanced Carrier Services Offerings. Wholesale Services may develop its "advanced carrier services" offerings to include global 0800 services and international free phone services, which we believe will broaden customer relationships, enhance revenues and help to protect us from price-based competition.

     - Develop Relationships to Broaden Service Offerings. Our Wholesale Services line of business may develop relationships to broaden its service offerings. Wholesale Services has entered into agreements with UUNET, one of its gateway customers, to provide wholesale Internet access to Wholesale Services' carrier customers in a number of Western European countries. The agreement allows these services to use the same brand names as those of our affiliates.

     - Pricing. Price is a critical factor in the market for international switching as competition increases due to expanding international capacity, advances in technology and falling regulatory barriers. Wholesale Services intends to price its services competitively with the prevailing price for comparable inter-public telecommunications operators transit and gateway services. Wholesale Services is not bound by legacy systems, infrastructure and personnel levels and can, therefore, manage competitive cost operations.

     - Attractiveness of Independence. Because our Western European activities are not affiliated with any of the major consortia or large Western European telecommunications companies, our Wholesale Services line of business may be considered an attractive service provider for Western European carriers who may otherwise be reluctant to obtain services from the larger operators of international gateways that are often their competitors in the retail market.

     - Exploit Internal Opportunities. Wholesale Services may collaborate with our other companies in Europe and the CIS. Wholesale Services is expected to realize significant reductions in its cost structure through access to low-cost European transmission capacity through an alternative infrastructure provider such as Hermes Railtel. Wholesale Services will act as the international carrier for traffic generated by our other lines of business.

     For a discussion of the risks associated with our business strategy, see "Risk Factors -- We may encounter delays in implementing key elements of our business strategy which could adversely affect our projected revenue growth."

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  TARGETED CUSTOMERS

     Targeted customers for our Wholesale Services line of business include:

      - Non-Affiliated Public Telecommunications Operators. We believe that various large American and Western European public telecommunications operators that lack adequate international switching and transport facilities of their own may be persuaded to purchase international services from Wholesale Services rather than from competing public telecommunications operators or consortia;

      - Mobile Carriers. We believe that some of the alternative mobile carriers, which currently provide only a small percentage of Western European mobile telecommunications traffic, may prefer the "independent" international gateway service offerings of Wholesale Services to those of their public telecommunications operator competitors;

      - Internet Service Providers. Growth in Internet usage creates a significant opportunity for a nonaligned Internet access provider such as Wholesale Services, since many Internet service providers will be in direct competition with public telecommunications operator-owned services in large European markets;

      - Second Carriers/Resellers. We believe that many second carriers will seek to enter new markets quickly without investing in international switching capacity; and

      - Established Public Telecommunications Operators. This customer segment will be a niche market for Wholesale Services. As markets are deregulated and carriers become increasingly competitive, opportunities may emerge to leverage our non-aligned status to route traffic between those new competitors.

GTS ACCESS SERVICES

  OVERVIEW

     Through Access Services, we intend to capitalize on our experience in developing and operating local telecommunications networks in Russia and Central Europe by building, acquiring or leasing technologically advanced fiber optic networks in order to provide local access services in up to 14 metropolitan markets throughout Europe, by 2001. We presently provide local telecommunication access infrastructure and leased lines in several cities in Russia, the CIS and Central Europe, including Moscow, St. Petersburg, Kiev, Prague and Budapest. Currently, the regulatory regimes in Europe vary from country to country and some countries do not permit alternative providers of local access to operate.

  PRODUCTS AND SERVICES

     Together with our Business Services line of business, we intend to offer through Access Services a broad array of competitively priced, comprehensive services to meet customer telecommunications service requirements, including private line services, local, national and international switched telephony services, high-speed local access network interconnection services, virtual private network services, video transmission services and IP-based services, including voice over IP, web hosting and data transmission services. According to industry sources, demand for data transmission in the United States is currently growing much faster than voice, and we expect that this trend will develop in Europe as competitively priced telecommunications services become available. In addition, we intend to develop competitively priced value-added telecommunications services that are tailored to the specific needs of individual customers.

     The types of services that we intend to offer in combination with our Business Services include:

     - Switched Services. Switched services involve the transmission of voice, data or video to locations specified by end-users or carriers. Through our Business Services, we have the technological capability to offer a full range of switched service, including local, national and international calls as

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

       well as enhanced services. We intend to own and operate switches and enter into interconnection agreements with other telecommunication service providers and carriers, including Hermes Railtel's network, in order to offer to customers cost-effective local, national and international calling services. Switched service features are expected to include, to the extent allowed by local regulations, enhanced services such as conference calling, call forwarding, analog or digital connectivity, desk-to-desk calling, four digit dialing, full network monitoring and maintenance, caller ID, voice mail/messaging and e-mail to voice-mail conversion.

     - Non-Switched Services. Non-switched services involve a fixed, dedicated communications link between two or more specific locations. Businesses commonly use this service to obtain a private direct link between multiple business facilities or to another end-user/carrier. We expect to provide high capacity, advanced technology to deliver customer traffic with a lower cost and higher reliability as compared to the local public telephone operator. Through a highly reliable and cost-efficient network that can carry significant amounts of capacity, we intend to provide non-switched voice, data and video transmission between (1) end users,
       (2) end users and carriers and (3) multiple carriers, allowing our customers the option to bypass the older, less efficient technology and higher priced services of the incumbent public telecommunications operators.

     - Other Services. We also intend to develop service offerings to take advantage of new market opportunities. We expect such services to include one or more of the following: high speed data transmission services, IP-based services, including Internet for multi-media applications, Web hosting, voice over IP, calling card services, and enhanced voice services. These products are expected to be developed and offered as customer demand dictates and as the relevant regulatory environment permits. We believe that there will be substantial demand for data and Internet services by large business and other high-usage customers, and that a bundled service offering of national and international data and voice services will be attractive to this targeted customer base.

  BUSINESS AND MARKETING STRATEGY

     We believe that the size and growth potential of the European telecommunications market, and the increasing liberalization of telecommunications regulations in Europe, offer considerable opportunities to expand into the provision of local access to retail customers in metropolitan markets throughout Europe.

     Our strategy for entering into a specific metropolitan market will be determined through an analysis of a number of demographic and economic factors, including:

     - business concentration;

     - presence of governmental, financial and business customers;

     - local economic trends and prospects;

     - demand and spending for switched and non-switched voice, data and video telecommunications services;

     - feasibility of construction;

     - presence of existing and potential competitors;

     - the regulatory environment;

     - the market's proximity to the Hermes Railtel network; and

     - the presence of local access companies that may be potential acquisition candidates.

In targeting cities in which our entry strategy will be the construction of a fiber optic cable network, we will initially focus on cities in which there are no competitive local exchange carrier competitors providing local access services or only one other such competitor. We commenced commercial operations in Berlin

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in September 1999. Our current intention is to enter the Paris metropolitan markets by the end of 1999 and to provide services in up to 14 target metropolitan markets by 2001.

     We expect to use one or more of the following strategies to enter a market:

     - constructing a fiber-loop network;

     - purchasing or leasing fiber optic cable which has not been equipped or activated for commercial use;

     - obtaining licenses for telecommunications networks utilizing microwave transmissions; or

     - forming partnerships with or acquiring providers of local access services that own and operate their own fiber loops and network equipment.

  CUSTOMERS

     We plan to offer local access and other telecommunications services primarily to telecommunications-intensive businesses for which reliable telecommunications services are critical, as well as to our Carrier Services and Business Services lines of business. We will use our fiber switches and other equipment where available and/or reselling other carriers' equipment as needed. These businesses include financial services companies, multi-national companies, governmental agencies, resellers, Internet service providers and wireless communications companies.

  NETWORK

     In those markets in which we determine to build our own fiber loops, we intend to construct, acquire or lease facilities to operate advanced, competitive local telecommunications networks employing current transmission technology with dual ring architecture and central system monitoring and maintenance. We believe that a base of uniform, reliable networks, which employ the most current technology and support a broad array of high quality services, will allow us to compete cost-effectively against products and services offered by public telecommunications operators and, in certain markets, other competitive providers of local access.

     Our plan for our basic transmission platform is fiber optic cable deployed in rings, equipped with high-capacity synchronous digital hierarchy equipment. Such rings will provide redundancy by using dual paths for telecommunications transmissions and will extend to a customer facility either directly or on a point-to-point link from the rings. Such rings will finally connect to the customer through customer-dedicated or shared electronics on or near the customer premises.

     NETWORK CONSTRUCTION

     Prior to undertaking acquisition or construction of a network in a particular market, we will undertake an analysis of a number of factors, as discussed above, to determine whether such acquisition or construction is economically justifiable. Wherever appropriate, we will seek to purchase or lease fiber optic cable that is not equipped or has not been activated for commercial use or utilize high-frequency short-haul microwave transmissions as a method of accelerated entry into a selected market.

     We expect that we will contract construction and installation services to independent contractors selected through a competitive bidding process. Our personnel are expected to provide project management services, including contract negotiation, construction supervision, testing and certification of installed facilities. The construction period of a network is expected to vary greatly, depending on such factors as network route kilometers, number of buildings involved in the initial installation and local construction regulations. Upon completion of the first phase of construction, or the initial loop, we expect to commence generating revenue. Further expansion of the network will be dictated by customer growth and customers' relative proximity to the initial loop.

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     Our initial capital requirement to develop our Access Services business in
Europe will be financed with a majority of the proceeds from our July 1998 stock and convertible debt offerings. In addition, we contemplate that we will raise additional financing, the proceeds of which will be applied toward the construction of our local access infrastructure. We have not yet determined the size and timing of such financing. We cannot estimate with any degree of certainty the amount and timing of our future capital requirements for the development of our Access Services line of business, which will be dependent on many factors, including the success of our Access Services business, the rate at which we expand our networks and develop new networks, the types of services we offer, staffing levels, acquisitions and customer growth, as well as other factors that are not within our control including competitive conditions, regulatory developments and capital costs. We believe that as we develop our Access Services line of business, it is likely that we will need to raise additional capital. See "Risk Factors -- We may be unable to raise the additional capital necessary to implement our business strategy."

  SALES AND MARKETING

     In each of our target markets, we intend to establish our own direct sales force. As we will be targeting large financial, corporate and governmental customers with demanding telecommunications service requirements, we expect that our internal sales force will include dedicated sales and customer service representatives. Our Access Services sales force will offer direct local access to Business Services customers in those metropolitan markets in which our Access Services builds local fiber loops. In addition, our Access Services will work closely with our Business Services to identify key customers and develop joint service offerings.

  GTS ACCESS SERVICES IN CENTRAL EUROPE

     In Central Europe, we currently provide private data communications services to government and commercial customers in Hungary, the Czech Republic, Slovakia and Romania. In the Czech Republic, we provide outgoing voice services and high-speed Internet access to business customers and operate an international gateway and a data services network. In Hungary, we provide data transmission services through a nationwide microwave network and a satellite-based network installed at customer sites throughout the country. We plan to develop two fiber loops in Budapest. Subject to certain regulatory approvals, we have also obtained a license to provide international data services in Poland and expect to begin operations during the first quarter of 1999.

     In January and February 1999, we acquired an interest in two Internet providers in Central Europe, DataNet in Hungary and NetForce in the Czech Republic. In addition, we also acquired interests in two of the largest Internet service providers in Poland, Internet Technologies and ATOM.

     Our strategy in Central Europe is to expand our service offerings as the regulatory environment permits, utilizing our existing infrastructure where possible and providing a broad range of services to our target markets. The establishment of competitive providers of local access in various Central European cities is a major component of this strategy.

  BILLING AND MANAGEMENT INFORMATION SYSTEMS

     Sophisticated information and processing systems will be vital to the success of Access Services. Specifically, we will need to develop systems to enter, schedule, provision, and track a customer's order from the point of sale to the initiation of service and such systems will need to include, or interface with, trouble-shooting systems, management, billing, collection and customer service systems. We expect the development of our systems to require substantial capital and management resources. See "Risk Factors -- We may not implement billing and management information systems effectively and on schedule."

GOLDEN TELECOM

     We provide telecommunications services to business customers and telecommunications operators in Moscow, Kiev, St. Petersburg and other major population centers throughout Russia and other countries of

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

the CIS through our majority-owned subsidiary, Golden Telecom. Golden Telecom continues to evaluate the business environment in Russia and the CIS for possible attractive opportunities for investments that may complement its operations in Russia and the CIS.

  OVERVIEW OF RUSSIAN AND UKRAINIAN TELECOMMUNICATIONS MARKETS

  Russia

     We believe that evolving changes in government policy over the last several years and the overall inadequacy of basic telecommunications services throughout Russia have created a significant opportunity, although recent political and economic developments have created considerable uncertainty. Following the former Soviet Union's transformation from a centralized economy to a more market-oriented economy, increased demand from emerging private businesses and from individuals, together with the poor state of the public telephone network, has led to rapid growth in the telecommunications sector in Russia and the other independent republics of the CIS.

     Although it remains subject to certain restrictions, significant progress in privatization of the telecommunications industry in Russia and the other independent republics of the CIS has occurred. Under Russian law, state-owned enterprises within the telecommunications sector were subject to privatization but only pursuant to a decision of the Russian government in each individual case and with the state retaining a certain percentage of the stock of the privatized entity for three years, subject to extension for national security reasons. At present, virtually all of the former state telecommunications enterprises have been privatized and, subject to the above restrictions, shares of the newly formed joint stock companies have been sold to the public.

     Despite the recent changes in the Russian telecommunications industry, the level and quality of telecommunications service generally available from most public operators in Moscow remains significantly below that available in cities of Western Europe and the United States, although in recent years, the Moscow local telephone infrastructure has benefitted from significant capital investment. Outside Moscow (and to a lesser extent St. Petersburg), most standard Russian telecommunications equipment is obsolete.

  Ukraine

     The evolution of the telecommunications sector in Ukraine is similar to that in Russia. The infrastructure is outdated, the industry is inefficient and provides low-quality services. In contrast to Russia, there has been no privatization of government telecommunications organizations in Ukraine.

  MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN RUSSIA AND THE CIS

     We have a policy worldwide of complying with all applicable laws. However, emerging market countries often have commercial practices and less developed legal and regulatory frameworks that differ significantly from practices in the United States and other Western countries. In addition, some local practices, such as the payment of fees for the purpose of obtaining expedited customs clearance and other commercial benefits that may be common methods of doing business in these markets, might be unlawful under the laws of the United States and other countries.

     In light of these circumstances, in the second half of 1996 we increased our efforts to improve our management and financial controls and business practices. We recruited a more experienced financial and legal team, including a new Chief Financial Officer, a senior finance officer overseeing all of the regions in which we operate, a senior finance officer for the CIS region, and a senior legal officer for the CIS region and adopted a more rigorous Foreign Corrupt Practices Act and applicable local laws compliance program.

     In addition, in early 1997, we retained special outside counsel to conduct a thorough review of certain of our business practices in the emerging markets in which we operate to determine whether deficiencies existed that needed to be remedied. In the course of this review, we replaced certain senior employees in Russia and instituted additional and more stringent management and financial controls. In addition, in June 1999, our special counsel completed an update of the 1997 review in Russia and Ukraine. Neither

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the review nor the update identified any violations of law that we believe would have a material adverse effect on our financial condition. However, we cannot ensure that all potential deficiencies have been properly identified or that governmental authorities will not disagree with our assessment. If our control procedure and compliance provisions are not effective or the government authorities determine that we have violated any law, depending on the penalty assessed and the timing of any unfavorable restrictions, our future results of operations and cash flows could be materially adversely affected.

     We believe that the special counsel review was properly conducted and sufficient in scope and that the actions taken since the review to strengthen our management, financial controls and legal compliance will be adequate to address any possible deficiencies. However, we cannot assure you that all potential deficiencies have been identified or that the control procedures and compliance programs we have implemented will be effective. The audit committee of our board recently reviewed our legal compliance procedures. We believe that this continued oversight will help to ensure that any problems in these procedures are addressed. For a discussion of the risks we face, see "Risk Factors -- Our management, legal and financial controls may be inadequate to ensure that we comply with applicable laws."

OPERATIONS

     Golden Telecom provides a broad range of telecommunications services in Russia, including international long distance services, domestic long distance services, cellular services, high speed data transmission, Internet access and local access services. Dedicated and leased capacity supplements our own infrastructure, allowing us to bypass the severely congested and poorly maintained local, domestic and long distance circuits of the Russian and Ukrainian carriers.

     Golden Telecom seeks to integrate and co-market its service offerings, utilizing TeleRoss as the long distance provider, Sovintel as the international gateway, TeleCommunications of Moscow and Mobile Services for local access, and Sovam Teleport as the data communications and Internet access network for business applications and on-line services. This integrated marketing approach enables Golden Telecom to provide comprehensive telecommunications solutions to multinational corporations operating throughout Russia and the other independent countries of the CIS. For a discussion of the risks associated with Golden Telecom's joint ventures, see "Risk Factors -- Turmoil in Russia and the CIS creates uncertainty for our operations -- Our relationships with our joint venture partners limit our independence and flexibility."

     Sovintel. Golden Telecom owns 50% of Sovintel, a joint venture with Rostelecom, the national long distance carrier. Sovintel markets a broad range of high quality telecommunications services by (i) directly providing international direct dial access to over 180 countries and private line dedicated voice channels and (ii) leveraging the infrastructure and services of its other Russian ventures, including TeleRoss, TeleCommunications of Moscow and Sovam. Sovintel customers, which primarily consist of businesses, fixed-line operators and cellular operators, are able to access these telecommunications services through Sovintel's fully-digital overlay network in Moscow. In addition, Sovintel continues construction of its St. Petersburg network which is interconnected to Sovintel's Moscow network and is intended to support Sovintel's Moscow clients which have a presence in St. Petersburg.

     Telecommunications of Moscow. During the third quarter of 1998, Golden Telecom increased its beneficial ownership of Telecommunications of Moscow to 95%. It purchased the remaining 5% interest in Telecommunications of Moscow from MTU -- Inform in August 1999. Telecommunications of Moscow provides a licensed numbering plan and interconnection to the Moscow city telephone network for carriers needing basic local access service in Moscow. Telecommunications of Moscow is currently licensed to provide and has constructed ports for 100,000 numbers in Moscow. Telecommunications of Moscow has completed agreements required to construct and provide an additional 50,000 numbers. The construction started in 1998 and is expected to be completed in the first quarter of 2000. Telecommunications of Moscow's switching facilities are fully integrated with the networks of Rostelecom, Sovintel, and Moscow city telephone network, allowing it to provide high quality digital service to its customers.

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

     Telecommunications of Moscow acts as a local gateway by providing numbers and ports to carriers in Moscow, including Sovintel, VimpelCom and Moscow Cellular, and thus providing interconnectivity to the Moscow city telephone network. Access to the Moscow city telephone network provides customers with the higher quality and broader range of services available in Moscow, such as the services provided by Sovintel. Access from outlying regions is typically obtained through a domestic long distance service provider such as TeleRoss. See "-- Sovintel" and "-- TeleRoss."

     TeleRoss. TeleRoss is a wholly owned subsidiary of Golden Telecom that operates a domestic long distance network. In addition, TeleRoss has a 50% ownership interest in 14 regional joint ventures that originate traffic and provide local termination of calls. The TeleRoss domestic long distance network serves 15 major Russian cities, including Moscow and, through satellite technology, to customers located in remote areas outside these cities. TeleRoss provides digital domestic long distance services and other value-added services through its own infrastructure as well as access to Sovintel's international gateway services and access to the Moscow city telephone network through Telecommunications of Moscow's switching facilities. Sovam uses the TeleRoss digital channels to provide regional data service and has co-located its access facilities with TeleRoss.

      Sovam. Sovam provides traditional and high-speed data communications services, Internet access, database access and voice over data services over a high-speed packet/frame relay network to its customers in a large number of major Russian and CIS cities. Sovam also offers Russia On Line, the first Russian language Internet service. Russia on Line (which is our registered trademark) provides direct access to the Internet as well as access to a wide range of local and international information services and databases. Sovam offers its services in 68 cities in Russia, 15 cities in Ukraine and 7 cities in other counties of the CIS.

      Sovam employs a dedicated sales and marketing force. Sovam's sales efforts are focused primarily on the banking and financial communities and large multinational companies. We frequently market bundled service packages, which include Sovam's data and Internet service, Sovintel's international service and TeleRoss's long distance service in order to offer customers a comprehensive telecommunications solution.

      Golden Telecom BTS. Golden Telecom BTS, a division of Golden Telecom's 69% owned subsidiary Golden Telecom (Ukraine), provides local access services, international and domestic long distance services and data services through a fiber optic network that is interconnected to the local public telephone network in Kiev and to our international gateway. Golden Telecom BTS customers primarily consist of business customers, fixed-line operators and cellular operators.

      Mobile Services. Golden Telecom also operates cellular businesses in Russia and the Ukraine. In Russia, it currently operates thirteen cellular companies in Russian regions located primarily in Western Russia. Golden Telecom owns between 50% and 100% of these regional cellular operators in Russia, which provide analog cellular telephone service based on the Advanced Mobile Phone System, or AMPS technology. In addition, Golden Telecom operates PrimTelefone, a 50%-owned joint venture that operates an analog network in Vladivostok and other cities in the Primorsky region of Russia based on the Nordic Mobile Telephone System, or NMT technology. In the Ukraine, Golden Telecom has an approximately 69% beneficial interest in Golden Telecom (Ukraine), which through its Golden Telecom GSM division operates a digital GSM-1800 cellular network in Kiev.

     In accordance with its current strategy, Golden Telecom intends to cease to provide further financial support to certain of the ventures in less-developed urban areas. Golden Telecom will therefore abandon these ventures, which are not material to its financial condition or results of operations, and take a charge to earnings of $16-20 million in the third quarter of 1999. Golden Telecom will also assume approximately $10-13 million in debt obligations of these ventures. Golden Telecom intends to continue to support the ventures in the more developed urban areas.

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COMPETITION FACED BY OUR LINES OF BUSINESS

     The European and international telecommunications industries are highly competitive. Our competitors in these markets include the following entities, many of which have substantially greater technical, financial, marketing and other resources:

     - established national or regional public telecommunications operators and providers;

     - private multinational telecommunications carriers;

     - other private telecommunications developers and niche providers; and

     - consortia of telecommunications providers.

     Historically, the European public telecommunications operators monopolized the provision of telecommunications services in their national or regional home markets and designed their networks according to national rather than international considerations. Between 1990 and 1997, however, the European Union implemented a series of directives designed to open up European telecommunications markets to competition. These directives required EU member states to implement legislation liberalizing their respective telecommunications markets to permit alternative telecommunications companies both to provide telecommunications services and to access the existing telecommunications infrastructure controlled by these national and regional providers. In response to these European regulatory changes, a number of companies, including our company, have emerged to compete with the European public telecommunications operators. We believe that competition for telecommunications services in Europe will continue to increase as a result of continuing liberalization.

     Accordingly, we compete primarily with national public telecommunications operators and other providers which have established market presences, fully-built networks and financial and other resources which are substantially greater than ours and, in the case of many public telecommunications operators, control over the intra-national transmission lines and connections to such lines. Additionally, the ownership of such infrastructure provides them with significant cost advantages. Since we utilize many of these networks to provide our services, the failure to gain cost-oriented access to such networks could have a material adverse impact on our business, results of operations and financial condition.

     We believe that other competitors in the European markets will include private multinational consortia such as Unisource, Concert and Global One, as well as resellers, microwave and satellite carriers, mobile wireless telecommunications providers, cable television companies, utilities and other competitive local telecommunications providers. We also compete with other medium-sized private carriers and resellers in Europe. These companies are generally more aggressive than the public telecommunications operators and other dominant providers and sometimes bring experience from more mature marketplaces. Like ourselves, these providers often target medium-to large-sized business customers and other big market segments. In addition, the development of new technologies could give rise to significant new competitors.

     Competition in the European telecommunications industry is based upon price, customer service, type and quality of services and customer relationships. Our strategy is predicated on our ability to reduce our prices below the prices charged by the public telecommunications operators or dominant carriers in each of our markets, yet offer high-quality products and telecommunications services. However, prices have decreased substantially over the last few years in most of our markets. Some of our larger competitors may be able to use their greater financial resources to cause severe price competition in the countries in which we operate. We expect that prices will continue to decrease for the foreseeable future and that public telecommunications operators and other providers will continue to improve their product offerings. For a discussion of the risks posed by our competitors' operations, see "Risk
Factors -- Established competitors with greater resources may make it more difficult for us to effectively market our services, offer our services at a profit and attract and retain customers and "Risk Factors-- Our competitive position may be compromised by our dependence on other telecommunications service providers."

     We have outlined below the competitive environment with respect to each of our six lines of business.

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  GTS CARRIER SERVICES

     The success of our Carrier Services line of business depends upon our ability to compete with a variety of other telecommunications providers offering or seeking to offer cross-border services, including (1) the respective public telecommunications operator in each country in which Hermes Railtel's network operates, (2) global alliances among some of the world's largest telecommunications carriers, and (3) global operators. We expect that some of these current and future competitors may also become our customers. We also believe that the ongoing liberalization of the European telecommunications market will attract additional entrants to the carrier's carrier market and increase the intensity of competition. Competitors in this market compete primarily on the basis of price and quality. We intend to focus on these factors and on service innovation as well. Our Carrier Services business plan anticipates substantial direct and indirect competition. For a discussion of the risks associated with our Carrier Services line of business, see "Risk
Factors -- Our Access Services and Business Services activities may cause our Carrier Services line of business to lose customers" and "Risk Factors -- The technology of our Hermes Railtel network could become obsolete and harm our competitiveness."

     Various telecommunications companies, including MCI/WorldCom, Inc., Viatel, Inc., KPN-Qwest, Deutsche Telekom AG, France Telecom S.A., Global Crossing Ltd., and British Telecommunications plc, have announced plans to construct, have begun to construct or are operating fiber optic networks across various European countries. Some of these networks include, or their promoters have expressed their intentions to include, transatlantic connectivity.

  GTS BUSINESS SERVICES

     We have not achieved and we do not expect to achieve a significant market share for our services in any of Business Services' markets. We expect that prices for our Business Services line of business will continue to decrease for the foreseeable future. In addition, certain of our customers, in particular wholesale carriers, may sometimes use more than one service provider and may reduce their use of our services and switch to other providers.

     The following discussion of GTS Business Services does not reflect the effect of the Omnicom Acquisition that we consummated on April 26, 1999. See "Summary -- Recent Developments -- Omnicom Acquisition."

     In each of our current Business Services markets we compete primarily with the national public telecommunications providers. Other competitors of Business Services include private multinational consortia as well as microwave and satellite carriers, mobile wireless telecommunications providers, cable television companies, utilities and competing local telecommunications providers and other medium-sized carriers and resellers in Europe. Some of these carriers have established their own switch sites and operate their own networks. Competitors in this segment include MCI/WorldCom, COLT, Viatel and RSL, which compete in multiple countries, and country-specific competitors such as Energis
(UK), Arcor (Germany), Telfort (The Netherlands), Retevision (Spain), Infostrada (Italy) and Cegetel (France). These providers are generally more entrepreneurial than the public telecommunications operators and other dominant providers and sometimes bring experience from more mature markets. Like us, these providers often target small, medium and large-sized business customers or other market niches.

  GTS WHOLESALE SERVICES

     Our Wholesale Services line of business will face competition from a consortia of telecommunications operators, large public telecommunications operators and other international telephone operators with advanced network infrastructures, access to large quantities of long-haul capacity and established customer bases. Public telecommunications operators currently providing large amounts of international traffic have already established direct routes, transit arrangements and correspondent relations and many have excess capacity that they resell in competition with Wholesale Services.

     With deregulation of the telecommunications markets, opportunities for the establishment of international gateways will likely develop and, as a result, competition in the market for our Wholesale

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Services will increase. We intend to relocate and consolidate our Wholesale
Services operations in London, which is served by the Hermes Railtel network. This will allow us to route our Wholesale Services customers' traffic through the Hermes Railtel network and incur reduced transmission expenses, thereby enhancing the competitiveness of Wholesale Services' operations.

  GTS ACCESS SERVICES

     Public telecommunications operators often offer both local and long distance services and benefit greatly from their position as sole historic provider in the markets they serve. We believe that the market for the provision of local services is sufficiently attractive to cause additional competitive local exchange carriers, including multi-national carriers, to enter the market to offer products and services which would compete with ours.

     We will compete with public telecommunications providers and, in certain markets, competitive local exchange carriers, including, among others, COLT TeleCom Group plc, which is providing service through networks in London, Frankfurt, Munich, Hamburg, Berlin, Paris, Zurich, Amsterdam, Brussels, Madrid and Dusseldorf, and MCI/WorldCom, whose pan-European fiber network connects London, Amsterdam, Brussels, Frankfurt and Paris. We believe, based on our experience in Western and Central Europe, Russia and the CIS, that we have the knowledge and ability to develop products and services which will be competitive with other competitive local exchange carriers in terms of content, quality and price.

  GOLDEN TELECOM

     Golden Telecom faces significant competition in virtually all of its existing telecommunications businesses in Russia and the other independent countries of the CIS. We believe that we have certain competitive advantages in each of these markets because of our operating history, our ability to bundle a broad range of telecommunications services in the region and our ability to make rapid decisions in pursuing new business opportunities and addressing customer service needs. We also believe that our local partnerships and reliance on nationals in the management of its businesses and joint ventures provide us with better knowledge of local political and regulatory structures, cultural awareness and access to customers.

LICENSES AND REGULATORY ISSUES

  OVERVIEW

     The regulation of the European telecommunications industry is in the midst of significant changes. In 1987, a policy document, the EC Green Paper on Telecommunications, charted the course for the current changes in the EU telecommunications industry by advancing principles such as separation of operators from regulators, transparency of procedures and information, cost orientation of tariffs, access to monopoly public telephone operator networks and the liberalization of services. In 1990, the EU member states approved two directives that established these principles in EU law: the Open Network Provision Framework Directive and the EU Services Directive. Combined, these two directives set forth the basic rules for access to public telephone networks and the liberalization of the provision of all telecommunications services within the EU except for certain reserved services, including voice telephony.

     In 1992, the EU approved the Open Network Provision Leased Line Directive, which requires the incumbent operators to lease lines to competitors and end users, and to establish cost accounting systems for these products by the end of 1993. The national regulatory authorities were to use this cost information to set cost-orientated tariffs for leased lines. Even though most EU member states have established regulatory frameworks requiring public telecommunications operators to lease lines to competitors and end users, we believe that, in some EU member states, such lines are not yet being offered at cost-orientated prices.

     In 1996, the EU issued the Full Competition Directive, which requires EU member states to permit the provision of telecommunications services, other than reserved services, over (1) networks established by the provider of the services, (2) network infrastructure provided by third parties or (3) by means of

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sharing of networks from July 1996. Since then, there has been an increasing supply of such capacity offered at attractive prices from such alternative suppliers. The Full Competition Directive also established January 1, 1998 as the date by which all EU member states must remove all remaining restrictions on the provision of telecommunications services, including voice telephony. However, the following EU member states were granted a delay in implementing this liberalization directive:

          (1) Greece, through December 31, 2000;

          (2) Ireland, through January 1, 2000;

          (3) Luxembourg, through July 1, 1998;

          (4) Portugal, through January 1, 2000; and

          (5) Spain, until November 30, 1998.

     Ireland implemented the Full Competition Directive in December 1998. Subject to the foregoing, each EU member state is obliged, under EU law, to enforce the terms of the Full Competition Directive in such a manner so as to ensure that its aim and purpose is carried out. Enforceability of the Full Competition Directive may be challenged at the EU level or at the EU member state level. In practice, implementation and enforcement of the directive has been and may also continue to be delayed on a country by country basis.

     As a complement to the Full Competition Directive, the European Parliament and Council of Ministers in June 1997 adopted a directive which governs the manner in which public network operators and service providers interconnect with the public telecommunications operators' public networks. Among other things, this directive requires EU member states to ensure that public telecommunications operators with significant market power should provide interconnection on the basis of cost-oriented charges.

     In April 1997, the European Parliament and the Council of Ministers adopted a directive on a common framework for general authorizations and individual licenses in the field of telecommunications services, including networks. Licenses must be awarded through open, non-discriminatory and transparent procedures and applications will be required to be dealt with in a timely fashion. The number of licenses may be restricted only to the extent required to ensure the efficient use of scarce resources, such as radio frequencies or numbers.

     In February 1998, the European Parliament and the Council of Ministers adopted a directive on the application of the Open Network Provision to voice telephony and on universal service.

     Despite these regulatory initiatives supporting the liberalization of the telecommunications market, most EU member states are still in the initial stages of liberalizing their telecommunications markets and establishing regulatory structures suitable for a competitive environment. For example, most EU member states have only recently established a national regulatory authority. In addition, the implementation, interpretation and enforcement of EU directives differs significantly among the EU member states. While some EU member states have embraced the liberalization process and achieved a high level of openness, others have delayed the full implementation of the directives and maintain several levels of restrictions on full competition.

     Member states of the EU are also bound as a matter of international law to comply with certain multilateral trade rules and regulations. On February 15, 1997, over 60 members of the World Trade Organization committed to open their telecommunications markets for basic telecommunications services to foreign competition and ownership and to adopt regulatory measures designed to protect foreign telecommunications providers against anticompetitive behavior by domestic public telecommunications operators. For most signatories to this World Trade Organization Telecommunications Agreement, these commitments took effect on February 5, 1998 (including the EU member states). We believe that the World Trade Organization Telecommunications Agreement will contribute to the creation of a more competitive environment internationally. Specifically, it will result in downward pressure on call termination charges outside the EU. For a discussion of the regulatory risks involved, see "Risk

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Factors -- Delays in regulatory liberalization in EU member states could adversely affect our service offerings in those countries."

     As a multinational telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Local laws and regulations and the interpretation of such laws and regulations differ significantly among the jurisdictions in which we operate. For a discussion of the regulatory risks we face, see "Risk Factors -- Delays in regulatory liberalization in EU member states could adversely affect our service offerings in those countries."

     We are in the process of reviewing the licenses, permits and authorizations that we obtained through our acquisition of NetSource and Esprit Telecom. It may be possible for us to use certain of these licenses to provide services through our Carrier Services, Business Services or Access Services lines of business.

  GTS CARRIER SERVICES

     HERMES RAILTEL

     A summary discussion of the regulatory framework in certain countries where Hermes Railtel has developed and is developing its network is set forth below. This discussion is intended to provide a general outline, rather than a comprehensive discussion, of the more relevant regulations and current regulatory posture of the various jurisdictions.

     National authorities in individual member states of the EU are responsible for regulating the construction and operation of telecommunications infrastructure. We believe that the adoption of the Full Competition Directive and the various related directives adopted by the European Parliament and the Council of the EU have resulted in the removal of most regulatory barriers to the construction and operation of telecommunications infrastructure in the countries of the EU where we currently operate.

     Hermes Railtel requires licenses, authorizations or registrations in almost all countries to operate the network. Licenses, authorizations or registrations have been obtained in Belgium, France, Germany, Italy, Luxembourg, The Netherlands, Spain, Sweden, Switzerland, the UK and the United States. No license or authorization is required to operate a network in Denmark. Hermes Railtel intends to file applications in other countries in anticipation of service launch in accordance with the network roll-out plan.

     Belgium. Belgium has implemented the "alternative infrastructure" provider provision of the Full Competition Directive. Most of the EC telecommunications liberalization package was adopted at the end of December 1997. The implementing legislation (Royal Decrees) regarding the licensing regimes for the provision of voice telephony services and the establishment of public network infrastructure was approved by the Council of Ministers at the end of June 1998. The official publication and the entry into force of that implementing legislation took place in July 1998. Until such entry into force, the Belgian Telecommunication Authority continued to work with the system of provisional licenses. Hermes Railtel obtained, through a wholly owned subsidiary, a license in February 1997 from the Belgian regulatory authority to build infrastructure between major Belgian population centers and the relevant border crossings. Hermes Railtel also had an authorization to provide liberalized services using alternative infrastructure. The liberalization legislation requires all previously licenced operators to apply for new licenses or authorizations. Hermes Railtel applied for a new license in October 1998 and was granted its license to build and operate its network under the new regulatory framework on January 26, 1999.

     Denmark. With the liberalization of infrastructure as of July 1, 1997, Denmark has fully liberalized its telecommunications markets in accordance with the requirements of the relevant EC Directives. According to the Danish rules, Hermes Railtel will not require any regulatory approval in order to install or operate the network in Denmark.

     France. A new regulatory agency, the Autorite de Regulation des Telecommunications, was established in France effective January 1, 1997. In 1996, France approved legislation to implement the Full Competition Directive and to remove all remaining restrictions on competition from January 1998. In October 1997, Hermes Railtel obtained authorization to operate its network in specific regions of France.

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In August 1998, Hermes Railtel was granted an extension of its license in order to extend its network in France to reach Italy and Spain. Such authorization requires prior notification to and approval of the Autorite de Regulation des Telecommunications of any substantial changes in the capital of Hermes Railtel or its controlling shareholder.

     Germany. Germany has approved legislation to implement the Full Competition Directive and remove all remaining restrictions on competition from August 1996. Hermes Railtel was granted a license by the German regulatory authorities on July 18, 1997. The license permits Hermes Railtel to operate the portions of the network in Germany connecting Dusseldorf, Frankfurt and Stuttgart; Dusseldorf to the Dutch border; and Stuttgart to the French border. In 1998, Hermes Railtel was granted extensions to its license to include operation of routes linking Hamburg, Hanover, Munich and Berlin and of routes to Denmark.

     Italy. Although in the past Italy has been dilatory in implementing EC liberalization measures, Italy enacted legislation on July 31, 1997 creating an independent national regulatory authority for the telecommunications and audiovisual sectors. On September 19, 1997, Italy enacted a regulation implementing all EC directives in the telecommunications sector and since then specific laws relating to licensing and interconnection and universal service have been approved. Hermes Railtel was granted a license by the Italian authorities in August 1998, enabling the development of its network in the northwest region of Italy and the offering of services in Milan.

     Luxembourg. A new Telecommunication Act entered into force in April 1997, and a Royal Decree on licensing conditions entered into force in July 1998. Hermes Railtel applied to the Luxembourg regulatory authority for a license to build and operate its network in Luxembourg in October 1998. On February 11, 1999, we were granted a license to build and operate a public telecommunications network.

     The Netherlands. On July 1, 1997, the Dutch government abolished the prohibition on the use of fixed infrastructure for the provision of public voice telephony, thereby complying with the requirements of the Full Competition Directive six months ahead of schedule. On August 1, 1996, Hermes Railtel was granted an authorization for the installation, maintenance and use of a fixed telecommunications infrastructure.

     A new Telecommunications Act came partly into force on December 15, 1998. The new Act confirms the full liberalization of the telecommunications market according to European Community standards. When the new Telecommunications Act entered into force, the authorization held by Hermes Railtel ceased to exist. Under the new Telecommunications Act, Hermes Railtel has an obligation to register its activities. A request for registration with the Dutch regulatory authority ("OPTA") was filed in February 1999 and the OPTA granted Hermes Railtel its registration as a public telecommunications operator on March 3, 1999.

     Spain. Spain was granted the right to delay in liberalizing its telecommunications market until November 30, 1998. In April 1998, Spain adopted the LGT, its new telecommunications law. The LGT was implemented through the use of secondary legislation. The LGT and the secondary legislation resulted in the full liberalization of the Spanish telecommunications market on December 1, 1998. On December 3, 1998, the Spanish regulatory authority began to issue licenses under the new regime. Hermes Railtel was granted a license to install and operate a telecommunications network in Spain on January 14, 1999.

     Sweden. Full liberalization of the Swedish telecommunications market occurred in 1993. A new Telecommunications Act was passed in 1997 to reinforce the powers of the national regulatory authority, to ensure conformity with EC Directives and to supplement the pre-existing licensing regime with a general authorization regime for certain services. Hermes Railtel registered with Swedish authorities and has been able to provide service in Sweden since July 1998.

     Switzerland. The Swiss Parliament has passed a Telecommunications Law which entered into force on January 1, 1998. Although Switzerland is not a Member
State of the EU, the effect of the law is largely to mirror the EC telecommunications liberalization directives. From that date, voice telephony monopoly was abolished and services fully liberalized. In September 1998, the Swiss regulatory authority
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granted Hermes Railtel a definitive concession (replacing an earlier provisional concession) to build and operate its network in Switzerland.

     United Kingdom. Since the elimination in 1991 of the UK telecommunications duopoly consisting of British Telecommunications and Mercury, it has been the stated goal of Oftel, the UK telecommunications regulatory authority, to create a competitive marketplace from which detailed regulation could eventually be withdrawn. The UK has already liberalized its market beyond the requirements of the Full Competition Directive, and most restrictions on competition have been removed in practice as well as in law. Hermes Railtel has received a license from the Secretary of State for Trade and Industry dated December 18, 1996 which grants it the right to run a telecommunications system or systems in the UK connected to an overseas telecommunications system and to provide international services over such systems. Like the licenses granted to other providers of international facilities-based services, the license granted to Hermes Railtel was for an initial six months' duration and thereafter is subject to revocation on one month's notice in writing. The short duration of these initial licenses was adopted for administrative convenience to facilitate reforms to the licensing regime which are expected in 1999. The Department of Trade and Industry has confirmed that it intends to replace the initial licenses with new licenses and that it would not revoke an initial license without replacing it with another license giving an equivalent authorization. The Department of Trade and Industry is currently discussing with license holders the arrangements to put these new licenses into effect. Although the Department of Trade and Industry has indicated that the new licenses are expected to be of 25 years' duration, we cannot assure you that this will be the case or that the new licenses will not contain terms or conditions unfavorable to Hermes Railtel.

     United States. Hermes Railtel was granted a license by the FCC pursuant to section 214 of the Communications Act of 1934 authorizing it to provide limited global facilities-based and global resale services (subject to the terms and conditions imposed by the law and authorization), effective October 23, 1998. The 214 authorization does not allow Hermes Railtel to offer US services to or from Hungary, Poland, the Czech Republic, Romania, Monaco, Russia, Ukraine, Kazakhstan, Uzbekistan, Azerbaijan, China and India.

     Hermes Railtel intends to file applications in other countries (including Austria, Croatia, Czech Republic, Hungary, Poland, Portugal, Slovakia and Russia) in anticipation of service launch in accordance with the Hermes Railtel network roll-out plan. With the exception of Austria and Portugal, which are members of the EU and whose laws must comply with EC Directives, these countries have not generally liberalized their telecommunications sector. We cannot assure you that they will do so in a timely manner or at all. In addition, the terms and conditions of Hermes Railtel's licenses, authorizations or registrations may limit or otherwise affect Hermes Railtel's scope of operations.

     We cannot assure you that (1) Hermes Railtel will be able to obtain, maintain or renew licenses, authorizations or registrations to provide the services it currently provides and plans to provide, (2) such licenses, authorizations or registrations will be issued or renewed on terms or with fees that are commercially viable, or (3) the licenses, authorizations or registrations required in the future can be obtained by Hermes Railtel. The loss of, or failure to obtain, these licenses, authorizations or registrations or a substantial limitation upon the terms of these licenses, authorizations or registrations could have a material adverse effect on Hermes Railtel.

     TRANSOCEANIC SERVICES

     A summary discussion of the regulatory framework in the United Kingdom, United States and France that will apply to Transoceanic Services has already been provided in the section on Hermes Railtel above. Transoceanic Services, like Hermes Railtel, will require licenses, authorizations or registrations to operate its own network in the United Kingdom, United States and France. Since Hermes Railtel has obtained similar licenses, authorizations or registrations in the United Kingdom, United States and France, Transoceanic Services will endeavor to use the same (where allowed by national licensing frameworks) in order to build its initial network, while it obtains its own licenses, authorizations and registrations. Alternatively, Transoceanic Services may seek to benefit from Hermes Railtel's licenses to the extent that they may be transferred from Hermes Railtel to GTS Carrier Services. The transfer of these licenses could be undertaken in the event that the Hermes Railtel network and Transoceanic Services can be operated under one license. Such a transfer initially may be envisaged in France where licenses may be transferred subject to ministerial approval. The regulatory framework in the United Kingdom and United States, however, would require GTS Carrier Services to obtain new licenses, authorizations or registrations.

     In addition, the terms and conditions of the licenses, authorizations or registrations may limit or otherwise affect Transoceanic Services' scope of operations. We cannot assure you that Transoceanic Services will be able to obtain such licenses, authorizations or registrations or that Transoceanic Services' operations will not become subject to other regulatory, authorization or registration requirements in the countries in which it plans to operate. For a discussion of these risks, see "Risk Factors -- Delays in regulatory liberalization in EU member states could adversely affect our service offering in those countries."

     IP SERVICES

     At present there is no general consensus on the regulatory position of IP services in Europe and the United States. At the moment IP services are generally treated as unregulated or, in some European countries, as a telecommunications service subject to minimal regulatory requirements. We cannot assure you that IP services will not be regulated in the future in Europe or the United States. We will continue to monitor regulatory developments that may impact IP services' operations.

  GTS BUSINESS SERVICES

     A summary discussion of the regulatory framework in the countries in which Business Services operates has already been provided in the section on Hermes Railtel above.

     The following discussion of GTS Business Services does not reflect the effect of the Omnicom Acquisition that we consummated on April 26, 1999. See "Summary -- Recent Developments -- Omnicom Acquisition."

     UNITED KINGDOM

     The telecommunications services which we provide through Business Services are subject to and affected by licenses issued by the United Kingdom's Department of Trade and Industry and regulations introduced by Oftel, the United Kingdom telecommunications regulatory authority. Business Services' UK subsidiary received an international simple resale license from the Department of Trade and Industry in 1993, which permitted us to provide international telecommunications services by way of resale of other carriers' facilities. In December 1996, Business Services' UK subsidiary was among the first recipients of an international facilities license, which permits us to purchase, lease or build our own international infrastructure and to interconnect to the public network. In December 1997, we were granted a domestic public telephone operator license that will enable us to build out our network and obtain more favorable interconnect terms from British Telecom.

     Business Services' UK subsidiary also holds a license issued by the U.S. Federal Communications Commission under Section 214 of the United States Communications Act of 1934, as amended. Subject to certain restrictions, the
Section 214 authorization permits us to originate and terminate facilities-based and resold private line and switched telecommunications services in the United States, including among other things, reselling international private lines interconnected at both ends to the public switched telephone network on the United States-United Kingdom route for the provision of switched services. Under the FCC's rules, such interconnected private lines may at present be used only for switched traffic that either:

          (1) originates in the United Kingdom and terminates in the United States or vice versa;

          (2) originates in the United States, the United Kingdom, Canada, New Zealand, Australia, Sweden, The Netherlands, France, Germany, Belgium, Denmark, Norway, Luxembourg, Austria,

     Switzerland, Japan, Italy, Ireland and Hong Kong and terminates in another of those countries, having been routed through the third country via private lines; or

          (3) uses the interconnected international private lines to reach a switching hub.

     This third routing arrangement, termed "switched hubbing," may involve several configurations:

          (1) traffic originates in the United States, is carried via private lines to the United Kingdom and is routed through a switch to points beyond the United Kingdom;

          (2) traffic originates in the United Kingdom, is carried over private lines to the United States, and is routed through a switch to points beyond the United States; or

          (3) traffic originates in points beyond the United States or the United Kingdom and is routed via a United States or United Kingdom switch to terminate in another country (provided that no traffic originates or terminates in a country that we are not authorized to serve). With respect to switched hubbing traffic originated or terminated on the Esprit Network at switches in EU member states other than the United Kingdom, domestic laws of such EU member states require that the leased lines be interconnected with the public switched telephone network at one end only. In addition, the FCC has not made any pronouncement about the legality of switched hubbing arrangements where the carrier in the destination country does not consent to receiving traffic indirectly from the originating country and does not realize the traffic it receives from the "hub" country is actually originating from a different country.

     GERMANY

     Our German subsidiaries have authority to provide value-added telecommunications services throughout Germany. In June 1997, we also received Type 3 and Type 4 licenses authorizing us to build, acquire and operate infrastructure and to provide public voice telephony services and to interconnect with the incumbent public telecommunications operators' network. These licenses applied initially to restricted areas within Dusseldorf but have since been expanded to the whole Dusseldorf area and to permit connection to a cable landing station in northern Germany. In addition, the acquisition of Plusnet has provided us with a national network licensed to provide point-to-point service on 55 national routes and 300 local routes. We have also been granted a carrier select code to provide Indirect Access to our retail services. We entered into an interconnect agreement with Deutsche Telekom in November 1997. Pursuant to this agreement, we interconnect with Deutsche Telekom's network in five locations, while Plusnet's network interconnects with Deutsche Telekom's network in six locations.

     NetSource received a Type 4 license and entered into interconnect agreements in February 1998.

     FRANCE

     In March 1998, our French subsidiary was granted a public voice telephony and public network operator license permitting us to serve all of France. This license permits us to provide all services, including managed bandwidth on the London-Paris ring. They also facilitate our building out the fiber optic ring to Belgium. In July 1998, our French subsidiary was granted the right to receive one of the seven available one digit access codes. After a challenge by a disappointed applicant, the Conseil d'Etat, the French high court, affirmed the ART's decision. In July 1998, our license was amended to impose certain network deployment obligations on us. We are now in the process of building out a national network.

     THE NETHERLANDS

     NetSource is qualified as a telecommunications provider and obtained a carrier selection code license in September 1997.

     BELGIUM

     The Belgian regulator, BIPT, has granted our Belgian subsidiary provisional national voice telephony and network operator licenses, and our Belgian subsidiary was the first independent operator to achieve interconnection with the incumbent public telephone operator, Belgacom. Following the recent adoption of final legislation, our Belgian subsidiary has filed an application for definitive national voice telephony and network operator licenses and expects to receive the same shortly. NetSource plans on using the Esprit Telecom licenses for its Belgian operations.

     SPAIN

     On December 3, 1998, Business Services' Spanish subsidiary was granted class B1 licenses for Madrid, Barcelona and Gerona. We were also granted similar licenses for Bilbao and Valencia. These licenses permit us to provide public telephony services and operate a network in those cities. A C1 license allowing the installation of a national network was granted on December 17, 1998.

     ITALY

     Our Italian subsidiary received a closed user group voice telephony license in May 1998. In July 1999, we received a national public-network operator license to install infrastructure and provide services on a national basis.

     IRELAND

     Through NetSource we received a general telecommunications license to operate in Ireland in December 1998.

     NORWAY

     Through NetSource, we are registered as a public telecommunications provider. We expect to enter into interconnection agreements shortly.

     DENMARK

     Under Danish rules, we do not require any regulatory approvals to install or operate a network in Denmark. Through a subsidiary of NetSource, we are registered as a public telecommunications provider. We expect to enter into interconnection agreements shortly.

     SWEDEN

     Through NetSource, we were registered as a public telecommunications provider in October 1998 and we entered into interconnection agreements in January 1999.

     LUXEMBOURG

     Through NetSource, we have applied for licenses to operate in Luxembourg.

  WHOLESALE SERVICES

     Currently, GTS-Monaco Access's telecommunications activities in Monaco require no telecommunications license. However, GTS-Monaco Access will have to comply with EU regulation to the extent it does business in EU member states or its business has an effect on trade between EU member states. The regulatory requirements established by the EU create general guidelines under which the national agencies of EU member states regulate. Accordingly, local laws and regulations may differ significantly among these jurisdictions, and the interpretation and enforcement of such laws and regulations may vary. In certain of our existing and target markets, there are laws and regulations which affect the number and types of customers which we can address. For instance, certain countries may and do require licenses for communication companies to interconnect to the public network to originate traffic.

     In addition, one of the services provided by GTS-Monaco Access is a form of transit service, known in the industry as "re-filing." Re-filing is the practice of routing traffic through a third country in order to take advantage of disparities in settlement rates between different countries, thereby resulting in lower overall costs on an end-to-end basis. Re-filing is prevalent in the industry even though the practice is technically in contravention of ITU regulations. In practice, because of the widespread non-observance of these regulations, such a contravention normally does not give rise to specific legal problems. However, we cannot assure you that GTS-Monaco Access's re-filing services might not be disrupted or be the subject of legal process at some time in the future. We are currently reviewing licenses we will need in connection with our transfer of business of GTS-Monaco Access to the U.K.

  ACCESS SERVICES

     Access Services has been granted Type 3 (infrastructure) and Type 4 (voice telephony) licenses authorizing it to serve seven major cities in Germany. In April 1999, we were granted licenses authorizing us to install local access networks and to provide voice telephony services in Geneva and Zurich. We are currently evaluating Access Services' ability to build out fiber loops and provide access services in its target metropolitan markets under existing infrastructure licenses and authorizations to provide telephony services held by our Business Services line of business.

     Our determination as to which markets we may enter will depend in part on our evaluation of the regulatory regime in such market. The detailed regulation varies from country to country. Delays in receiving required regulatory approvals and licenses, or the enactment of adverse regulations or regulatory requirements, may delay or prevent us from entering a particular market or offering our services in any European market, restrict the types of services offered by us, constrain our deployment of its networks or otherwise adversely affect our operations.

     We cannot assure you that Access Services will be able to obtain the necessary regulatory approvals on a timely basis or that we will not otherwise be affected by regulatory developments, either of which may have a material adverse effect on us.

  GOLDEN TELECOM

     Telecommunications operators in Russia are regulated by Goskomsvyaz, the successor of the Russian Ministry of Communications, and its subordinated bodies, Gossvyaznadzor and the State Radio Frequency Commission. As a practical matter, these telecommunications authorities as well as certain other regional and local authorities, generally regulate telecommunications operators in their jurisdictions through their power to issue licenses and permits and conduct periodical compliance inspections.

     The Communications Law sets out a legal and regulatory framework for the sector. It also sets forth general principles for the right to carry on telecommunications activities, describes government involvement in telecommunications regulation and operation, establishes the institutional framework involved in regulation and administration of telecommunications, and deals with various operational matters, such as ownership of networks, protection of fair competition, interconnection, privacy and liability. Separate legislation and administrative regulations implement this institutional framework.

     Goskomsvyaz issues licenses to provide telecommunications services on the basis of a decision by the Licensing Commission at Goskomsvyaz. Goskomsvyaz has generally issued no new licensing regulations since the enactment of the Communications Law, and in practice Goskomsvyaz continues to issue licenses based on general regulations applicable to any licensing activity in Russia, except to the extent such regulations have been modified by licensing regulations with respect to cellular services. According to the general licensing regulations, licenses for rendering telecommunications services may be issued and renewed for periods which range from 3 to 10 years and several different licenses may be issued to one person. Under the recently enacted cellular licensing regulations, licenses for rendering cellular services may be issued only on the basis of a competitive tender for longer periods ranging from five to 15 years. Once the licenses are received, the licensee is required to register its right to hold and operate under the license with Gossvyaznadzor, the national authority responsible for monitoring compliance with regulatory and technical norms. Renewals may be obtained upon application to Goskomsvyaz and verification by appropriate government authorities that the licensee has conducted its activities in accordance with the licenses. Officials of Goskomsvyaz has broad discretion with respect to both the issuance and renewal procedures. The Communications Law and general licensing regulations provide that a license may not be transferred or assigned to another holder. Cellular service licenses obtained through competitive tender are freely assignable.

     Regional authorities also exercise influence in the issuance of AMPS licenses, partly because AMPS has been designated a "regional standard." In August 1995, the Russian government created Svyazinvest, a holding company, to hold the federal government's interests in the majority of Russian local telecommunications operators. In addition, entities such as Svyazinvest at the federal level, as well as other entities in Moscow and St. Petersburg and other administrative regions within Russia exercise significant control over their respective local telephone networks and may therefore affect the licensing process.

     Telecommunications laws and regulations in Ukraine, while relatively less developed and less comprehensive, are similar in many respects to those of Russia, but are subject to greater risks and uncertainties. Regulations currently prohibit foreign entities from directly owning more than 49% of any telecommunications operating company. Our Ukrainian joint venture agreements provide Golden Telecom with the option of purchasing an additional 1% of the cellular network if these rules are liberalized. The Ukrainian government has imposed substantial frequency permit fees in connection with providing GSM service in Ukraine, and Golden Telecom (Ukraine) has paid a one-time $2.9 million frequency license fee on Golden Telecom (Ukraine)'s license. We cannot assure you that additional fees will not be imposed in the future upon the reissuance and/or renewal of such license or for the continued use of assigned frequencies, nor that the increase in fees will not be implemented again. Ukrainian international operators are also required to make yearly investments into PTSN as a condition of their international licenses. For a comprehensive discussion of these regulatory risks, see also "Risk Factors -- Turmoil in Russia and the CIS creates significant uncertainty for our operations."

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding ownership of GTS common stock and rights to acquire common stock by (1) stockholders that manage or own, either beneficially or of record, five percent or more of the common stock of the Company and (2) each of the selling stockholders under this prospectus. For the purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such has the right to acquire within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

     The percentage of ownership for each beneficial owner is based upon 173,799,901 shares of our common stock issued and outstanding as of August 31, 1999 and the number of warrants in common stock held by such beneficial owner. The number of shares indicated and the percentage takes into account the two-for-one common stock split approved by our board of directors during the second quarter of 1999. We effected this stock split by the distribution of a stock dividend on July 21, 1999 to holders of record of our common stock at the close of business on July 1, 1999. See "Shares Eligible for Future Sale."

     The selling stockholders may sell their shares in the over-the-counter market, in the Nasdaq National Market, in privately negotiated transactions or otherwise. Shares will be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Transferees of these stockholders or other persons acquiring shares, including brokers who borrow the shares to settle short sales of shares of the common stock, may also use this prospectus.

     The selling stockholders will receive all of the net proceeds from the sale of shares and will pay any underwriting discounts and selling commissions.

                                                                                      SHARES BENEFICIALLY
                                        SHARES BENEFICIALLY OWNED                       OWNED AFTER THE
                                         PRIOR TO SHELF OFFERING                        SHELF OFFERING
                                        --------------------------    NUMBER OF       -------------------
                                         NUMBER OF                   SHARES BEING     NUMBER OF
       NAME OF BENEFICIAL OWNER           SHARES        PERCENT        OFFERED         SHARES     PERCENT
       ------------------------         -----------   ------------   ------------     ---------   -------
Steven F. Andrews.....................   1,054,435         *          1,054,435               0        0
Christophe Beaune.....................      14,192         *             14,192               0        0
Gerard Caccappolo.....................   1,898,426       1.1          1,898,426               0        0
Laurent Desportes.....................     271,806         *            271,806               0        0
Stephane Goerlinger...................       2,184         *              2,184               0        0
Pierre Goubet.........................       3,638         *              3,638               0        0
John A. Green.........................     633,547         *            633,547               0        0
Gilles Jannez.........................       9,462         *              9,462               0        0
In Touch Telecom Europe B.V...........     313,868         *            313,868               0        0
Jean-Pierre Le Rudulier...............       8,908         *              8,908               0        0
Jan Locber............................   5,329,771       3.1          5,329,771               0        0
Peter J. Magnus.......................     762,029         *            762,029               0        0
Antonin Martenne-Duplan...............      54,148         *             54,148               0        0
Florent Martenne-Duplan...............     218,352         *            218,352               0        0
Magali Martenne-Duplan................      54,148         *             54,148               0        0
Sebastien Martenne-Duplan.............      54,148         *             54,148               0        0
Alain Nicolazzi.......................     345,704         *            345,704               0        0
Camille Nicolazzi.....................      11,382         *             11,382               0        0
Marie Nicolazzi.......................      11,382         *             11,382               0        0
Remi Nicolazzi........................      11,382         *             11,382               0        0
Eric Node-Langlois....................       4,366         *              4,366               0        0
Bruce C. Rudy.........................     527,218         *            527,218               0        0
Societe Civile Financiere des
  Marais..............................     266,952         *            266,952               0        0
Societe Civile Hesperia...............     261,676         *            261,676               0        0

                                                                                      SHARES BENEFICIALLY
                                        SHARES BENEFICIALLY OWNED                       OWNED AFTER THE
                                         PRIOR TO SHELF OFFERING                        SHELF OFFERING
                                        --------------------------    NUMBER OF       -------------------
                                         NUMBER OF                   SHARES BEING     NUMBER OF
       NAME OF BENEFICIAL OWNER           SHARES        PERCENT        OFFERED         SHARES     PERCENT
       ------------------------         -----------   ------------   ------------     ---------   -------
Societe Civile Nicom
Investissements.......................   1,862,550       1.1          1,862,550               0        0
Societe Civile Spi & Ailes............      11,646         *             11,646               0        0
John A. Shearing......................     527,218         *            527,218               0        0
H. Brian Thompson.....................     736,056         *            736,056               0        0
Nationale Maatschappij der Belgische
  Spoorwegen/Societe Nationale des
  Chemins de Fer Belge................   2,150,380       1.2          2,150,380               0        0
Jan G. deWispelaere...................     527,218         *            527,218               0        0
Phillippe Ait Yahia...................     211,324         *            211,324               0        0
Samuel Ait Yahia......................      11,644         *             11,644               0        0

---------------

* Less than one percent.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR NOTES DUE 2005

     Concurrently with the initial public offering, we offered $105 million of 9 7/8% notes. The notes were issued pursuant to an indenture between us and The Bank of New York as trustee, dated February 10, 1998. The notes mature in 2005 and bear interest, payable semi-annually, at 9 7/8% per annum. The indenture governing the notes does not provide for a sinking fund. The notes are subject to redemption at any time on or after February 15, 2002, at our option, in whole or in part, at declining redemption prices set forth in the indenture governing the notes. Notwithstanding the foregoing, during the first three years after the date of the indenture, we will be permitted to redeem up to 33 1/3% of the aggregate principal amount of the notes with the net proceeds of any public equity offerings or strategic equity investments at 109.875% of the principal amount thereof. We placed net proceeds of U.S.$19.6 million from the offering of the notes representing funds that, together with the proceeds from the investment thereof, are sufficient to pay the first four scheduled interest payments (but not additional interest) on the notes, into an escrow account to be held by The Bank of New York as trustee for the benefit of the holders of the notes. We granted to the trustee for the benefit of the holders, a first priority and exclusive security interest in the escrow account and the proceeds thereof. Funds will be disbursed from the escrow account for interest payments (but not additional interest) on the notes. Pending such disbursement, all funds contained in the escrow account are invested in cash equivalents.

     Upon a change of control of GTS, or in the event of asset sales (as defined in the related indenture) in certain circumstances, we are required by the terms of the indenture to make an offer to purchase the outstanding notes at a purchase price equal to 101% and 100%, respectively, of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase.

     Our indebtedness evidenced by the 9 7/8% notes ranks pari passu in right of payment with all of our other existing and future unsubordinated indebtedness and senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the 9 7/8% notes. The indenture governing the notes contains a number of covenants restricting our operations and our restricted group members, including those restricting: the incurrence of indebtedness; the making of restricted payments unless no default or event of default exists, our leverage ratio does not exceed 6.0 to 1.0 and such restricted payments do not exceed the basket; transactions with stockholders and affiliates; the incurrence of liens; sale-leaseback transactions; issuances and sales of capital stock of subsidiaries; the incurrence of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; consolidation, merger or sale of substantially all of our assets; and requiring the purchase of notes, at the option of the holder, upon the occurrence of a change of control and certain asset sales.

     The events of default under the indenture governing the 9 7/8% notes include provisions that are typical of senior debt financings, including a cross-acceleration to a default by us or any restricted group member on any indebtedness that has an aggregate principal amount in excess of certain levels. Upon the occurrence of such an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding notes may immediately accelerate the maturity of all the notes as provided in the related indenture.

THE CONVERTIBLE BONDS

     In July, 1997, we issued $144.8 million principal amount of senior subordinated convertible bonds. The convertible bonds were initially issued under an indenture dated as of July 14, 1997 between us and The Bank of New York, as trustee, registrar and paying, conversion and transfer agent. The convertible bonds mature on June 30, 2000. At December 31, 1998, U.S.$117.6 million aggregate principal amount of the convertible bonds was outstanding. An aggregate principal amount of U.S.$27.2 million had been converted at that date into shares of a common stock. The conversion price of the convertible bonds is U.S.$20 per share.

     The convertible bonds bear interest payable at the rate of 8.75% per annum from and including the date of their issuance. Interest is payable semiannually in arrears on July 15 and January 15 of each year commencing January 15, 1998. The convertible bonds are redeemable at our option, in whole but not in part on or after the second anniversary of a complying public equity offering, at the principal amount thereof plus accrued interest to the redemption date. The initial public offering in February 1998 constituted a complying public equity offering.

     Upon the occurrence of a change of control, we will be obligated to make an offer to purchase all of the outstanding convertible bonds at a purchase price equal to 113.5%, (if the date of such purchase occurs after June 30, 1998 but on or before June 30, 1999) or 121.0%, (if the date of such purchase occurs after June 30, 1999), as applicable, of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

DEBENTURES DUE 2010

     On July 8 and July 22, 1998, we issued approximately U.S.$466.9 million of debentures. The debentures will mature on July 1, 2010 and are unsecured senior subordinated obligations of GTS. In the event of our change of control, holders of the debentures will have the right to require us to purchase such holder's debentures at a price equal to 100% of the principal amount plus accrued interest. The debentures will bear interest payable semiannually at a rate of 5 3/4% per annum.

     Each debenture will be convertible into such number of shares of our common stock as is equal to the principal amount of such debenture divided by U.S.$55.05. We covenanted that at all times we will cause there to be authorized and reserved for issuance upon conversion of the debenture such number of shares of our common stock as would be issuable upon conversion of all the debentures then outstanding. The debentures are subordinated to all existing and future senior indebtedness of GTS and to all current and future obligations of our subsidiaries, including trade obligations. The debentures rank pari passu with the convertible bonds.

     We, at our option, may elect to redeem all or a portion of the debentures commencing on July 1, 2001, at redemption prices beginning at 104.025% of principal amount for the twelve-month period commencing July 1, 2001 declining to par at July 1, 2008 and thereafter.

HERMES RAILTEL NOTES

     Hermes Railtel sold U.S.$265 million aggregate principal amount of notes in August 1997. These notes have a ten year maturity and are unsecured, senior obligations of Hermes Railtel. Hermes Railtel placed approximately $56.6 million of the net proceeds in escrow for the first two years' interest payments on the notes. The notes were issued pursuant to an indenture containing certain covenants for the benefit of the holders of the notes, including, among other things, covenants limiting the incurrence of indebtedness, restricted payments, liens, payment restrictions affecting certain subsidiaries and joint ventures, transactions with affiliates, assets sales and mergers. The notes are redeemable in whole or part, at the option of Hermes Railtel at any time on or after August 15, 2002 at a price ranging from 105.75% to 100.0% of the principal amount.

     A portion of the notes are also redeemable at any time or from time to time prior to August 15, 2000 at a redemption price equal to 111.5% of the principal amount of the notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings or strategic equity investments resulting in aggregate gross cash proceeds to Hermes Railtel of at least U.S.$75 million. In the event of a change of control of Hermes Railtel, holders of the notes have the right to require Hermes Railtel to purchase such holder's notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest thereon to the date of repurchase.

NEW HERMES RAILTEL NOTES

     On December 21, 1998, Hermes Railtel sold U.S.$200 million aggregate principal amount of U.S. dollar notes and Euro 85 million aggregate principal amount of Euro denominated notes. This transaction closed on January 4, 1999. The U.S. dollar notes have a ten year maturity, and the Euro denominated notes have a seven year maturity. The notes are unsecured, senior obligations of Hermes Railtel. The notes were issued pursuant to two indentures among Hermes Railtel and The Bank of New York as trustee, both dated January 4, 1999, which are substantially similar to the indenture governing the notes sold in August 1997 by Hermes Railtel. Both indentures dated January 4, 1999, contain certain covenants made by Hermes Railtel for the benefit of the holders of the notes, including, among other things, covenants limiting the incurrence of indebtedness, restricted payments, liens, payment restrictions affecting certain subsidiaries, transactions with affiliates, asset sales and mergers. The U.S. dollar notes are redeemable in whole or in part, at the option of Hermes Railtel at any time on or after January 15, 2004 at a price ranging from 105.188% to 100.0% of the principal amount. The Euro denominated notes are redeemable in whole or in part, at the option of Hermes Railtel at any time on or after January 15, 2003 at a price ranging from 105.188% to 100.0% of the principal amount.

     A portion of the notes are also redeemable at any time prior to or from time to time prior to January 15, 2002 at a redemption price equal to 110.375% of the principal amount of the notes so redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption with the net cash proceeds of one or more public equity offerings or strategic equity investments resulting in aggregate gross cash proceeds to Hermes Railtel of at least U.S.$75 million, provided, however, that following such redemption at least two-thirds of the principal amount of each of the original U.S. dollar notes and Euro notes remain outstanding. In the event of a change of control of Hermes Railtel or us, holders of the notes have the right to require Hermes Railtel to purchase such holder's notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest thereon to the date of repurchase.

THE ESPRIT TELECOM NOTES

     Pursuant to our acquisition of Esprit Telecom, we assumed all of Esprit Telecom's outstanding indebtedness. This includes $230,000,000 principal amount of 11 1/2% senior notes due 2007 and DM 125,000,000 principal amount of 11 1/2% senior notes due 2007 issued in December 1997. In June 1998, Esprit Telecom also issued $150,000,000 principal amount of 10 7/8% senior notes due 2008 and DM 150,000,000 principal amount of 11% senior notes due 2008. Interest on both the 1997 notes and the 1998 notes is paid semi-annually on each June 15 and December
15. We may redeem any 1997 notes, at our option, at any time on or after December 15, 2002 at 105.75% of their principal amount at maturity, plus accrued interest, declining to 100%, on or after December 2005. We may redeem any 1998 notes, at our option, at any time on or after June 15, 2003, at 105.438% of their principal amount at maturity, plus accrued interest, declining to 100% on or after December 2006. We may redeem, at our option, up to 35% of the principal amount of each series of the 1997 and 1998 notes prior to December 15, 2000 and June 15, 2001, respectively, at redemption prices equal to 111.50% of the principal amount of the 1997 notes, and 110.875% of the principal amount of the 1998 notes, in addition to other amounts. We may also redeem, at our option, the 1997 and 1998 notes, in whole but not in part, in the event of certain changes affecting UK withholding taxes or in the event definitive notes are issued at a redemption price equal to their principal amount plus accrued and unpaid interest in addition to other amounts. The 1997 and 1998 notes rank pari passu with each other and all other senior indebtedness of Esprit Telecom.

     The material terms of the indentures governing the 1997 and 1998 notes are substantially the same and contain covenants with respect to Esprit Telecom, including limitations on indebtedness, restricted payments, dividends and other payments affecting Esprit Telecom subsidiaries, the issuance and sale of capital stock of Esprit Telecom subsidiaries, transactions with stockholders and affiliates, liens, asset sales, issuances of guarantees of indebtedness by Esprit Telecom subsidiaries, sale-leaseback transactions, consolidations and mergers and provision of financial statements and reports.

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

EQUIPMENT FINANCING

     In connection with the purchase of equipment and services for certain cellular ventures in the CIS region, we entered into a credit agreement with a bank providing for up to $30.7 million financing. The facility was guaranteed by the vendor of such equipment and services, and was insured against certain political risks by the Overseas Private Investment Corporation. The loans under the facility bore interest at LIBOR plus 35 basis points, with principal and interest payments due semiannually in June and December of each year through December 15, 2002. At June 30, 1999, $14.4 million in loans were outstanding under the facility. Because of the financial condition of certain Vostok Mobile ventures, we had made some of the principal and interest payments on behalf of the ventures.

     In early September 1999, we and Golden Telecom, Inc. reached an agreement in principle with the vendor which has guaranteed the obligations under this facility. We agreed in principle with the vendor that we and the vendor will each pay, at the completion of Golden Telecom's initial public offering and on behalf of the ventures that are borrowers under the facility, one-half of the amount due under the facility, or a total of approximately $14.4 million. In addition, we agreed we would pay to the vendor $2.5 million in cash, on behalf of the borrowers, in settlement of certain accounts payable. We and the vendor made these payments on October 6, 1999 at the completion of Golden Telecom's initial public offering and, as a result, the credit facility was terminated.

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                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 270,000,000 shares of common stock, par value $0.10 per share, of which 173,799,901 shares were issued and outstanding as of August 31, 1999, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 100,000 were issued and outstanding as of August 31, 1999.

     For a discussion of the risks associated with these additional issuances of stock, see "Risk Factors -- Substantial resales of our common stock may depress our stock price and dilute stockholders' ownership interest."

     On April 23, 1999, we issued 100,000 shares of the 7 1/4% convertible preferred stock.

     In our annual shareholders meeting on June 16, 1999, we obtained approval to increase our authorized common stock from 135,000,000 shares to 270,000,000 shares. Furthermore, on June 21, 1999, we announced a two-for-one stock split, in the form of a stock dividend. The dividend was issued on July 21, 1999 to stockholders of record as of the close of business on July 1, 1999.

     The following summary of the rights, privileges, restrictions and conditions of each of the classes of shares we issue does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-laws, and to the applicable provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL.

OUR COMMON STOCK

     Holders of common stock are entitled to one vote for one share held of record on all matters upon which shareholders have the right to vote. There are no cumulative voting rights. All issued and outstanding shares of common stock are, and the offered shares, when issued and paid for, will be, validly issued, fully paid and non-assessable. Holders of common stock are entitled to all dividends that are declared from time to time by the board of directors out of funds legally available for that purpose. For more information, we refer you to "Dividend Policy." Upon dissolution, holders of common stock are entitled to share pro rata in our assets remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding.

OUR PREFERRED STOCK

     The board of directors may authorize the issuance of one or more series of preferred stock having rights, including voting, conversion and redemption rights, and preferences, including dividend and liquidation preferences, that our board of directors may determine, without further action by our stockholders.

     The issuance of preferred stock by the board of directors could adversely affect the rights of the holders common stock. For example, the issuance of preferred stock could result in a series of securities outstanding that would have preferences over the common stock with respect to dividends and in liquidation and that could, upon conversion or otherwise, have all the rights appurtenant to the common stock. As of June 30, 1999, we have authorized 200,000 shares of Series A junior participating preferred stock, par value $.0001 per share. Other than our convertible preferred stock, no other series of preferred stock has been issued. There are no issued and outstanding shares of Series A preferred stock and no Series A preferred stock is being offered by this prospectus. A right to purchase shares of Series A preferred stock, however, is attached to each share of common stock. We have authorized 200,000 shares of Series A preferred stock initially for issuance upon exercise of those rights.

     The units of Series A preferred stock that may be acquired upon exercise of the rights will be nonredeemable and subordinate to any other shares of preferred stock that we may issue. Each unit of Series A preferred stock will have a minimum preferential quarterly dividend of $.01 per unit or any higher per share dividend declared on the common stock. In the event of liquidation, the holder of a unit of Series A preferred stock will receive a preferred liquidation payment equal to the greater of $.01 per unit and the per share amount paid in respect of a share of common stock.

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

     Each unit of Series A preferred stock will have one vote, voting together with the common stock. The holders of units of Series A preferred stock, voting as a separate class, shall be entitled to elect two directors if dividends on the Series A preferred stock are in arrears for six fiscal quarters.

     In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each unit of Series A preferred stock will be entitled to receive the per share amount paid in respect of each share of common stock. The rights of holders of the Series A preferred stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the economic value of one unit of Series A preferred stock that may be acquired upon the exercise of each right is expected to approximate the economic value of one share of common stock.

OUR DEPOSITARY SHARES AND 7 1/4% CONVERTIBLE PREFERRED STOCK

     In April 1999, we issued and sold pursuant to exemptions from registration under the Securities Act, 10,000,000 depositary shares. Each depositary share represents 1/100 of a share of our 7 1/4% convertible preferred stock deposited under the deposit agreement dated as of April 23, 1999, among GTS, The Bank of New York as depositary, and all holders from time to time of depositary receipts issued under the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share is entitled, proportionately, to all the rights, preferences and privileges of the shares of 7 1/4% convertible preferred stock represented by those depositary shares (including dividend, conversion, voting, and liquidation rights), and is subject to all of the limitations of the fractional shares of 7 1/4% convertible preferred stock represented by those depositary shares. The depositary shares are evidenced by depositary receipts.

     In summary, the holders of the depositary shares

     - may convert the 7 1/4% convertible preferred stock represented by those depositary shares into our common stock,

     - are entitled to receive dividends at the rate of $0.90625 per quarter, and

     - are entitled to vote in certain circumstances.

     DTC will act as securities depositary for the depositary shares.

     The following is a summary of certain terms of the 7 1/4% convertible preferred stock. The terms of the 7 1/4% convertible preferred stock are contained in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions which shall be referred to as the "certificate of designations." This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations.

     Under the certificate of designations, 100,000 shares of 7 1/4% convertible preferred stock with a liquidation preference of $5,000 per share have been authorized for issuance. The 7 1/4% convertible preferred stock is fully paid and nonassessable, and the holders have no preemptive rights in connection with those shares. We do not expect that there will be any trading market for the 7 1/4% convertible preferred stock except as represented by the depositary shares.

     The 7 1/4% convertible preferred stock:

     - ranks junior in right of payment to all of our existing and future debt obligations and to each senior class or series of our capital stock, and pari passu or senior to all of our of the capital stock

     - has a liquidation preference of $5,000 per share ($50 per depositary share) plus accrued and unpaid dividends and additional dividends,

     - is convertible at the option of the holder into shares of our common stock at a rate of 72.46 shares of common stock per convertible preferred share (.7246 share of common stock per depository share),

     - is redeemable in whole or in part, at our option at any time on or after March 15, 2002 at the prices described below plus accrued and unpaid dividends, if any, to the redemption date.

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

     The holders of 7 1/4% convertible preferred stock (and the corresponding depositary shares):

     - will have no voting rights except as required by law and as specified in the certificate of designations unless the events described below happen, and

     - may require us, upon a change of control event, to repurchase all of a portion of such holder's convertible preferred stock (and the corresponding depositary shares).

SECTION 145 OF DGCL AND CERTAIN CHARTER PROVISIONS

     Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation). A corporation may indemnify that person if he or she is or was a director, officer, employee or agent of the corporation. A corporation may also indemnify that person if he or she is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. That person may recover the following from the corporation:

     - expenses (including attorneys' fees);

     - judgments;

     - fines; and

     - amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. Such person may recover expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders,

     - for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or

     - for any transaction from which the director derived an improper personal benefit.

     Our Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in the preceding paragraph. Our Certificate of Incorporation and our By-laws further provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.

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

     Our directors and officers are covered under directors' and officers' liability insurance policies that we maintain.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Shareholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and By-laws. Provisions of the Certificate of Incorporation and the By-laws, which are summarized below, may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest, although certain of such provisions in the By-laws are subject to final approval by our board of directors. Such provisions may also adversely affect prevailing market prices for the common stock which is discussed in the section "Risk Factors -- We have anti-takeover provisions that could delay or prevent a change in control, even if it would benefit shareholders."

     Classified Board of Directors and Related Provisions. Our Certificate of Incorporation provides that our board of directors be divided into three classes of directors serving staggered three-year terms. The classes of directors (designated class I, class II and class III) shall be, as nearly as possible, equal in number. Accordingly, one-third of our board of directors will be elected each year.

     - The terms of the initial class I directors terminated at the May 20, 1998 annual meeting of stockholders and those directors were re-elected to a three-year term terminating on the date of the 2001 annual meeting of stockholders.

     - The term of the initial class II directors terminated on the date of the 1999 annual meeting of stockholders and the directors standing for re-election at that meeting where re-elected to a three-year term terminating on the date of the 2002 annual meeting of stockholders.

     - The term of the initial class III directors terminates on the date of the 2000 annual meeting of stockholders.

     The classified board provision may prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of the board of directors until the second annual shareholders meeting following the date that party obtains the controlling interest.

     Subject to the rights of the holders of any series of preferred stock or any other class of our capital stock (other than common stock) then outstanding, directors may only be removed for cause by a majority vote of our holders of capital stock issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class.

     No Shareholder Action by Written Consent; Special Meetings. Our Certificate of Incorporation prohibits shareholders from taking action by written consent in lieu of an annual or special meeting, and thus shareholders may take action at an annual or special meeting called in accordance with our By-laws. Our Certificate of Incorporation and By-laws provide that special meetings of shareholders may only be called only by the Chairman of the board of directors, the Chief Executive Officer or a majority of the board of directors. Special meetings may not be called by the shareholders, except as permitted by the shareholder rights By-law described below.

     Amendments to the Certificate of Incorporation. The provisions of the Certificate of Incorporation described above may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote.

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

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW AND CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder.

     Section 203 further provides that under certain circumstances, business combinations are allowed, such as when:

     - the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder,

     - the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder, or

     - the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     In addition, our Certificate of Incorporation grants the board of directors the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, voting powers, dividend rate, conversion rights, redemption price, liquidation preference and other terms of the issued preferred stock without any further vote or action by the stockholders. The provisions of Section 203 of the DGCL described above and our Certificate of Incorporation, and any issuance of preferred stock with voting or conversion rights, may adversely affect your voting power and may have the effect of delaying or preventing a change of control of GTS or adversely affect the market price of our common stock.

SHAREHOLDER RIGHTS AGREEMENT AND SHAREHOLDER RIGHTS BY-LAW

     Shareholder Rights Plan. We have entered into a rights agreement. In connection with the rights agreement, our board of directors declared a distribution of one right for each outstanding share of common stock, each share of common stock offered by this prospectus and each share of our common stock issued (including shares distributed from treasury) thereafter and prior to a distribution date. Each right will entitle the registered holder, subject to the terms of the rights agreement, to purchase from us one one-thousandth of a share or a unit of Series A preferred stock at a purchase price of $75 per unit, subject to adjustment.

     Initially, the rights will attach to all certificates representing shares of outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock and the distribution date will occur upon the earlier of:

     - 10 days following a public announcement that a person or group of affiliated or associated persons (other than us, any of our subsidiaries or any of our employee benefit plans or such subsidiary) has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of common stock, and

     - 10 business days (or such later date determined by action of the board of directors prior to such time as any person makes such announcement) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of common stock.

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

The Soros associates and Alan B. Slifka and his affiliates are excluded from being an acquiring person described above under the rights agreement unless they increase the aggregate percentage of their ownership interest in us to 20%.

     Until a distribution date:

     - the rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates,

     - new common stock certificates issued after date of consummation of the offerings in July 1998 (also including shares distributed from treasury) will contain a notation incorporating the rights agreement by reference, and

     - the surrender for transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

     The rights will not be exercisable until a distribution date and will expire at the close of business on the tenth anniversary of the rights agreement unless we redeem them earlier.

     In the event that:

     - we are the surviving corporation in a merger with an acquiring person described above and shares of common stock shall remain outstanding,

     - a person becomes an acquiring person,

     - an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or

     - during such time as there is an acquiring person, an event occurs which results in that person's ownership interest being increased by more than 1% (e.g., by means of a recapitalization),

then, in each such case, each holder of a right (other than such person) will thereafter have the right to receive, upon exercise, units of Series A preferred stock (or, in some circumstances, our common stock, cash, property or other securities) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of units of Series A preferred stock issuable upon exercise of a right prior to the events described in this paragraph.

     In the event that, at any time following a stock acquisition date:

     - we are acquired in a merger or other business combination transaction and we are not the surviving corporation (other than a merger described in the preceding paragraph),

     - any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person, or

     - 50% or more of our assets or earning power is sold or transferred,

each holder of a right (other than an acquiring person) shall thereafter have the right to receive, upon exercise, common stock of the ultimate parent of such person having a value equal to two times the exercise price of the right.

     The purchase price payable, and the number of units of Series A preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock,

     - if holders of the Series A preferred stock are granted certain rights or warrants to subscribe for Series A preferred stock or convertible securities at less than the current market price of the Series A preferred stock, or

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

     - upon the distribution to the holder of the Series A preferred stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     At any time until ten business days following a stock acquisition date, either

     - 75% of our board of directors, or

     - a majority of our board of directors and a majority of the continuing directors,

may redeem the rights in whole, but not in part, at a nominal price. Immediately upon the action of a majority of our board of directors ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price. As used in the rights agreement, a continuing director means any person (other than a person attempting to acquire us or an affiliate or associate of such a person or a representative of such person or of any such affiliate or associate) who was a director prior to the date of the rights agreement and any person (other than an acquiring person or an affiliate or associate of an acquiring person or a representative of an acquiring person or of any such affiliate or associate) nominated for selection or elected to the board of directors pursuant to the approval of a majority of the continuing directors.

     At its option, either:

     - 75% of our board of directors, or

     - a majority of our board of directors and a majority of the continuing directors, may exchange each right for (1) one unit of Series A preferred stock or (2) such number of units of Series A preferred stock as will equal the spread between the market price of each unit to be issued and the purchase price of such unit set forth in the rights agreement.

     Any of the provisions of the rights agreement may be amended without the approval of either:

     - 75% of our board of directors, or

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               SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES
                       TO NON-UNITED STATES STOCKHOLDERS

     The following is a summary of the principal United States federal income and estate tax considerations with respect to the ownership and disposition of shares of our common stock by "Non-United States Holders." This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof (all as currently in effect and all of which are subject to change, possibly with retroactive effect). This summary does not address all United States federal income and estate tax consequences that may be relevant to a non-United States Holder in light of its particular circumstances or to certain Non-United States Holders that may be subject to special treatment under United States federal income tax laws, such as banks, insurance companies, tax-exempt entities and certain United States expatriates. Furthermore, the following discussion does not discuss any aspects of foreign, state or local taxation. As used herein, the term "Non-United States Holder" means a holder of common stock that for United States federal income tax purposes is not (i) a citizen or individual resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust if both: (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION.

DIVIDENDS

     Dividends that are paid by a United States corporation to a Non-United States Holder and that are not effectively connected with a trade or business carried on by such Non-United States Holder in the United States (or, if one or more of certain tax treaties apply, are attributable to a permanent establishment in the United States maintained by the Non-United States Holder) generally are subject to a 30% United States withholding tax. An exemption from such withholding exists with respect to dividends paid to Non-United States Holders by a United States corporation if at least 80% of the gross income derived by such corporation (either directly or through certain of its subsidiaries) during the applicable testing period is "active foreign business income," as defined in section 861 of the Code. Under the provisions of the Code applicable to these companies, the proportion of such company's dividends equal to such company's total gross income from foreign sources over its total gross income is exempt from United States withholding tax. At present, we believe that we qualify as such a company. However, the 80% active foreign business income test is applied on a periodic basis, and our operations and business plans may change in subsequent taxable years. Therefore, we cannot assure you of our future status as this type of company. If, for any period or periods, we fail to satisfy the applicable requirements, then, for payments made prior to January 1, 2000, the withholding agent generally would be required to withhold tax from all distributions paid on the common stock regardless of our earnings and profits. For payments made after January 1, 2000, a withholding agent may elect not to withhold on a distribution to the extent it is not paid out of current or accumulated earnings and profits, based on our reasonable estimate of the extent to which the distribution will be out of such earnings and profits. Holders could, however, apply for refunds if such common stock's share of our earnings and profits is less than the amount of the distributions. Additionally, the rate of withholding may be reduced to the extent provided by a tax treaty between the United States and the country of which the Non-United States Holder is a resident for tax purposes.

     In order to claim the benefit of an applicable tax treaty rate, a Non-United States Holder may have to file with us or our dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty. Under United States Treasury regulations currently in effect, for purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, we ordinarily will presume that dividends paid to an address in a foreign country are

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

paid to a resident of such country absent knowledge that such presumption is not warranted. However, as of January 1, 2000, a Non-United States Holder seeking a reduced rate of withholding under an income tax treaty generally would be required to provide to us a valid Internal Revenue Service Form W-8 certifying that such Non-United States Holder is entitled to benefits under an income tax treaty. The final regulations also provide special rules for determining whether, for purposes of assessing the applicability of an income tax treaty, dividends paid to a Non-United States Holder that is an entity should be treated as being paid to the entity itself or to the persons holding an interest in that entity. A Non-United States Holder who is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

     In the case of dividends that are effectively connected with the Non-United States Holder's conduct of a trade or business with the United States or, if an income tax treaty applies, attributable to a United States permanent establishment of the Non-United States Holder, the Non-United States Holder generally will be subject to regular United States income tax in the same manner as if the Non-United States Holder were a United States resident. A Non-United States corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the Non-United States corporation's "effectively connected earnings and profits," subject to certain adjustments.

GAIN ON DISPOSITION OF OUR COMMON STOCK

     A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain realized on a sale or other disposition of common stock unless:

          (1) the gain is effectively connected with a trade or business of such Non-United States Holder in the United States or

          (2) in the case of certain Non-United States Holders who are non-resident alien individuals and hold the common stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Under the United States Treasury regulations, we must report annually to the Internal Revenue Service and to each Non-United States Holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required because the dividends were effectively connected with a trade or business in the United States of the Non-United States Holder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States Holder is a resident under the provisions of an applicable income tax treaty or agreement.

     United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to (1) dividends paid to Non-United States Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or
(2) under current law, dividends paid to a Non-United States Holder at an address outside of the United States. However, as of January 1, 2000, a Non-United States Holder will generally be subject to United States withholding tax at a 31% rate unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through a foreign intermediary.

     Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of our common stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

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

     The payment of the proceeds of the disposition of common stock to or through the United States office of a broker is subject to information reporting unless the disposing holder, under penalty of perjury, certifies its Non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a Non-United States office of a Non-United States broker. However, information reporting requirements (but probably, prior to January 1, 2000, not backup withholding) will apply to a payment of disposition proceeds outside the United States if:

          (A) the payment is made through an office outside the United States of a broker that is either

             (1) a United States person,

             (2) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

             (3) a "controlled foreign corporation" for United States Federal income tax purposes, or

             (4) effective January 1, 2000, but probably not prior to such date, a foreign broker that is (a) a foreign partnership, one or more of whose partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (b) a foreign partnership engaged at any time during its tax year in the conduct of a trade or business in the United States, and

          (B) the broker fails to maintain documentary evidence that the holder is a Non-United States Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

FEDERAL ESTATE TAX

     An individual Non-United States Holder who is treated as the owner of or has made certain lifetime transfers of an interest in our common stock will be required to include the value thereof in his gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Estates of non-resident aliens are generally allowed a statutory credit which generally has the effect of offsetting the United States federal estate tax imposed on the first $60,000 of the taxable estate.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX JURISDICTION.

                              PLAN OF DISTRIBUTION

     The shares may be sold from time to time to purchasers directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer the shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     The shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between such selling stockholders and underwriters or dealers who receive fees or commissions in connection therewith. The sale of the shares may be effected in transactions (which may involve crosses, block transactions and borrowings, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales of the common stock) (1) on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of the sale, (2) in the over-the-counter markets, (3) in transactions otherwise than on such exchange or in the over-the-counter market or (4) through the writing of options. Shares also may be delivered in connection with the issuance of securities by issuers other than GTS that are exchangeable for (whether optional or mandatory) or payable in, such shares or pursuant to which such shares may be distributed. At the time a particular offering of the shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of the shares being offered and the terms of the offering, including the name or names of any underwriter, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/ dealers. This prospectus also may be used by pledgees, donees and transferees of the selling stockholders or by other persons acquiring shares, including brokers who borrow the shares to settle short sales of shares of the common stock. In addition, the shares which qualify for sale under an applicable exemption from registration under the Securities Act may be sold pursuant to such exemption rather than this prospectus.

     To comply with the securities laws of certain jurisdictions, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provision may limit the timing of purchases and sales of any of the shares by the selling stockholders. The foregoing may affect the marketability of such securities.

     The selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify any underwriters in an underwritten offering against certain civil liabilities, including certain liabilities under the Securities Act, or we will contribute to payments the underwriters may have to make in respect thereof.

                                 LEGAL MATTERS

     The validity of our common stock offered hereby has been passed upon for us by Arnold Y. Dean, our Deputy General Counsel.

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

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. In addition, we have filed a Registration Statement on Form S-3 of which this prospectus is a part. All of the references in this prospectus to contracts, agreements and other documents are summaries of the actual documents which are contained as exhibits in the Registration Statement. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

     You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the Public Reference Room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our common stock is listed on Nasdaq and Easdaq and reports and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500 U.S.A. and the Easdaq Market Authority, Rue des Colonies 56, Brussels 1000, Belgium.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" the information we file with them, which means that:

     - documents incorporated by reference are considered part of the prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the SEC will automatically update and supersede this prospectus.

     We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed on March 23, 1999;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 1999; and

     - our Current Reports on Form 8-K filed on January 13, 1999 and March 9, 1999 and our Amendment to our Current Reports on Form 8-K/A filed on January 20, 1999.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the common stock offered by this prospectus has been sold:

     - reports filed under Sections 13(a) and (c) of the Exchange Act;

     - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     - any reports filed under Section 15(d) of the Exchange Act.

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

     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

     Global TeleSystems Group, Inc.
     4121 Wilson Boulevard
     8th Floor
     Arlington, VA 22203
     (703) 236-3100

                                    EXPERTS

     The consolidated financial statements and schedules of Global TeleSystems Group, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998 appearing in Global TeleSystems Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein which is based in part on the report of PricewaterhouseCoopers, independent accountants, and incorporated herein by reference. The consolidated financial statements and schedules referred to above are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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

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                               18,161,160 SHARES

                     [GLOBAL TELESYSTEMS GROUP, INC. LOGO]
                         GLOBAL TELESYSTEMS GROUP, INC.

                                  COMMON STOCK

                                OCTOBER 7, 1999

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